As filed with the Securities and Exchange Commission on December 19, 2006
An Exhibit List can be found beginning on page II-7
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROO Group, Inc.
(Name of small business issuer in its charter)

Delaware	7372	11-3447894
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

228 East 45th Street, 8th Floor
New York, NY 10017
(212) 661-4111
(Address and telephone number of principal executive offices)

228 East 45th Street, 8th Floor
New York, NY 10017
(Address of principal place of business)

Robert Petty
228 East 45th Street, 8th Floor
New York, NY 10017
(212) 661-4111
(Name, address and telephone number of agent for service)

Copies to:

Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value (3)	12,898,377	$2.99	$38,566,147.23	$4,126.58
Common Stock, $.0001 par value (4)	5,901,639	$2.99	$17,645,900.61	$1,888.11
Total	18,800,016	$2.99	$56,212,047.84	$6,014.69

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTC Bulletin Board on December 15, which was $2.99 per share.

(3)	Represents currently outstanding shares of the registrant’s common stock, $0.0001 par value per share, which may be offered pursuant to this registration statement.
(4)	Represents shares of common stock issuable upon exercise of outstanding warrants.

The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

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PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 19, 2006

ROO Group, Inc.
18,800,016 Shares of
Common Stock

This prospectus relates to the sale by the selling stockholders of 18,800,016 shares of our common stock, including 5,901,639 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the OTC Bulletin Board under the symbol RGRP. The closing sale price for our common stock on December 18, 2006 was $3.05 per share.

Investing in our common stock involves substantial risks.
See “Risk Factors,” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by ROO Group, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

iii

iv

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

ROO Group, Inc.

We operate as a digital media company in the business of providing products and solutions that enable the broadcast of topical video content from our customers' Internet websites. We specialize in providing the technology and content required for video to be played on computers via the Internet as well as emerging broadcasting platforms such as set top boxes and wireless devices (i.e., mobile phones and PDAs). Our core activities include the aggregation of video content, media management, traditional and online advertising, hosting, and content delivery.

We have incurred losses since our inception. For the years ended December 31, 2005 and 2004, we generated revenues of $6,619,000 and $3,937,000, respectively, and incurred net losses of $8,957,000 and $4,226,000, respectively. At September 30, 2006, we had a working capital surplus of $1,811,000 and an accumulated deficit of $23,969,000. Our auditors, in their report dated March 27, 2006, have expressed substantial doubt about our ability to continue as going concern. Effective October 3, 2005, we amended our Certificate of Incorporation to effect a one-for-50 reverse split of our issued and outstanding shares of common stock. All numerical references in this registration statement to shares of common stock, stock prices, exercise prices and conversion prices have been adjusted to post-stock split numbers.

Our principal offices are located at 228 East 45th Street 8th Floor New York, NY 10017, and our telephone number is (212) 661-4111. Our website is www.roo.com. We are a Delaware corporation.

Equity Financing

August 2006

On August 18, 2006, we entered into a Common Stock Purchase Agreement pursuant to which we sold an aggregate of 4,420,000 of shares of common stock and 2,210,000 warrants to purchase shares of common stock to 28 accredited investors (the “August 2006 Financing”). The shares of common stock were sold at a price of $1.25 per share or an aggregate of $5,250,000. Each investor was issued warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased. The warrants have an exercise price of $2.00 per share and a term of five years. The investors are not affiliates of the Company.

In connection with the August 2006 Financing, we received net proceeds of $5,019,760 after payment of placement agent fees of $460,240, legal fees of $40,000 and escrow agent fees of $5,000. In addition, the Company issued 801,369 warrants to the placement agents on the same terms as the warrants issued to the investors.

Prior to the closing of the offering, there were 13,176,436 share of common stock issued and outstanding. Upon closing of the August 2006 Financing and issuance of an aggregate of 4,420,000 shares to the investors, there were 17,596,436 shares of common stock issued and outstanding. At the date of the closing, the closing price of the Company's common stock as quoted on the OTCBB was $1.75.

The following investors were existing shareholders of the Company prior to participating in the August 2006 Financing: (i) Donald Drapkin, (ii) Gary N. Moss, (iii) LAM Opportunity Fund, LP, (iv) Lewis Opportunity Fund, LP, (v) Mathew Drapkin, (vi) Michael Hamblett, (vii) Mosaic Partners Fund, (viii) Mosaic Partners Fund (US) LP, (ix) SM Investors II, LP, (x) SM Investors Offshore Ltd. (xi) SM Investors, LP, (xii) Sovereign Capital Advisors, LLC, (xiii) Stiassni Capital Partners, LP.

November 2006

On November 14, 2006, we entered into a Securities Purchase Agreement pursuant to which we sold an aggregate of 8,378,377 shares of common stock and warrants to purchase 2,513,513 shares of common stock to 20 accredited investors (the “November 2006 Financing”). The offering closed on November 16, 2006. The shares of common stock were sold at a price of $1.85 per share or an aggregate of $15,499,997. Each investor was issued warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock purchased. The warrants have an exercise price of $3.00 per share and a term of five years.

In connection with the November 2006 Financing, we received net proceeds of $14,501,147 after payment of placement agent fees of $930,000, legal fees and expenses of $63,850, and escrow agent fees of $5,000. In addition, the Company issued 326,757 warrants to the placement agents on the same terms as the warrants issued to the investors.

Except as set forth below, none of the investors in the November 2006 are affiliates of the Company. Because Tudor Investment Corporation (“TIC”) provides investment advisory services to (i) BVI Global Portfolio Ltd. (“BVI”) which directly owns 419,815 shares in common stock and 125,945 warrants to purchase common stock, and (ii) Witches Rock Portfolio (“Witches Rock”) which owns, 2,597,374 shares in common stock and 779,212 in warrants to purchase common stock, TIC may be deemed to beneficially own the shares of Common Stock owned by BVI and Witches Rock which in the aggregate represents 14.6 % of the Company’s outstanding common stock. TIC expressly disclaims such beneficial ownership. In addition, because Paul Tudor Jones, II, is the controlling shareholder of TIC and the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C (“TPT”) which owns directly 226,054 shares in common stock and 67,816 warrants to purchase common stock, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT, which in the aggregate represents 15.6% of the Company’s outstanding stock. Mr. Jones expressly disclaims such beneficial ownership.

Further, Ashford Capital Partners, L.P may be considered an affiliate of the Company by virtue of its ownership of 1,548,324 shares of common stock and 464,497 warrants to purchase common stock or 7.72% of the Company’s outstanding common stock. Theodore H. Ashford, President of Ashcap. Corp, the General Partner of Ashford Capital Partners, L.P. has voting and dispositive control over the securities held by Ashford Capital Partners, L.P. In addition, Mr. Ashford as Chairman and CEO of Ashford Capital Management, Inc, the investment advisor to Hank & Co. may be deemed to beneficially own an additional 451,676 shares and 135,503 warrants to purchase common stock owned by Hank & Co. which represents 1.73% of the Company’s outstanding common stock. In addition, Mr. Ashord as member of Anvil Management Co. the General Partner of Anvil Investment Associates, L.P. may be deemed to beneficially own an additional 270,270 shares and 81,081warrants to purchase common stock owned by Anvil Investment or 1.03% of the Company’s outstanding stock.

Upon closing of the November 2006 financing and issuance of an aggregate of 8,378,377 shares to the investors, there were 25,974,813 shares of common stock issued and outstanding. At the date of the closing, the closing price of the Company's common stock as quoted on the OTCBB was $2.72

The following investors were existing shareholders of the Company prior to participating in the November 2006 Financing: (i) Gary N. Moss, (ii) Glacier Partners, LP, (iii) LAM Opportunity Fund, Ltd. and (iv) Lewis Opportunity Fund, LP.

In addition the following investors participated in both the August 2006 Financing and the November 2006 Financing: (i) Gary N. Moss, (iii) LAM Opportunity Fund, Ltd. and (iv) Lewis Opportunity Fund, LP. and acquired the following:

	August 2006 Financing		November 2006 Financing
Name	Shares	Warrants	Shares	Warrants
Gary N. Moss	15,000	7,500	10,979	3,239
Lewis Opportunity Fund, LP	160,000	80,000	206,184	61,855
LAM Opportunity Fund, Ltd.	40,000	20,000	10,032	3,610

The Offering

Common stock outstanding before the offering	26,074,813 shares[1]

Common stock offered by selling stockholders	18,800,016 shares, which includes 5,901,639 shares issuable upon exercise of outstanding warrants.

Common stock to be outstanding after the offering	31,976,452 shares[2].

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholders are entitled to exercise the warrants on a cashless basis if one year after their initial issuance, the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholders exercise the warrants on a cashless basis, we will not receive any proceeds.

OTCBB Symbol	RGRP

___________________________
1 This number represents the issued and outstanding common stock of the Company upon completion of the November 2006 Financing and issuance of 8,378,377. Upon completion of the August 2006 Financing and issuance of 4,420,000 shares of common stock, there were 17,596,436  shares of common stock outstanding..
2 Assuming exercise of outstanding warrants.

For a complete description of the control persons of each of the investors in our August 2006 Financing and November 2006 Financing is set forth in the Selling Stockholders table on page 11.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock

RISKS RELATED TO OUR BUSINESS:

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE AND WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

We have incurred losses since our inception. For the years ended December 31, 2005 and 2004, we generated revenues of $6,619,000 and $3,937,000, respectively, and incurred net losses of $8,957,000 and $4,226,000, respectively. At September 30, 2006, we had a working capital surplus of $1,811,000 and an accumulated deficit of $23,969,000. Our auditors, in their report dated March 27, 2006, have expressed substantial doubt about our ability to continue as a going concern. There can be no assurance that future operations will be profitable. Our failure to increase our revenues significantly or improve our gross margins will harm our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve, or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our products and services may decrease, which would reduce our revenues and harm our business. If we are unable to sell our products or services at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products and services from which we can derive additional revenues, our financial results will suffer.

OUR OPERATING SUBSIDIARIES HAVE LIMITED OPERATING HISTORIES AND THEREFORE WE CANNOT ENSURE THE LONG-TERM SUCCESSFUL OPERATION OF OUR BUSINESS OR THE EXECUTION OF OUR BUSINESS PLAN.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the digital media software markets in which we operate. We must meet many challenges including:

•	Establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue;

•	Establishing and maintaining adoption of our technology on a wide variety of platforms and devices;

•	Establishing and maintaining our brand name;

•	Timely and successfully developing new products, product features and services and increasing the functionality and features of existing products and services;

•	Developing services and products that result in high degrees of customer satisfaction and high levels of customer usage;

•	Successfully responding to competition, including competition from emerging technologies and solutions; and

•	Developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR ADVERTISING BUSINESS MODEL.

A significant part of our business model is to generate revenue by providing interactive marketing solutions to advertisers, ad agencies and Web publishers. The profit potential for this business model is unproven. To be successful, both Internet advertising and our solutions will need to achieve broad market acceptance by advertisers, ad agencies and Web publishers. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to contract with Web publishers that have Web sites with adequate available ad space. Further, these Web sites must generate sufficient user traffic with demographic characteristics attractive to our advertisers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Enterprises may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing direct marketing systems. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication and advertising, and demand for its solutions. We cannot assure you that demand for our new solutions will emerge or become sustainable.

OUR RESOURCES MAY NOT BE SUFFICIENT TO MANAGE OUR EXPECTED GROWTH; FAILURE TO PROPERLY MANAGE OUR POTENTIAL GROWTH WOULD BE DETRIMENTAL TO OUR BUSINESS.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected.

IF WE DO NOT SUCCESSFULLY DEVELOP NEW PRODUCTS AND SERVICES, OUR BUSINESS WILL BE HARMED.

Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenue or gross profits to offset our operating and other costs. We may successfully identify, develop and market new product and service opportunities in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments. Because the markets for our products and services are subject to rapid change, we must develop new product and service offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements.

IF USE OF THE INTERNET DOES NOT CONTINUE TO GROW, OR IF THE INTERNET INFRASTRUCTURE CANNOT SUPPORT DEMANDS PLACED ON IT BY SUCH CONTINUED GROWTH, OUR BUSINESS WILL BE HARMED.

The growth of our business depends on the continued growth of the Internet as a medium for media consumption, communications, electronic commerce and advertising, and also on the growth of the wireless data market, including the growth of devices with multimedia capability. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services, or if widespread adoption of technology to access data and multimedia content on wireless devices does not occur. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. If this were to occur, our business and financial condition would be harmed.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR PROVIDING THIRD-PARTY PRODUCTS, SERVICES OR CONTENT.

We have arrangements to offer third-party products, services, content or advertising via distribution on our Web sites. We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, or provide access to these products, services, content or advertising. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate. It is also possible that if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. While to date we have not been subject to material claims, if any potential claims do result in liability, we could be required to pay damages or other penalties, which could harm our business and our operating results.

OUR COMPETITORS MAY BE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

The market for software and services for media delivery over the Internet is relatively new and constantly changing. We expect that competition will continue to intensify. Increased competition may result in price reductions, reduced margins, loss of customers, and a change in our business and marketing strategies, any of which could harm our business. Current and potential competitors may have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services may enter the market at any time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce our revenue, margins or market share, any of which will harm our business. Other changes we have to make in response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, or release products and enhancements before they are thoroughly tested, any of which could harm our operating results and stock price.

ANY FAILURE OF OUR NETWORK COULD LEAD TO SIGNIFICANT DISRUPTIONS IN OUR SERVICES BUSINESS, WHICH COULD DAMAGE OUR REPUTATION, REDUCE OUR REVENUES OR OTHERWISE HARM OUR BUSINESS.

Our business is dependent upon providing our customers with fast, efficient and reliable services. A reduction in the performance, reliability or availability of our Web sites and network infrastructure may harm our ability to distribute our products and services to our clients, as well as our reputation and ability to attract and retain clients, customers, advertisers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Web sites and network communications, and our systems could be subject to greater vulnerability in periods of high employee turnover. A sudden and significant increase in traffic on our Web sites could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our failure to protect our network against damage from any of these events will harm our business.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide Internet users access to our websites and the websites of our customers on which we display advertising. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

WE DEPEND ON VARIOUS THIRD PARTIES TO MAINTAIN OUR COMMUNICATIONS HARDWARE AND PERFORM MOST OF OUR COMPUTER HARDWARE OPERATIONS. IF THE THIRD PARTIES' HARDWARE AND OPERATIONS FAIL, OUR BUSINESS WE BE HARMED.

Substantially all of our communications hardware and most of our computer hardware operations are operated by third parties. If any of these providers’ hardware and operations fail, our reputation and business will suffer. We do not have complete backup systems for these operations. We have a limited disaster recovery plan in the event of damage from fire, floods, hurricanes, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our operations are dependent on our ability to protect our computer systems against these unexpected adverse events. If any of the foregoing occurs, we may experience a complete system shutdown. We have service level agreements in place with some telecommunication providers. A problem with, or failure of, our communications hardware or operations could result in interruptions or increases in response times on the Internet sites of our customers. If we cannot maintain our system in the event of unexpected occurrences, make necessary modifications and/or improvements to the technology, such deficiencies could have a material adverse effect upon our business, financial condition and results of operations.

WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES. IF WE ARE UNABLE TO MAINTAIN THESE LICENSES, OUR OPERATIONS AND FINANCIAL CONDITION WILL BE MATERIALLY ADVERSELY AFFECTED.

We license technology from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. The loss of, or our inability to maintain, these licenses could result in increased costs or delay sales of our products. We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Although we do not believe that we are substantially dependent on any individual licensed technology, some of the software that we license from third parties could be difficult for us to replace. The loss of any of these technology licenses could result in delays in the license of our products until equivalent technology, if available, is developed or identified, licensed and integrated. The use of additional third-party software would require us to negotiate license agreements with other parties, which could result in higher royalty payments and a loss of product differentiation.

WE DEPEND ON CONTENT LICENSED TO US BY THIRD PARTIES. IF WE ARE UNABLE TO MAINTAIN THESE LICENSES, OUR OPERATIONS AND FINANCIAL CONDITION WILL BE MATERIALLY ADVERSELY AFFECTED.

We rely on content provided by third parties to increase market acceptance of our products and services. If third parties do not develop or offer compelling content to be delivered over the Internet, or grant necessary licenses to us or our customers to distribute or perform such content, our business will be harmed and our products and services may not achieve or sustain broad market acceptance. We rely on third-party content providers to develop and offer content in our formats that can be delivered using our server products. We also rely entirely on third-party content for the programming and content offerings. In some cases, we pay substantial fees to obtain content for these services. We cannot guarantee that third-party content providers will continue to support our technology or offer compelling content in our formats, nor can we guarantee that we will be able to secure licenses to their content or that such licenses will be available at commercially reasonable rates, to encourage and sustain broad market acceptance of our products and services. The failure to do so would materially adversely harm our business operations and financial condition.

IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY EXPERIENCE A LOSS OF REVENUE AND OUR OPERATIONS MAY BE MATERIALLY HARMED.

A portion of our software was acquired from third parties. We have not registered copyrights on any of the software we have developed. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF ROBERT PETTY OR IF WE ARE UNABLE TO SUCCESSFULLY RECRUIT QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS.

Our success depends to a significant extent upon the continued service of Robert Petty, our Chief Executive Officer and Chairman of our Board of Directors. The loss of the services of Mr. Petty could have a material adverse effect on our growth, revenues, and prospective business. We have entered into an employment agreement with Mr. Petty, the material terms of which are described beginning on page 46 of this Prospectus. We maintain key-man insurance on the life of Mr. Petty in the amount of $1,000,000. If Mr. Petty were to resign, the loss could result in loss of sales, delays in new product development and diversion of management resources, and we could face high costs and substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. In addition, in order to successfully implement and manage our business plan, we are dependent upon, among other things, successfully recruiting qualified personnel who are familiar with the specific issues facing the Internet media industry. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage our business, and skilled software engineers to further our research and development efforts. Competition for qualified personnel is intense. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

OUR DIRECTORS AND EXECUTIVE OFFICERS CONTROL A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK. THEIR INTERESTS MAY CONFLICT WITH OUR OUTSIDE STOCKHOLDERS, WHO MAY BE UNABLE TO INFLUENCE MANAGEMENT AND EXERCISE CONTROL OVER OUR BUSINESS.

As of December 13, 2006, our executive officers and directors beneficially owned approximately 14.11% of our outstanding common stock and have voting control over 63.78% of the outstanding shares of our equity. As a result, our executive officers and directors have significant influence to: elect or defeat the election of our directors, amend or prevent amendment of our articles of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

RISKS RELATED TO OUR SECURITIES:

THERE ARE A LARGE NUMBER OF SHARES THAT ARE AVAILABLE FOR FUTURE SALE; THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Pursuant to this registration statement, we are registering the resale of an aggregate of 18,800,016 shares, which shares include 5,901,639 shares issuable upon the exercise of outstanding warrants. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall and could impair our ability to raise capital by selling additional securities.

Accordingly, the mere filing of the registration statement of which this prospectus is part could have a significant depressive effect on our stock price which could make it difficult both for us to raise funds from other sources and for the public stockholders to sell their shares.

THE ISSUANCE OF PREFERRED STOCK MAY HAVE THE EFFECT OF PREVENTING A CHANGE OF CONTROL AND COULD DILUTE THE VOTING POWER OF OUR COMMON STOCK AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

Our authorized capital stock includes 20,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Series A Preferred Stock. The remaining 10,000,000 shares of authorized preferred stock is blank check preferred stock. Our Board of Directors is authorized to designate such stock with preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as they deem advisable without shareholder approval. The effect of designating and issuing additional shares of preferred stock upon the rights of our common stockholders cannot be stated until our Board determines the specific rights of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock, without further action by our shareholders. The designation and issuance of preferred stock could also have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of preferred stock may be sold to third parties that indicate that they would support the Board in opposing a hostile takeover bid. Our blank check preferred stock is not intended to be an anti-takeover measure, and we are not aware of any present third party plans to gain control of our company. Although we may consider issuing preferred stock in the future for purposes of raising additional capital or in connection with acquisition transactions, we currently have no binding agreements or commitments with respect to the issuance of any additional shares of preferred stock.

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. Over the last two completed fiscal years and subsequent quarterly periods, the market price for our common stock has ranged from $0.50 to $17.50 (adjusted to reflect a one-for-50 reverse stock split effective October 3, 2005; see “Market for Common Equity and Related Stockholder Matters on page 151 of this Prospectus). Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

IN ORDER TO APPROVE A PERSON’S ACCOUNT FOR TRANSACTIONS IN PENNY STOCKS, THE BROKER OR DEALER MUST:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 2 of this Prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders are entitled to exercise the warrants on a cashless basis if one year after the initial issuance, the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership and other information relating to the selling stockholders as of December 13, 2006. Except for Cashmere Family Trust and Highbridge International, LLC, the selling stockholders acquired their securities in our August 2006 and November 2006 financings, the material terms of which are described on page 27 of this Prospectus. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

				Shares of Common
				Stock Beneficially
				Owned
	Number of Shares of	Number of Shares		After the Offering (1)
	Common Stock	Offered
	Beneficially Owned	Pursuant to this
Name	Prior to the Offering	Prospectus	Number	Percent

033 Growth International Fund, Ltd (2)	446,706	446,706	0	0%

033 Growth Partners I, LP (3)	831,142	831,142	0	0%

033 Growth Partners II, LP (4)	308,113	308,113	0	0%

ALB Private Investments, LLC (5)	225,000	225,000	0	0%

Ashford Capital Partners, L.P. (6)	2,012,821	2,012,821	0	0%

Anvil Investment Associates, L.P. (7)	351,351	351,351	0	0%

Brad Reifler (8)	11,406	11,406	0	0%

Cashmere Family Trust (9)	120,000	100,000	20,000	<1%

Charles L. Abry (10)	185,000	120,000	65,000	<1%

Daniel Borok (11)	21,099	21,099	0	0%

Donald G. Drapkin (12)	242,000	180,000	62,000	<1%

Enable Growth Partners LP (13)	900,000	900,000	0	0%

Enable Opportunity Partners LP (14)	180,000	180,000	0	0%

Eric Singer (15)	22,487	22,487	0	0%

Gary N. Moss (16)	76,536	36,536	40,000	<1%

Glacier Partners, LP (17)	220,270	70,270	150,000	<1%

Hank & Co. (18)	587,179	587,179	0	0

Highbridge International LLC (19)	54,054	50,000	4,054	<1%

Hilary Bergman (20)	36,222	11,406	24,816	<1%

Jack Brimberg (21)	186,817	88,000	98,817	<1%

Jason Adelman (22)	77,944	12,811	65,133	<1%

Jay Tomlinson (23)	84,477	39,500	44,977	<1%

John Kaiser (24)	5,066	2,500	2,566	<1%

Kevin Fisher (25)	66,666	20,000	46,666	<1%

Lacuna Hedge Fund LLP (26)	440,931	351,351	89,580	<1%

LAM Opportunity Fund Ltd (27)	78,623	73,042	5,581	<1%

Lara Casano (28)	4,350	500	3,850	<1%

LBI Group, Inc. (29)	175,677	175,677	0	0%

Lewis Opportunity Fund, LP (30)	1,308,680	508,039	800,641	3.08%

Mathew A. Drapkin (31)	122,000	60,000	62,000	<1%

Merriman Curhan Ford & Co. (32)	186,216	186,216	0	0%

Michael Hamblett (33)	152,400	150,000	2,400	<1%

Mosaic Partners Fund (34)	154,237	96,000	58,237	<1%

Mosaic Partners Fund (US), LP (35)	91,913	54,000	37,913	<1%

Oyster Pond Partners, LP (36)	170,794	170,794	0	0%

Peter R. McMullin (37)	45,500	22,500	23,000	<1%

Phyllis M. Esposito (38)	225,000	225,000	0	0%

Pierce Diversified Strategy Master Fund, LLC, Ena (39)	120,000	120,000	0	0%

Pinnacle Equity Fund, LP(40)	342,000	342,000	0	0%

Pinnacle Opportunity Fund, LP (41)	48,000	48,000	0	0%

Proximity Fund, LP (42)	300,000	300,000	0	0%

Savvian, LLC (43)	403,569	403,569	0	0%

Shannon River Partners II, LP (44)	682,254	682,254	0	0%

Shannon River Partners Ltd. (45)	161,200	161,200	0	0%

Shannon River Partners, LP (46)	210,600	210,600	0	0%

Singer Congressional Fund LP (47)	29,680	29,680	0	0%

Singer Opportunity Fund LP (48)	118,720	118,720	0	0%

SM Investors, LP (49)	231,196	150,000	81,196	<1%

SM Investors II, LP (50)	500,074	339,300	160,774	<1%

SM Investors Offshore, Ltd. (51)	173,264	110,700	62,564	<1%

Sovereign Capital Advisors LLC (52)	360,000	120,000	240,000	<1%

Stiassni Capital Partners, LP (53)	1,125,000	375,000	750,000	<1%

The Beechwood Place LLC (54)	90,000	90,000	0	0%

The Thunen Family Trust (55)	225,000	225,000	0	0%

The Tudor BVI Global Portfolio, Ltd.(56)	545,760	545,760	0	0%

Theodore J. Marolda (57)	151,431	151,431	0	0%

Tudor Proprietary Trading, L.L.C. (58)	293,870	293,870	0	0%

Vision Opportunity Master Fund Ltd (59)	300,000	300,000	0	0%

William A. Lewis IV (60)	29,900	29,900	0	0%

Witches Rock Portfolio Ltd. (61)	3,376,586	3,376,586	0	0%

WTC-CIF Micro Ca-Cap Equity (62) Portfolio	277,500	277,500	0	0%

WTC-CTF Micro Ca-Cap Equity Portfolio (63)	1,147,500	1,147,500	0	0%

Zaykowski Partners, LP (64)	150,000	150,000	0	0%

TOTAL SHARES OFFERED		18,800,016

(1)	Assumes that all shares of common stock registered will be sold and that all shares of common stock underlying warrants will be issued and sold.
(2)
Represents: (a) 343,620 shares of common stock purchased in our November 2006 financing; and (b) 103,086 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Lawrence C. Longo has voting control of the securities held by 033 Growth International Fund, Ltd. Michael T. Vigo has dispositive power of the securities held by 033 Growth International Fund, Ltd.

(3)
Represents: (a) 639,340 shares of common stock purchased in our November 2006 financing; and (b) 191,802 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Lawrence C. Longo has voting control of the securities held by 033 Growth Partners I, LP. Michael T. Vigo has dispositive power of the securities held by 033 Growth Partners I, LP.

(4)
Represents (a) 237,010 shares of common stock purchased in our November 2006 financing; and (b) 71,103 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Lawrence C. Longo has voting control of the securities held by 033 Growth Partners II, LP. Michael T. Vigo has dispositive power of the securities held by 033 Growth Partners II, LP.

(5)
Represents: (a) 150,000 shares of common stock purchased in our August 2006 financing; and (b) 75,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Francis A Mlynarczyk, Jr., the Managing Member has voting and dispositive control over the securities held by ALB Private Investments LLC.

(6)
Represents: (a) 1,548,324 shares of common stock purchased in our November 2006 financing; and (b) 464,497 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Theodore H. Ashford, President of Ashcap. Corp., the General Partner of Ashford Capital Partners, L.P. has voting and dispositive control over the securities held by Ashford Capital Partners, L.P.

(7)
Represents: (a) 270,270 shares of common stock purchased in our November 2006 financing; and (b) 81,081 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Theodore H. Ashford, Member of Anvil Management Co., the General Partner of Anvil Investment Associates, L.P. has voting and dispositive control over the securities held by Anvil Investment Associates, L.P.

(8)
Represents shares issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2006. Mr. Reifler is a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(9)	Includes 100,000 shares issued in settlement of the milestones achieved as provided for in Undercover Media Purchase Agreement
(10)
Includes: (a) 80,000 shares of common stock purchased in our August 2006 financing; and (b) 40,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(11)
Represents: (a) 16,230 shares of common stock purchased in our November 2006 financing; and (b) 4,869 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing.

(12)
Includes: (a) 120,000 shares of common stock purchased in our August 2006 financing; and (b) 60,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(13)
Represents: (a) 600,000 shares of common stock purchased in our August 2006 financing; and (b) 300,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Mitch Levine, the Managing Member has voting and dispositive control over the securities held by Enable Growth Partners LP

(14)
Represents: (a) 120,000 shares of common stock purchased in our August 2006 financing; and (b) 60,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Mitch Levine, the Managing Member has voting and dispositive control over the securities held by Enable Growth Partners LP

(15)
Represents 22,487 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our November 2006 financing, Mr. Singer was a registered representative of Pali Captial, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(16)
Represents: (a) 15,000 shares of common stock purchased in our August 2006 financing; (b) 10,797 shares purchased pursuant in our November 2006 financing; (c) 7,500 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; and (d) 3,239 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing.

(17)
Represents: (a) 54,054 shares of common stock purchased in our November 2006 financing; and (b) 16,216 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Peter Castellanos, Managing Director, has voting and dispositive control over the securities held by Glacier Partners, LP.

(18)
Represents: (a) 451,676 shares of common stock purchased in our November 2006 financing; and (b) 135,503 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Theodore H. Ashford, Chairman and CEO of Ashford Capital Management, Inc. the investment advisor to Hank & Co. has voting and dispositive control over the securities held by Hank & Co.

(19)
Includes 50,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share with an expiration date of July 28, 2011. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LC and have voting control and investment discretion over the securities by Highbridge International LLC. Each of Highbridge Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(20)
Includes: (a) 10,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; and (b) 1,406 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our August 2006 and November 2006 financings, Ms. Bergman was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(21)
Includes: (a) 54,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; and (b) 34,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our August 2006 and November 2006 financings, Mr. Brimberg was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(22)
Includes: (a) 10,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; and (b) 2,811 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our August 2006 and November 2006 financing, Mr. Adelman was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(23)
Includes: (a) 24,500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; and (b) 15,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our August 2006 and November 2006 financings, Mr. Tomlinson was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(24)
Includes: (a) 1,500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; (b) 1,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our August 2006 and November 2006 financings, Mr. Kaiser was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(25)
Includes 20,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. At the time of our August 2006 financing, Mr. Fisher was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(26)
Represents: (a) 270,270 shares of common stock purchased in our November 2006 financing; and (b) 81,081 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Decisions regarding voting and disposition of the shares are determined by the majority vote of JK Hullett, Wink, Jones, Rawleigh Ralls, Rich O'lewry and Sandy Kesiah has voting and dispositive control over the securities held by Hank & Co.

(27)
Includes: (a) 40,000 shares of common stock purchased in our August 2006 financing; (b)10,032 shares of common stock purchased in our November 2006 financing; (c) 20,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; and (d) 3,010 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. William A. Lewis has voting and dispositive control over the securities held by LAM Opportunity Fund Ltd.

(28)
Includes 500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. At the time of our August 2006 financing, Ms. Casano was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(29)
Represents: (a) 135,136 shares of common stock purchased in our November 2006 financing; and (b) 40,541 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Steven Fleisig has voting and dispositive control over the securities held by LBI Group, Inc.

(30)
Includes: (a) 160,000 shares of common stock purchased pursuant our August 2006 financing; (b)206,184 shares of common stock purchased in our November 2006 financing; (c) 80,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; and (d) 61,855 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. William A. Lewis has voting and dispositive control over the securities held by Lewis Opportunity Fund, LP.

(31)
Includes: (a) 40,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 20,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(32)
Represents 186,216 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. Merriman Curhan Ford & Co. is a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services. John Merriman, CEO, John Hiestand, CFO and Christopher Aguilar, General Counsel share voting and dispositive control over the securities held by Merriman Curhan Ford & Co. The securities held by Merriman Curhan Ford & Co. were acquired for investment purposes.

(33)
Includes: (a) 100,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 50,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(34)
Includes: (a) 64,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 32,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Ajay Sekhand, Portfolio Manager, has voting and dispositive control over the securities held by Mosaic Partners Fund.

(35)
Includes: (a) 36,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 18,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Ajay Sekhand, Portfolio Manager, has voting and dispositive control over the securities held by Mosaic Partners Fund (US) LP.

(36)
Represents (a) 131,380 shares of common stock purchased in our November 2006 financing; and (b) 39,414 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Ajay Sekhand has voting and dispositive control over the securities held by Merriman Curhan Ford & Co.

(37)
Includes: (a) 15,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 7,500 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(38)
Represents: (a) 150,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 75,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(39)
Represents: (a) 80,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 40,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Mitch Levine, Managing Partner, has voting and dispositive control over the securities held by Pierce Diversified Strategy Master Fund LLC, Ena.

(40)
Represents: (a) 228,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 114,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. John Passios, Senior Vice President of Pinnacle Associates, Ltd, the General Partner of Pinnacle Opportunity Fund, LP has voting and dispositive control over the securities held by Pinnacle Equity Fund LP

(41)
Represents: (a) 32,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 16,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. John Passios, Senior Vice President of Pinnacle Associates, Ltd, the General Partner of Pinnacle Opportunity Fund, LP has voting and dispositive control over the securities held by Pinnacle Opportunity Fund, LP.

(42)
Represents: (a) 200,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 100,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Geoff and Steve Crosby share voting and dispositive control over the securities held by Proximity Fund, LP.

(43)
Represents: 403,569 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. Savvian LLC, is a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services. Todd J. Carter, President and CEO, and Daniel H Veatch, CFO have voting and dispositive control over the securities held by Savvian LLC. The securities held by Savvian LLC were acquired for investment purposes.

(44)
Represents: (a) 524,811 shares of common stock purchased in our November 2006 financing; (b) 157,443 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Spencer Waxman holds voting and dispositive control over the securities held by Shannon River Partners II, LP.

(45)
Represents: (a) 124,000 shares of common stock purchased in our November 2006 financing; (b) 37,200 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Spencer Waxman holds voting and dispositive control over the securities held by Shannon River Partners Ltd.

(46)
Represents: (a) 162,000 shares of common stock purchased in our November 2006 financing; (b) 48,600 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Spencer Waxman holds voting and dispositive control over the securities held by Shannon River Partners LP.

(47)
Represents 29,680 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. Eric Singer has voting and dispositive control over the securities held by Singer Congressional Fund LP. At the time of our August 2006 financing, Mr. Singer was a registered representative of Pali Capital, Inc., a registered broker-dealer. The securities held by Singer Congressional Fund LP were acquired for investment purposes.

(48)
Represents: 118,720 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. Eric Singer has voting and dispositive control over the securities held by Singer Congressional Fund LP. At the time of our August 2006 financing, Mr. Singer was a registered representative of Pali Capital, Inc., a registered broker-dealer. The securities held by Singer Opportunity Fund LP were acquired for investment purposes.

(49)
Includes: (a) 100,000 shares of common stock purchased in our August 2006 financing; and (b) 50,000 shares of common stock purchased in our August 2006 financing. Salvatore Muoio, the Managing Member of S. Muoio & Co. LLC, the General Partner of SM Investors, LP has voting and dispositive control over the securities held by SM Investors, LP.

(50)
Includes: (a) 226,200 shares of common stock purchased in our August 2006 financing; and (b) 113,100 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Salvatore Muoio, the Managing Member of S. Muoio & Co. LLC, the General Partner of SM Investors II, LP has voting and dispositive control over the securities held by SM Investors, LP.

(51)
Includes: (a) 73,800 shares of common stock purchased in our August 2006 financing; and (b) 36,900 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Salvatore Muoio, the Managing Member of S. Muoio & Co. LLC, the Investment Advisor to SM Investors Offshore, Ltd., has voting and dispositive control over the securities held by SM Investors Offshore, Ltd.

(52)
Includes: (a) 80,000 shares of common stock purchased in our August 2006 financing; and (b) 40,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Stanley Francis Tara, Manager, has voting and dispositive control over the securities held by Sovereign Capital Advisors, LLC.

(53)
Includes: (a) 250,000 shares of common stock purchased in our August 2006 financing; and (b) 125,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Nicholas C. Stiassni President/Manager of Stiassni Capital LLC, the General Partner of Stiassni Capital Partners, LP, has voting and dispositive control over the securities held by Stiassni Capital Partners, LP.

(54)
Represents: (a) 60,000 shares of common stock purchased in our August 2006 financing; and (b) 30,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Thomas Passios has voting and dispositive control over the securities held by the Beechwood Place LLC.

(55)
Represents: (a) 150,000 shares of common stock purchased in our August 2006 financing; and (b) 75,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Garret G. Thunen, Trust and Carol Thunen, trustees have voting and dispositive control over the securities held by the Thunen Family Trust.

(56)
Represents: (a) 419,815 shares of common stock purchased in our November 2006 financing; (b) 125,945 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Paul Tudor Jones II and Tudor Investment Corporation share voting and dispositive control over the securities held by The Tudor BVI Global Portfolio, Ltd.

(57)
Represents (a) 100,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; (b) 51,431 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our August 2006 and November 16, 2011 financings, Mr. Marolda was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(58)
Represents (a) 226,054 shares of common stock purchased in our November 2006 financing; and (b) 67,816 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Paul Tudor Jones II has voting and dispositive control over the securities held by Tudor Proprietary Trading, LLC.

(59)
Represents: (a) 200,000 shares of common stock purchased in our August 2006 financing; and (b) 100,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Adam Bedowitz has voting and dispositive control over the securities held by the Vision Opportunity Master Fund, Ltd.

(60)
Represents (a) 18,900 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per shares and an expiration date of August 18, 2011; (b) 11,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our August 2006 and November 16, 2011 financings, Mr. Lewis was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(61)
Represents (a) 2,597,374 shares of common stock purchased in our November 2006 financing; and (b) 779,212 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Paul Adam Bedowitz has voting and dispositive control over the securities held by Witches Rock Portfolio Ltd.

(62)
Represents: (a) 185,000 shares of common stock purchased in our August 2006 financing; and (b) 92,500 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(63)
Represents: (a) 765,000 shares of common stock purchased in our August 2006 financing; and (b) 382,500 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(64)
Includes: (a) 100,000 shares of common stock purchased in our August 2006 financing; and (b) 50,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Paul Zaykowski has voting and dispositive control over the securities held by the Zaykowski Partners, LP.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material agreement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the Selling Stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, to the extent applicable, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Company is required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “RGRP.” For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2006		Fiscal 2005		Fiscal 2004
Quarter Ended (1)	High	Low	High (2)	Low (2)	High (2)	Low (2)
March 31	$3.65	$2.35	$4.00	$2.50	$12.50	$3.50
June 30	$3.76	$1.95	$3.00	$2.00	$17.50	$3.50
September 30	$3.43	$1.35	$2.50	$0.50	$12.00	$3.00
December 31	---	---	$4.20	$0.60	$4.00	$2.50

(1)	On January 23, 2004, we changed our fiscal year end from July 31 to December 31.
(2)	Prices adjusted to reflect a one-for-50 reverse stock split effective October 3, 2005.

As of December 13, 2006, our shares of common stock were held by approximately 288 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies. The transfer agent of our common stock is Continental Stock Transfer and Trust Company.

DIVIDENDS

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which the Company's common stock is authorized for issuance as of the fiscal year ended December 31, 2005. All common stock share amounts and exercise prices in this section have been adjusted to reflect a one-for-50 reverse split effective October 3, 2005.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	1,783,050	$2.00	716,950

Total	1,783,050	$2.00	716,950

On April 1, 2004 our Board of Directors adopted a stock option plan (the “2004 Stock Option Plan”). Pursuant to this plan, which expires on April 1, 2014, incentive stock options or non-qualified options to purchase an aggregate of 1,000,000 shares of common stock may be issued, as adjusted. The plan may be administered by our Board of Directors or by a committee to which administration of the plan, or part of the plan, may be delegated by our Board of Directors. Options granted under the plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan vest in such increments as is determined by our Board of Directors or designated committee thereof. To the extent that options are vested, they must be exercised within a maximum of three months of the end of the optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan shall be determined by our Board of Directors or designated committee thereof. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

On August 23, 2005 our Board of Directors of ROO Group, Inc. increased the number of shares which may be issued under the 2004 Stock Option Plan to an aggregate of 2,500,000 shares of common stock.

As of December 31, 2005, the following options have been granted under our 2004 Stock Option Plan:

Options Issued Under 2004 Stock Option Plan
Name	Quantity	Exercise Price	Date Granted	Vest Date	Expiration Date

Robert Petty	120,000	2.00	August 23,2005	August 23, 2005	August 23, 2007
Robin Smyth	60,000	2.00	August 23,2005	August 23, 2005	August 23, 2007
Robert Petty	400,000	2.00	August 23, 2005	Not yet vested	August 23, 2007
Robin Smyth	200,000	2.00	August 23, 2005	Not yet vested	August 23, 2007
Other Staff	99,050	2.00	August 23, 2005	August 23, 2005	August 23, 2007
Other Staff	904,000	2.00	August 23,2005	Not yet vested	August 23,2007

Total	1,783,050

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

We provide topical video content, including news, business, entertainment, fashion, video games, movies, music, sport and travel video, and associated services for broadcasting video over the Internet to a global base of clients. ROO Media's delivery platform supports worldwide syndication and television-style advertising. During 2001 and 2002, ROO Media focused on developing and refining its products and solutions, and commenced the commercial selling of its solutions in late 2003. ROO Media developed a technology platform specifically designed to provide a cost effective, robust, and scaleable solution to manage and syndicate video content over the Internet. We also provide a range of online and offline advertising solutions to our clients.

RESULTS OF OPERATIONS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005

NET REVENUE

Total net revenue increased by $625,000 from $1,605,000 for the three months ended September 30, 2005 to $2,230,000 for the three months ended September 30, 2006, an increase of 39% and by $1,282,000 from $4,742,000 for the nine months ended September 30, 2005 to $6,024,000 for the nine months ended September 30, 2006, an increase of 27%. The increases are principally from the increasing sales revenue from operations.

EXPENSES

OPERATIONS. Operating expenses increased by $1,158,000 from $980,000 for the three months ended September 30, 2005 to $2,138,000 for the three months ended September 30, 2006, an increase of 118% and increased by $2,862,000 from $3,002,000 for the nine months ended September 30, 2005 to $5,864,000 for the nine months ended September 30, 2006, an increase of 95%. The increases were due to the increasing costs associated with increased revenue generation. These costs include content costs, salaries, web hosting and content delivery.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related personnel costs, and consulting fees associated with product development. Research and development expenses increased by $175,000 from $207,000 for the three months ended September 30, 2005 to $382,000 for the three months ended September 30, 2006, an increase of 85%. Research and development expenses increased by $386,000 from $513,000 for the nine months ended September 30, 2005 to $899,000 for the nine months ended September 30, 2006, an increase of 75%. The increases were due primarily to the increase in development activities associated with enhancements to our management platform which was acquired in the acquisition of Videodome Networks, Inc.

SALES AND MARKETING. Sales and marketing expenses consist primarily of expenses for sales and marketing personnel, expenditures for advertising, and promotional activities and expenses to bring our products to market. These expenses increased by $688,000 from $727,000 for the three months ended September 30, 2005 to $1,415,000 for the three months ended September 30, 2006, an increase of 95% and by $1,724,000 from $1,640,000 for the nine months ended September 30, 2005 to $3,364,000 for the nine months ended September 30, 2006, an increase of 105%. These increases were primarily due to an increase in sales and marketing personnel.

We believe that additional sales and marketing personnel and programs are required to remain competitive. Therefore, we expect that our sales and marketing expenses will continue to increase for the foreseeable future.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of expenses for management, finance and administrative personnel, legal, accounting, consulting fees, and facilities costs. These expenses increased by $1,123,000 from $913,000 for the three months ended September 30, 2005 to $2,036,000 for the three months ended September 30, 2006, an increase of 123%. The increase was due to the increase in non-cash costs of $581,000 which consists of stock based compensation expense on stock options of $452,000 and valuation on warrants for consulting services of $129,000 plus $542,000 that is primarily due to an increase in salaries for administrative support related to our increased operations. General and administrative expenses increased by $1,952,000 from $3,554,000 for the nine months ended September 30, 2005 to $5,506,000 for the nine months ended September 30, 2006, an increase of 55%. The increase was due to the increase in non-cash costs of $597,000, which consists of an increase stock based compensation expense on stock options of $1,545,000 less a decrease in preference shares of $886,000 less a decrease in warrants and options to consultants for services of $62,000, plus $1,355,000 that is primarily due to an increase in salaries providing administrative support to the increased activity of operations.

REDEMPTION PREMIUM ON CONVERTIBLE NOTE. On May 19, 2005, we applied $200,000 of the $600,000 gross proceeds from a loan from Mr. Petty to redeem $143,000 principal amount of the Company's outstanding $3,000,000 principal amount of callable secured convertible notes. The difference between the amount paid and the principal amount redeemed of $57,000 was expensed as a redemption premium on the callable secured convertible notes. On August 23, 2005 the Company repaid all outstanding amounts due pursuant to the callable secured convertible notes. As part of the payment to the noteholders $744,000 was paid as a redemption premium. The total amount of redemption premium paid for the nine months ended September 30, 2005 was $801,000.

INTEREST INCOME. Interest income increased by $17,000 from $0 for the three months ended September 30, 2005 to $17,000 for the three months ended September 30, 2006 and by $68,000 from $4,000 for the nine months ended September 30, 2005 to $72,000 for the nine months ended September 30, 2006. This increase was primarily due to an increase in our cash and cash equivalents.

 INTEREST EXPENSE, RELATED PARTY. Interest expense, related party, includes interest charges on our indebtedness to Robert Petty, our Chairman and Chief Executive Officer. The expense decreased from $32,000 for the three months ended September 30, 2005 to $0 for the three months ended September 30, 2006 and decreased from $62,000 for the nine months ended September 30, 2005 to $0 for the nine months ended September 30, 2006. The outstanding balance from loans from Mr. Petty as of December 31, 2005 was $0.

INTEREST EXPENSE, OTHER. Interest expense, other, decreased by $10,000 from $31,000 for the three months ended September 30, 2005 to $21,000 for the three months ended September 30, 2006 and decreased by $121,000 from $163,000 for the nine months ended September 30, 2005 to $42,000 for the nine months ended September 30, 2006. Interest expense, other, primarily included the interest payable to callable secured convertible note holders in 2005. On August 23, 2005 we repaid all outstanding amounts due pursuant to the callable secured convertible notes.

NET LOSS BEFORE INCOME TAXES. As a result of the factors described above, we reported a net loss before income taxes of $3,745,000 for the three months ended September 30, 2006, compared to $2,489,000 for the three months ended September 30, 2005, an increase of $1,256,000 or 50% and we reported a net loss before income taxes of $9,579,000 for the nine months ended September 30, 2006, compared to $5,952,000 for the nine months ended September 30, 2005, an increase of $3,627,000 or 61%.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

REVENUE. Total revenues increased by $2,682,000 from $3,937,000 for the year ended December 31, 2004 to $6,619,000 for the year ended December 31, 2005, an increase of 68%. The increase is principally from inclusion of revenues of acquisitions not included for the full prior year financial results and the increasing sales revenue from operations.

EXPENSES

OPERATIONS. Operations expenses increased by $1,924,000 from $2,541,000 for the year ended December 31, 2004 to $4,465,000 for the year ended December 31, 2005, an increase of 76%. The increase over the periods reflects the inclusion of operating expenses of acquisitions not fully included in the prior year results and the increasing costs associated with increased revenue generation. These expenses are primarily the costs directly associated with the generation of revenues. They include content costs, photography and production costs and printing of finished materials.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related personnel costs and consulting fees associated with product development. Research and development expenses increased by $279,000 from $322,000 for the year ended December 31, 2004 to $601,000 for the year ended December 31, 2005, an increase of 87%. The increase in research and development expenses was primarily due to the increase in development activities associated with enhancements to our management platform which was acquired in the acquisition of Videodome.com Networks, Inc.

SALES AND MARKETING. Sales and marketing expenses consist primarily of expenses for advertising, sales and marketing personnel, expenditures for advertising, and promotional activities and expenses to bring our products and services to market. These expenses increased by $1,376,000 from $841,000 for the year ended December 31, 2004 to $2,217,000 for the year ended December 31, 2005, an increase of 164%. This increase was primarily due to the inclusion of the sales and marketing expenses of acquisitions not included for the full prior year financial results and increased costs in the sales and marketing of our products.

We believe that additional sales and marketing personnel and programs are required to remain competitive. Therefore, we expect that our sales and marketing expenses will continue to increase for the foreseeable future.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of expenses for management, finance and administrative personnel, legal, accounting, consulting fees, and facilities costs. These expenses increased by $2,944,000 from $2,407,000 for the year ended December 31, 2004 to $5,351,000 for the year ended December 31, 2005, an increase of 122%. This increase was primarily due to providing administrative support to the increased activity of operations and non cash costs associated with the issuance of stock and options valued at $1,911,000 of which $750,000 were to our directors and executive officers, Robert Petty and Robin Smyth, as performance bonuses and $1,161,000 were to companies for consulting services.

NON CASH COST OF CAPITAL. During the years ended December 31, 2005 and 2004, non cash cost of capital included options issued for capital raising services which were valued using the Black-Scholes method totaling $ -0- and $512,000, respectively.

REDEMPTION PREMIUM ON CONVERTIBLE NOTE. On May 19, 2005, we applied $200,000 of the $600,000 gross proceeds from a loan from Mr. Petty (see "May 2005 Loan From Robert Petty" below under "Liquidity and Capital Resources") to redeem $143,000 principal amount of the Company's outstanding $3,000,000 principal amount of callable secured convertible notes. The difference between the amount paid and the principal amount redeemed of $57,000 was expensed as a redemption premium on the callable secured convertible notes. On August 23, 2005 the Company repaid all outstanding amounts due pursuant to the callable secured convertible notes. As part of the payment to the noteholders $744,000 was paid as a redemption premium. The total amount of redemption premium paid for the year ended December 31, 2005 was $801,000.

INTEREST INCOME. Interest Income increased by $6,000 from $1,000 for the year ended December 31, 2004 to $7,000 for the year ended December 31, 2005, an increase of 600%.

INTEREST EXPENSE, RELATED PARTY. Interest expense, related party, includes interest charges on our indebtedness to Robert Petty, our Chairman and Chief Executive Officer. The expense increased by $30,000 from $51,000 for the year ended December 31, 2004 to $81,000 for the year ended December 31, 2005, an increase of 59%. The increase is due to the increase in the principal amount of loan outstanding. The outstanding balance from loans from Mr. Petty as of December 31, 2005 was $0.

INTEREST EXPENSE, OTHER. Interest expense, other, includes the interest payable to callable secured convertible note holders. The expense increased by $118,000 from $70,000 for the year ended December 31, 2004 to $188,000 for the year ended December 31, 2005, an increase of 169%. The increase is primarily due to the increase in interest on the callable secured convertible notes outstanding for approximately four months in the year ended December 31, 2004 and eight months in the year ended December 31, 2005. On August 23, 2005 we repaid all outstanding amounts due pursuant to the callable secured convertible notes.

FINANCING FEES CONVERTIBLE NOTES. Financing fees - convertible notes is the amount the Company computed as the value of the beneficial conversion feature on the callable secured convertible notes. It also includes the discount for the value of warrants issued in connection with the callable secured convertible notes together with the placement fees payable on the drawdown of the callable secured convertible notes. The expense decreased by $315,000 from $1,074,000 for the year ended December 31, 2004 to $759,000 for the year ended December 31, 2005, a decrease of 29%. The decrease is primarily due to the decrease in the amount expensed as the value of the beneficial conversion feature on the callable secured convertible notes from $1,054,000 to $351,000, or a decrease of $703,000, for the years ended December 31, 2004 and 2005, respectively, offset by the increase in the discount for the value of the warrants and the placement fees from $20,000 to $408,000, or an increase of $388,000, for the years ended December 31, 2004 and 2005, respectively.

NET LOSS BEFORE INCOME TAXES. Net loss before income taxes was $8,765,000 for the year ended December 31, 2005, compared to a net loss of $4,162,000 for the year ended December 31, 2004, an increase of $4,603,000 or 111%. The increase in our net loss is due to the increase in activities to develop products for revenue generation, sales and marketing expenses in generating revenue and the increase in administrative expenses to support these activities, which are described above. The increase also includes the costs associated with the repayment of the callable secured convertible notes.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2006, we had working capital of approximately $1,811,000 with a cash balance of $2,269,000. Management believes that there will be an increase in overall expenses to expand the Company’s operations on a global basis during 2006. Although revenues are expected to increase, it is unclear whether additional cash resources will be required during the next twelve months. On November 14, 2006, the Company entered into a common stock purchase agreement pursuant to which the Company sold an aggregate of $15,500,000 of shares of common stock and warrants to accredited investors (See Note 7 Subsequent Events in financial statements). We may undertake additional debt or equity financings if needed to better enable us to grow and meet our future operating and capital requirements. However, we cannot guarantee that any additional equity or debt financing will be available in sufficient amounts or on acceptable terms when needed. If such financing is not available in sufficient amounts or on acceptable terms, our results of operations and financial condition may be adversely affected. In addition, equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock, and any debt financing obtained must be repaid regardless of whether or not we generate profits or cash flows from our business activities.

Net cash used in operating activities was $7,260,000 for the nine months ended September 30, 2006, compared to $3,609,000 for the nine months ended September 30, 2005, an increase of $3,651,000 or 101%. The increase in net cash used in operating activities is primarily the result of our increased expenses with our expanded operations.

Net cash used in investing activities was $852,000 for the nine months ended September 30, 2006, compared to net cash used in investing activities for the nine months ended September 30, 2005 of $443,000, an increase of $409,000 or 92%. The net cash used in investing activities increased primarily due to the investment in ROO Media Europe of approximately $90,000, the capitalization of software of $432,000 offset by the decrease in investment in VideoDome of $80,000. On January 27, 2006 ROO Media Corporation purchased 24% of ROO Media Europe Limited for $90,000. ROO Media Europe is now a wholly owned subsidiary of ROO Media Corporation.

Net cash provided by financing activities was $5,115,000 for the nine months ended September 30, 2006 compared to net cash provided by financing activities of $4,489,000 for the nine months ended September 30, 2005, a decrease in net cash provided by financing activities of $626,000 or 14%.

Below is a description of significant financings we have completed to date.

MAY 2005 LOAN FROM ROBERT PETTY

On May 18, 2005, we entered into a Note Purchase Agreement with Robert Petty, our Chairman and Chief Executive Officer. Mr. Petty loaned us $600,000 pursuant to the Note Purchase Agreement. In connection with this, we paid transaction fees totaling $92,500, which includes a $60,000 placement agent fee in connection with the sale by Mr. Petty of $600,000 principal amount of secured convertible promissory notes (described below) and $32,500 in legal fees in connection with the transaction. As evidence of the $600,000 loan and a prior existing loans from Mr. Petty totaling $500,000, we issued Mr. Petty a promissory note in the principal amount of $1,100,000. The principal sum of $1,100,000 plus interest at the rate of 10% per annum calculated beginning September 1, 2005 was re-paid by December 31, 2005. Our obligations under the promissory note were secured by a security interest in all of our assets.

On May 19, 2005, we applied $200,000 of the $600,000 gross proceeds from Mr. Petty's loan to redeem $142,857 principal amount of outstanding callable secured convertible notes. As consideration for the redemption, the holders of the callable secured convertible notes agreed not to convert any amount due under the callable secured convertible notes at a conversion price less than $0.10 per share for a 60-day period that ended on July 18, 2005.

In connection with the above loan from Mr. Petty, Mr. Petty personally sold an aggregate of $600,000 principal amount of secured convertible promissory notes to certain accredited investors. The secured convertible promissory notes were convertible into common stock held by Mr. Petty at a price of $1.25 per share. Mr. Petty's obligations under the secured convertible promissory notes were secured by the $1,100,000 principal amount promissory note payable by us to Mr. Petty. The secured convertible promissory notes accrued interest at a rate of 8% per annum.

As partial consideration for the loan from Mr. Petty, we entered into a registration rights agreement, pursuant to which we agreed to prepare and file a registration statement providing for the resale of the shares of common stock issuable upon conversion of the secured convertible promissory notes, including shares of common stock that may be issued as interest payments under the secured convertible promissory notes

JULY 2005 FINANCING

On July 18, 2005, we entered into a Securities Purchase Agreement with four accredited investors for the sale of: (i) up to $2,500,000 in callable secured convertible notes; and (ii) warrants to purchase up to 100,000 shares of common stock. On July 19, 2005, the investors provided us $550,000 of gross proceeds from the sale of $550,000 in principal amount of callable secured convertible notes and warrants to purchase 22,000 shares of our common stock.

The callable secured convertible notes allowed us to prepay them in full if we paid the investors an amount in cash equal to either: (i) 125% for prepayments occurring within 30 days of the issue date; (ii) 135% for prepayments occurring between 31 and 60 days of the issue date; or (iii) 150% for prepayments occurring after the 60th day following the issue date. As further described below under "August 2005 Equity Financing," on August 23, 2005, we prepaid all outstanding amounts under the $550,000 principal amount callable secured convertible notes and under the other outstanding callable secured convertible notes.

The warrants are exercisable until five years from the date of issuance at a purchase price of $10.00 per share. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of: (i) any securities issued as of the date of the warrants; (ii) any stock or options which may be granted or exercised under any employee benefit plan; or (iii) any shares of common stock issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement.

The exercise price of the warrants may also be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors' position. The investors have agreed to restrict their ability to exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

We are required to file a registration statement with the Securities and Exchange Commission, which will include the common stock underlying the warrants, within 30 days from receipt of a written demand from the investors for us to do so. As of the date this report was filed with the Securities and Exchange Commission the warrant holders have not demanded that we register the shares issuable upon exercise of such warrants.

AUGUST 2005 EQUITY FINANCING

On August 23, 2005, we sold 3,833,333 shares of common stock to accredited investors in a private placement pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended. The common stock was sold at a price of $1.50 per share resulting in gross proceeds of $5,750,000. $3,400,000 of the proceeds was used to prepay all of our outstanding callable secured convertible notes. In connection with the sale of the common stock, we were required to effect a 1-for-50 reverse split of our outstanding shares of common stock, which was completed on October 3, 2005.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 45 days following the closing date. If the registration statement is not filed within such time or if the registration statement is not declared effective within 120 days following the closing date, we must pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. The company has issued 191,666 shares of common stock as settlement of liquidated damages accrued and accruing through April 30, 2006. The Registration Statement was declared effective by the SEC on April 24, 2006.

Pali Capital, Inc. and Brimberg & Co. acted as placement agents in connection with the August 2005 private placement. In connection with the closing, we paid the placement agents a cash fee of $520,000, calculated as 10% of the gross proceeds up to $3,000,000 and 8% of the gross proceeds in excess of $3,000,000. In addition, we issued the placement agents warrants to purchase 383,332 shares of common stock (10% of the shares of common stock sold in the private placement) with an exercise price of $1.50 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants.

OCTOBER 2005 EQUITY FINANCING

On October 20, 2005, we sold 1,500,000 shares of common stock to accredited investors in a private placement pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended. The shares of common stock were sold at a price of $1.50 per share resulting in gross proceeds of $2,250,000.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time or if the registration statement is not declared effective within 120 days following the closing date, we must pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. The company has issued 45,001 shares of common stock as settlement of liquidated damages accrued and accruing through April 30, 2006. The Registration Statement was declared effective by the SEC on April 24, 2006.

Pali Capital, Inc. and Brimberg & Co. acted as placement agents in connection with this private placement. In connection with the closing, we paid the placement agents a cash fee of $180,000, calculated as 8% of the gross proceeds from the private placement. In addition, we issued the placement agents warrants to purchase 150,000 shares of common stock (10% of the shares of common stock sold in the private placement) with an exercise price of $1.50 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants.

DECEMBER 2005 EQUITY FINANCING

On December 28, 2005, we sold 1,701,500 shares of common stock and 680,600 warrants to purchase shares of common stock to accredited investors. The shares of common stock were sold at a price of $3.00 per share, resulting in $5,104,500 of gross proceeds. Each investor was issued warrants to purchase a number of shares of common stock equal to 40% of the number of shares of common stock purchased. The warrants have an exercise price of $4.00 per share and a term of five years.

In connection with this private placement, we agreed with the investors that within 60 days of meeting the listing requirements of The Nasdaq SmallCap Market, we will file an initial listing application for our common stock to be listed on The Nasdaq SmallCap Market and that within 60 days of meeting the listing requirements of The Nasdaq National Market, we will file an initial listing application for our common stock to be listed on The Nasdaq National Market.

We also granted investors a right to participate in subsequent financings until June 28, 2007.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. Such registration statement was filed on February 8, 2006. If the registration statement is not declared effective within 120 days following the closing date, we must pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not declared effective. The Registration Statement was declared effective by the SEC on April 24, 2006.

Pali Capital, Inc. and Brimberg & Co., both registered broker-dealers, acted as placement agents for this private placement. In connection with the closing, we paid the placement agents a cash fee of $408,360, calculated as 8% of the gross proceeds. In addition, we issued the placement agents warrants to purchase 238,700 shares of common stock (10% of the securities sold in the private placement) with an exercise price of $3.00 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants.

AUGUST 2006 FINANCING

On August 18, 2006, we entered into a Common Stock Purchase Agreement pursuant to which we sold an aggregate of 4,420,000 of shares of common stock and 2,210,000 warrants to purchase shares of common stock to 28 accredited investors (the “August 2006 Financing”). The shares of common stock were sold at a price of $1.25 per share or an aggregate of $5,250,000. Each investor was issued warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased. The warrants have an exercise price of $2.00 per share and a term of five years.

The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time or if the registration statement is not declared effective within 120 days following the closing date, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. The Company failed to fulfill its obligations to timely file the Registration Statement. To date the Company owes approximately $152,858 in liquidated damages to the investors.

Savvian LLC (“Savvian”), Burnham Hill Partners, a division of Pali Capital, Inc. ("Burnham Hill") and Brimberg & Co. financial advisors ("Brimberg"), registered broker-dealers, acted as placement agents for the sale of the Company’s common stock. In connection with the closing, the Company paid the placement agents a cash fee equal to 6% of the gross proceeds. In addition, the Company issued to the placement agents 801,369 warrants to purchase shares of our common stock with an exercise price of $1.25 per share exercisable for a period of five years. In connection with the August 2006 Financing, we received net proceeds of $5,019,760 after payment of placement agent fees of $460,240, legal fees of $40,000 and escrow agent fees of $5,000. None of the investors are affiliates of the Company.

Prior to the closing of the offering, there were 13,176,436 share of common stock issued and outstanding. Upon closing of the August 2006 Financing and issuance of an aggregate of 4,420,000 shares to the investors, there were 17,596,436 shares of common stock issued and outstanding.

NOVEMBER 2006 FINANCING

On November 14, 2006, we entered into a Securities Purchase Agreement pursuant to which we sold an aggregate of 8,378,377 shares of common stock and warrants to purchase 2,513,513 shares of common stock to 20 accredited investors (the “November 2006 Financing”). The offering closed on November 16, 2006. The shares of common stock were sold at a price of $1.85 per share or an aggregate of $15,499,997. Each investor was issued warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock purchased. The warrants have an exercise price of $3.00 per share and a term of five years.

The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed, up to a maximum of 10%. Also, if the registration statement is not declared effective within 120 days following the closing date, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is declared effective, up to a maximum of 10%, which increases to 18% if the registration statement is not declared effective within 2 years following the closing date.

Merriman Curhan Ford & Co. and Brimberg & Co., financial advisors and registered broker-dealers, acted as placement agents for the sale of the Company's common stock. In connection with the closing we paid the placement agents a cash fee of an aggregate $930,000. In addition, the Company issued to the placement agents 326,757 warrants to purchase shares of our common stock with an exercise price of $3.00 per share exercisable for a period of five years.

In connection with the November 2006 Financing, we received net proceeds of $14,501,147 after payment of placement agent fees of $930,000, legal fees and expenses of $63,850, and escrow agent fees of $5,000.

Except as set forth below, none of the investors in the November 2006 are affiliates of the Company. Because Tudor Investment Corporation (“TIC”) provides investment advisory services to (i) BVI Global Portfolio Ltd. (“BVI”) which directly owns 419,815 shares in common stock and 125,945 warrants to purchase common stock, and (ii) Witches Rock Portfolio (“Witches Rock”) which owns, 2,597,374 shares in common stock and 779,212 in warrants to purchase common stock, TIC may be deemed to beneficially own the shares of Common Stock owned by BVI and Witches Rock which in the aggregate represents 14.6 % of the Company’s outstanding common stock. TIC expressly disclaims such beneficial ownership. In addition, because Paul Tudor Jones, II, is the controlling shareholder of TIC and the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C (“TPT”) which owns directly 226,054 shares in common stock and 67,816 warrants to purchase common stock, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT, which in the aggregate represents 15.6% of the Company’s outstanding stock. Mr. Jones expressly disclaims such beneficial ownership.

Further, Ashford Capital Partners, L.P may be considered an affiliate of the Company by virtue of its ownership of 1,548,324 shares of common stock and 464,497 warrants to purchase common stock or 7.72% of the Company’s outstanding common stock. Theodore H. Ashford, President of Ashcap. Corp, the General Partner of Ashford Capital Partners, L.P. has voting and dispositive control over the securities held by Ashford Capital Partners, L.P. In addition, Mr. Ashford as Chairman and CEO of Ashford Capital Management, Inc, the investment advisor to Hank & Co. may be deemed to beneficially own an additional 451,676 shares and 135,503 warrants to purchase common stock owned by Hank & Co. which represents 1.73% of the Company’s outstanding common stock. In addition, Mr. Ashord as member of Anvil Management Co. the General Partner of Anvil Investment Associates, L.P. may be deemed to beneficially own an additional 270,270 shares and 81,081warrants to purchase common stock owned by Anvil Investment or 1.03% of the Company’s outstanding stock.

MARKET RISKS

We conduct our operations in primary functional currencies: the United States dollar, the British pound and the Australian dollar. Historically, neither fluctuations in foreign exchange rates nor changes in foreign economic conditions have had a significant impact on our financial condition or results of operations. We currently do not hedge any of our foreign currency exposures and are therefore subject to the risk of exchange rate fluctuations. We invoice our international customers primarily in U.S. dollars, except in the United Kingdom and Australia, where we invoice our customers primarily in British pounds and Australian dollars, respectively. In the future we anticipate billing certain European customers in Euros, though we have not done so to date.

We are exposed to foreign exchange rate fluctuations as the financial results of foreign subsidiaries are translated into U.S. dollars in consolidation and as our foreign currency consumer receipts are converted into U.S. dollars. Our exposure to foreign exchange rate fluctuations also arises from payables and receivables to and from our foreign subsidiaries, vendors and customers. Foreign exchange rate fluctuations did not have a material impact on our financial results in the three and nine months ended September 30, 2006 and 2005.

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure. We believe no significant concentration of credit risk exists with respect to these investments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers who are dispersed across many geographic regions. As of September 30, 2006, one customer accounted for approximately 18% of our trade accounts receivable portfolio. We routinely assess the financial strength of customers and, based upon factors concerning credit risk, we establish an allowance for uncollectible accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.

GOING CONCERN

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred net operating losses of approximately $6,015,000 for the year ended December 31, 2005, compared to $2,174,000 for the year ended December 31, 2004. Additionally, as of December 31, 2005, we had a net working capital of approximately $5,007,000 and negative cash flows from operating activities of approximately $4,917,000. Since ROO Media Corporation's inception, we have incurred losses, had an accumulated deficit, and have experienced negative cash flows from operations. The expansion and development of our business may require additional capital. This condition raises substantial doubt about our ability to continue as a going concern. Our management expects cash flows from operating activities to improve in fiscal 2006, primarily as a result of an increase in sales, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The policies discussed below are considered by our management to be critical to an understanding of our financial statements because their application places the most significant demands on our management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described below. For these policies, our management cautions that future events rarely develop as forecast, and that best estimates may routinely require adjustment.

The SEC has issued cautionary advice to elicit more precise disclosure about accounting policies management believes are most critical in portraying our financial results and in requiring management's most difficult subjective or complex judgments.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments and estimates. On an on-going basis, we evaluate our estimates, the most significant of which include establishing allowances for doubtful accounts and determining the recoverability of our long-lived assets. The basis for our estimates are historical experience and various assumptions that are believed to be reasonable under the circumstances, given the available information at the time of the estimate, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from the amounts estimated and recorded in our financial statements.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition: Revenues are derived principally from professional services, digital media management and advertising. Revenue is recognized when service has been provided. We may enter into agreements whereby we guarantee a minimum number of advertising impressions, click-throughs or other criteria on our websites or products for a specified period. To the extent these guarantees are not met, we may defer recognition of the corresponding revenue until guaranteed delivery levels are achieved.

Allowance for Doubtful Accounts: We maintain an allowance for doubtful accounts for estimated losses resulting from our customers not making their required payments. Based on historical information, we believe that our allowance is adequate. Changes in general economic, business and market conditions could result in an impairment in the ability of our customers to make their required payments, which would have an adverse effect on cash flows and our results of operations. The allowance for doubtful accounts is reviewed monthly and changes to the allowance are updated based on actual collection experience. We use a combination of the specific identification method and analysis of the aging of accounts receivable to establish an allowance for losses on accounts receivable.

Goodwill and Intangible Asset Impairment: In assessing the recoverability of our goodwill and other intangibles we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. This impairment test requires the determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets. We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (FAS 142) effective January 1, 2002, and are required to analyze goodwill and indefinite lived intangible assets for impairment on at least an annual basis.

RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting for Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“FAS 154”). FAS 154 requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment to FASB Statements No. 133 and 140” (“FAS 155”). FAS 155 simplifies the accounting for certain hybrid financial instruments containing embedded derivatives. FAS 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under FAS 133. In addition, it amends FAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial intruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. The implementation of FAS 155 is not expected to have a material impact on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140” (“FAS 156”). This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to accounting for separately recognized servicing assets and servicing liabilities. This Statement clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. FAS 156 is effective for fiscal years beginning after September 15, 2006. The implementation of FAS 156 is not expected to have a material impact on our consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Specifically, FIN 48 requires the recognition in financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Additionally, FIN 48 provides guidance on the derecognition of previously recognized deferred tax items, classification, accounting for interest and penalties, and accounting in interim periods related to uncertain tax positions, as well as, requires expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We have not completed our evaluation of adopting FIN 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“FAS 157”). FAS 157 defines fair value and establishes a framework for measuring fair value in accordance with generally accepted accounting principles. This Statement also applies to other accounting pronouncements that require or permit a fair value measure. As defined by this Statement, the fair value of an Asset or Liability would be based on an “exit price” basis rather than an “entry price” basis. Additionally, the fair value should be market-based and not an entity-based measurement. FAS 157 is effective for fiscal years beginning after November 15, 2007. The implementation of FAS 157 is not expected to have a material impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for us as of December 31, 2007. We have not completed our evaluation of the possible impact on our financial position, if any, related to implementation of SAB 108.

DESCRIPTION OF BUSINESS

BACKGROUND

ROO Group, Inc. was incorporated on August 11, 1998 under the laws of the State of Delaware as Virilitec Industries, Inc. We were formed to license and distribute a line of bioengineered virility nutritional supplements designed to enhance human male sperm count and potency. We were not successful in implementing our business plan, and after looking at other possible products to expand our product line, our management determined that it was in the best interests of our shareholders to attempt to acquire an operating company. As a result, we terminated all of our existing contracts and were inactive until we acquired ROO Media Corporation, a Delaware corporation.

ACQUISITION OF ROO MEDIA CORPORATION

On December 2, 2003, Virilitec Industries, VRLT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Virilitec Industries, ROO Media, Jacob Roth and Bella Roth, entered into an Agreement and Plan of Merger. Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, VRLT Acquisition Corp. was merged with and into ROO Media. As a result of the merger, Virilitec Industries, through VRLT Acquisition Corp., acquired 100% of the capital stock of ROO Media. All of the issued and outstanding shares of capital stock of ROO Media held by the stockholders of ROO Media were cancelled and converted into the right to receive an aggregate of 2,960,000 shares of common stock of Virilitec Industries. The separate corporate existence of VRLT Acquisition Corp. ceased, and ROO Media continued as the surviving corporation in the merger, as a wholly owned subsidiary of Virilitec Industries.

In connection with the merger, we agreed to cause the resignation of all of the members of our Board of Directors and appoint new Directors as designated by the Chairman of the Board of Directors of ROO Media. As additional consideration for the 2,960,000 shares of common stock of Virilitec Industries,

(1) ROO Media paid to Virilitec Industries $37,500 cash prior to the execution of the Agreement and Plan of Merger, (2) ROO Media paid an aggregate of $100,000 of Virilitec Industries' total $162,500 of liabilities as reflected on Virilitec Industries' balance sheet on the closing date of the merger, and (3) ROO Media paid Virilitec Industries' $62,500 debt to Jacob Roth, Virilitec Industries' former Chief Executive Officer. In connection with the $62,500 payment to Mr. Roth, ROO Media entered into an agreement to pay such debt within 90 days after the effective date of the merger, which was December 3, 2003. The $62,500 debt to Jacob Roth was paid during the first quarter of 2004.

OTHER ACQUISITIONS: REALITY GROUP PTY LTD., UNDERCOVER MEDIA PTY LTD. BICKHAMS MEDIA, INC. AND FACTORY 212 PTY LTD.

REALITY GROUP PTY LTD.

On April 30, 2004, we purchased 80 shares of the common stock of Reality Group Pty Ltd ("Reality Group") which represented 80% of the issued and outstanding common stock of Reality Group, a corporation formed under the laws of Australia, from the shareholders of Reality Group. The consideration for the Reality Group common shares was the issuance of an aggregate of 167,200 shares of our common stock. As additional consideration for the Reality Group shares, we paid an aggregate of 200,000 Australian Dollars to the Reality Group shareholders. Further, the Reality Group shareholders agreed to cause Reality Group to increase the number of directors on its Board of Directors to allow us to appoint up to four nominees to its Board.

The Reality Group shareholders also agreed to grant us an option to purchase the remaining 20 shares of the issued and outstanding common stock of Reality Group over the next two years. The terms of the option shall be negotiated in good faith. Notwithstanding this, the option is exercisable by us on July 30, 2004, January 30, 2005, July 30, 2005 and January 30, 2006, and shall expire on March 5, 2006. On October 28, 2005 the terms of the Purchase Agreement were amended as further described on page 35 of this Registration Statement.

Pursuant to the purchase agreement, we guaranteed that the Reality Group shareholders will be able to sell the shares of our common stock that they received, subject to the requirements of Rule 144, for greater than or equal to $15.00 per share for a period of twelve months after the Reality Group shareholders have satisfied the Rule 144 requirements. The foregoing guarantee was predicated upon the assumption that the Reality Group shareholders will be able to sell the greater of (a) 1/4 of their respective exchange shares per quarter of the guarantee period or (b) such maximum number of exchange shares permissible under Rule 144 per quarter of the guarantee period. If the Reality Group shareholders do not sell their quarterly allotment during any one quarter of the guarantee period, the guarantee shall not be effective for the number of shares not sold during that quarter.

During the guarantee period, the Reality Group shareholders have the option to buy back an aggregate of 29 Reality Group shares, or such number of shares as shall decrease our ownership percentage in Reality Group to 51%. The consideration for such buy-back shares shall be 2,280 shares of our common stock for each share of Reality Group common stock. The earliest date for exercising this buy-back provision is September 1, 2004. On October 28, 2005 the terms of the Purchase Agreement were amended as further described on page 35 of this Registration Statement.

In the event that the Reality Group shareholders are not able to sell their shares of our common stock for greater than or equal to $15.00 per share during the guarantee period, a share variance shall be determined based on the difference between (a) the number of exchange shares to be sold multiplied by $15.00 per share and (b) the number of exchange shares to be sold multiplied by the closing sale price of the exchange shares on the trading day immediately prior to the day that a Reality Group shareholder notifies us of its enforcement of the guarantee. In the event that a Reality Group shareholder enforces the guarantee, we, in our sole discretion, may pay the share variance to the Reality Group shareholder in one of the following ways: (1) in cash; (2) we shall authorize the escrow agent (as defined in the purchase agreement) to return to the Reality Group shareholders on a pro rata basis that amount of shares, based on a share valuation of $20,900 per Reality Group ordinary share, that shall constitute the share variance; or (3) if mutually agreeable to the Reality Group shareholders, in shares of our common stock based on the average closing sale price of shares of our common stock during the previous 15 trading days. To ensure the guarantee, we agreed to not offer or negotiate, either in writing or orally, the sale of the Reality Group shares or any Reality Group option shares acquired by us with any other party during the guarantee period.

If during the guarantee period: (a) we undergo a voluntary or involuntary dissolution, liquidation or winding up; (b) our shares of common stock cease trading for more than 15 business days; or (c) the quotation of our common stock is removed or suspended from the Over-the-Counter Bulletin Board for a continuous period of greater than 30 days (other than as a consequence of the quotation of our securities on an internationally recognized stock exchange), then the following shall occur: (1) the Reality Group shares shall revert back to the Reality Group shareholders; (2) the shares of our common stock exchanged for 80% of the Reality Group shares shall revert back to us; (3) the option shall be revoked; and (4) our nominees to the Reality Group's Board of Directors shall immediately resign.

Pursuant to the terms of the purchase agreement, each Reality Group shareholder agreed to not, unless permitted by our Board of Directors, sell more than 25% of their exchange shares during any three-month period for a period of two years after the effective date of the purchase agreement. Furthermore, each Reality Group shareholder granted to us a right of first refusal with respect to the purchase of the Reality Group shareholders' exchange shares for a period of one year after the first date on which the exchange shares are eligible for sale by the Reality Group shareholders in accordance with Rule 144 or any other applicable legislation, regulation or listing rule. If we elect to purchase the shares, such shares shall be purchased at the highest closing sale price for the period commencing on the trading day immediately prior to our receipt of notice of intent to sell from the Reality Group shareholders until the trading day immediately prior to the date on which we give notice to the selling Reality Group shareholder of its election to purchase.

Reality Group provides integrated communication solutions, including direct marketing, Internet advertising and sales promotion. Reality Group was formed as a result of the change in direction of marketing with the advent of the Internet and a need for more accountable, integrated advertising. Reality Group believes that it is a pioneer of integrated communication, with an emphasis on web-based solutions and customer relationship management systems built to manage the inquiries generated through their web based campaigns. Its clients include Saab Automobile Australia, BP Australia, Bob Jane T-Marts, Tontine, Dennis Family Corporation, Tabaret, Superannuantion Trust of Australia, Federal Hotels & Resorts, and CityLink.

To help identify the most effective way to communicate with each client's audience, Reality Group created a proprietary management tool that provides specific costs per response for each media channel. The management tool allows Reality Group to focus on effective media channels and eliminate the rest by identifying the parts of a client's budget that are working.

AMENDMENT TO REALITY GROUP PURCHASE AGREEMENT

On October 28, 2005, we entered into an amendment (the "Amendment") to the Stock Purchase Agreement (the "Reality Purchase Agreement") dated as of March 11, 2004 among the Company and the shareholders of Reality Group Pty Ltd. ("Reality Group"). Pursuant to the Amendment, the Reality Group shareholders agreed to exercise their buyback option effective January 1, 2006 at which date we must sell to the Reality Group shareholders such number of shares of Reality Group's common stock so as to reduce our ownership of Reality Group to 51%. The Reality Group shareholders further agreed that the Share Variance (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) shall be calculated based upon a closing sale price of $2.50 and the Share Variance equals $1,263,500.

We paid $200,000 of the $1,263,500 Share Variance in cash and issued 425,400 shares (the "Variance Shares") of common stock as payment of the remaining $1,063,500 based on a stock price of $2.50 per share. We guaranteed (the "Variance Guarantee") the Reality Group shareholders that they will be able to sell their Exchange Shares (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) and Variance Shares for a price equal to or greater than $2.50 per share for a period of 14 days after the earliest date that the Reality Group shareholders can publicly sell their shares of our common stock (the "Variance Guarantee Period"). In the event the Reality Group shareholders are unable to sell any of the Exchange Shares or the Variance Shares for a price equal to or greater than $2.50 per share during the Variance Guarantee Period, then we must issue them such number of shares of common stock equal to: (x) the applicable number of Variance and/or Exchange Shares multiplied by $2.50, less (y) the applicable number of Variance and/or Exchange Shares multiplied by the average closing sale price of our common stock on the OTC Bulletin Board during the Variance Guarantee Period, divided by (z) the average closing sale price of our common stock on the OTC Bulletin Board during the Variance Guarantee Period. Notwithstanding the above agreements, if at any time during the Variance Guarantee Period an offer is presented to a Reality Group shareholder to purchase their Variance Shares for a price equal to or greater than $2.50 per share and such shareholder does not accept the offer, then our obligations pursuant to the Variance Guarantee shall be automatically terminated with respect to such shareholder. We agreed to prepare and file a registration statement providing for the resale of 359,280 of the Variance Shares by November 27, 2005. The variance guarantee in the amendment to the Reality Group Purchase Agreement has been satisfied.

UNDERCOVER MEDIA PTY LTD.

On May 26, 2004, we entered into an asset purchase agreement to purchase the business and business assets of Undercover Media Pty Ltd. ("Undercover Media"), a Victorian, Australia corporation. The purchase price for Undercover Media's assets consisted of 20,000 shares of our common stock. We also agreed to issue additional shares of our common stock upon Undercover Media attaining performance milestones as follows: (a) upon the commercial launch of a broadband music portal suitable for operation as a stand alone site that is capable of worldwide syndication, the issuance of that number of shares of common stock that is equal to the quotient of (x) $75,000 divided by (y) the average closing sale price of the shares of common stock for the five trading days prior to such commercial launch; (b) upon the execution of an agreement for the supply and worldwide syndication of music videos with an aggregate of four mutually acceptable major music labels, the issuance of that number of shares of common stock that is equal to the quotient of (x) $75,000 divided by (y) the closing sale price prior to the execution of the last of the four of such agreements; (c) upon the generation of at least $30,000 per month in revenues for three consecutive months attributable to the company's music subdivision, the issuance of that number of shares of common stock that is equal to the quotient of (x) $75,000 divided by (y) the closing sale price prior to the determination that such revenues have been achieved; and (d) upon obtaining an aggregate of thirty video interviews with mutually acceptable recognized artists; the issuance of that number of shares of common stock that is equal to the quotient of (x) $75,000 divided by (y) the closing sale price prior to the last of the thirty interviews. On November 21, 2006, we issued 100,000 shares of common stock in full and final settlement of the milestones detailed in the Undercover Media Purchase Agreement. The shares were valued at $260,000, based on the closing trading value of the shares on the previous day.

Included in the purchase is the www.undercover.com.au web site, which currently serves over 500,000 visitors per month with 55% from the United States, 18% from Europe, 7% from Asia and 20% from other countries throughout the world. The Undercover Media website, through its relationship with HMV, clearly displays the link between music content and the sale of music; the user reads the article or interview and can then click through to purchase the artist's CD from HMV's web site.

At the time of the acquisition, Undercover Media features included original music content ranging from raw interview footage to propriety editorial content combined with industry released footage. Undercover Media has served both the music industry and music community with daily music news, reviews and editorial bulletins. Undercover Media's clients include Telstra Corporation, AAP and Coca Cola, and its distribution partners include Google, VH1, Nova, Artist Direct and News Now. In addition, Undercover has a strategic online partnership with HMV for online music sales.

BICKHAMS MEDIA, INC.

On September 10, 2004, we entered into an agreement to purchase all of the outstanding shares of common stock of Bickhams Media, Inc. ("Bickhams") from Avenue Group, Inc. pursuant to a Stock Purchase Agreement dated September 10, 2004. The only business of Bickhams is its ownership interest in VideoDome.com Networks, Inc. ("VideoDome"), a California corporation. In consideration for the purchase, we agreed to: (1) pay Avenue Group $300,000 cash; (2) issue Avenue Group 80,000 shares of our common stock; and (3) guaranty all of the obligations of VideoDome.com Networks, Inc. under a promissory note of VideoDome that was issued to Avenue Group in October 2003 in the principal amount of $290,000. In addition, we agreed to issue Avenue Group 60,000 shares of our common stock in consideration for a termination letter which shall serve to terminate a Registration Rights Agreement dated as of November 28, 2003.

As of November 1, 2004, we entered into an agreement with Bickhams and Daniel and Vardit Aharonoff for Bickhams to purchase 50% of the outstanding common stock of VideoDome.com Networks, Inc. Prior to November 1, 2004, Bickhams already owned the other 50% of the outstanding common stock of VideoDome. As a result of this transaction, Bickhams now owns 100% of the outstanding common stock of VideoDome. Under the agreement, we agreed to: (1) issue 100,000 shares of our common stock to Daniel Aharonoff on the closing date; (2) issue an additional 60,000 shares of our common stock to Daniel Aharonoff upon meeting jointly agreed milestones; and (3) pay up to $220,000 in cash to Daniel Aharonoff upon meeting jointly agreed milestones.

The jointly agreed milestones are as follows: (1) upon the commercial launch of VideoDome's embedded player and music player, we agreed to pay Mr. Aharonoff $100,000 cash and issue Mr. Aharonoff 20,000 shares of our common stock; (2) upon the commercial launch of a combined ROO Media and VideoDome Media Manager platform, we agreed to pay Mr. Aharonoff $100,000 cash and issue Mr. Aharonoff 40,000 shares of our common stock; and (3) after the combined platform has delivered a minimum of 50,000,000 video views for two consecutive months excluding mini player views, we agreed to pay Mr. Aharonoff $20,000 cash. On December 21, 2004 the first milestone was reached and we issued 20,000 shares and $100,000 to Mr. Aharonoff. On May 9, 2005 the requirements of the second milestone was reached and we issued 40,000 shares of common stock paid $100,000 to Mr. Aharonoff. On April 11, 2006, the third and final milestone payment of $20,000 was paid to Mr. Aharonoff

In connection with the agreement, Mr. Aharonoff agreed not to directly or indirectly agree or offer to sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of the shares of our common stock acquired by him under the agreement until the earlier of: (a) two years from the respective issuance(s) of such shares; or (b) the date that holders (the "Holders") of certain Callable Secured Convertible Notes (the "Notes") and Stock Purchase Warrants (the "Warrants"), issued by us on September 10, 2004, no longer hold the Notes and the Warrants and no longer beneficially own any shares of our common stock issuable upon conversion or exercise of the Notes or the Warrants, without the prior written consent of such Holders of the Notes and the Warrants. The Holders agreed to waive any adjustment that otherwise would have been required to the conversion and exercise prices of the Notes and the Warrants due to the issuance of shares of common stock to Mr. Aharonoff.

VideoDome was a Los Angeles based company that provides a range of Media Management solutions through its flagship 5th generation ASP application, VideoDome Media Manager(R). VideoDome customers have direct access to their individual accounts, media inventory, customized media delivery method and style, as well as the ability to add, edit, delete, schedule and track streaming media from any Internet enabled browser. Some of VideoDome's clients include Kenneth Cole, L'Oreal Cosmetics, Redken, and Stanley Tools. VideoDome provides its media management application to these customers which allows them the ability to manage and publish video on their web sites. The VideoDome Publishing Platform is a database driven, web-based application that allows clients to upload, organize and publish streaming media through unified interface.

The most current version of VideoDome Media Manager is Media Manager 4.0, which offers VideoDome customers direct access to their individual accounts, media inventory, customized media delivery method and style, as well as the ability to add, edit, delete, schedule & track streaming media from any Internet enabled browser.

The features of Media Manager 4.0 include:

•	VideoDome Tracker(R) - Generate colorful user reports/statistics and find out what your viewing audience is experiencing.

•	VideoDome Scheduler(R) - Schedule when you would like certain media to be available on your web site.

•	VideoDome AutoSense(R) - AutoSense technology automatically takes the guess work out of the equation by detecting installed media player & available bandwidth across all media formats.

•	VideoDome Skin Wizard(R) - Create a compelling branded media player or video portal within minutes using our skin wizard system.

•	VideoDome Syndication Manager(R) - Powerful syndication module allows you to replicate then syndicate streaming content to your partners in a completely controlled environment.

Since the acquisition of Videodome, we have made significant enhancements to the original Videodome software which has included the integration of ROO’s technology and the combined platform is now the primary video platform for ROO.

FACTORY 212 PTY LTD.

On October 28, 2005, we entered into an agreement with ROO Broadcasting Limited, a wholly owned subsidiary of the Company ("ROO Broadcasting"), and the shareholders of Factory 212 Pty Ltd. ("Factory212"), pursuant to which ROO Broadcasting acquired 51% of the outstanding ordinary shares of Factory212. Factory212 is an Australian based interactive marketing agency.

As consideration for the ordinary shares of Factory212, we issued 10,000 shares (the "Initial Shares") of common stock to the Factory212 shareholders. Subject to the conditions described below, we may issue additional shares ("Additional Shares") of common stock to the Factory212 shareholders, issuable after December 31, 2007, calculated as follows:

51% of [(1 * Factory212 Revenue) + (4 * Factory212 Earnings)]
 Average ROO Share Price

where: "Factory212 Revenue" means the billings less all media and third party supplier costs of Factory212 for the twelve month period ending December 31, 2007; "Factory212 Earnings" means the earnings of Factory212 before tax and after deduction of interest and all other expenses for the twelve month period ending December 31, 2007; and "Average ROO Share Price" means the average price of our common stock during the final five trading days of December 2007.

If we do not issue the maximum number of Additional Shares, ROO Media's 51% ownership of Factory212 will be reduced on a pro rata basis by the difference between the maximum number of Additional Shares and the actual number of Additional Shares issued. If we do not issue any Additional Shares, ROO Media will relinquish all of its 51% ownership of Factory212. However, if the Factory212 Earnings are greater than 15% of the Factory212 Revenue and the number of Additional Shares to be issued are less than 4.9% of the then current outstanding shares of our common, we must proceed with issuing the maximum number of Additional Shares in accordance with the above formula.

The acquisition of Factory212 was conditioned upon the parties entering into the Amendment described above under "Amendment to Reality Group Purchase Agreement." If we fail to meet our material obligations under the terms of the Amendment, then together with ROO Media, we agreed that the Factory212 shareholders may in their sole discretion require ROO Media to relinquish all of its ownership of Factory212. In such event, we agreed that the Factory 212 shareholders shall be entitled to retain ownership of their Initial Shares.

OVERVIEW OF OUR BUSINESS

We, through our operating subsidiaries, are a digital media company in the business of providing products and solutions that enable the broadcast of topical video content from our customers' Internet websites. This includes providing the technology and content required for video to be played on computers via the Internet as well as emerging broadcasting platforms such as set top boxes and wireless devices (i.e., mobile phones and PDAs). Our core activities include the aggregation of video content, media management, traditional and online advertising, hosting, and content delivery. We also operate a global network of individual destination portals under the brand ROO TV, that enables end users in different regions around the world to view video content over the Internet that is topical, informative, up to date, and specific to the region in which they live. In conjunction with our subsidiaries, we currently service websites based in Europe, Australia and North America. As of December 2006, our network of websites includes approximately 160 web sites based in the United States, Australia and the United Kingdom. An independent research report which tracks the video streams sent to users per month placed us as the 10th largest broadcaster of video in the world. Source: iBroadcast Stream report released November 21, 2005 prepared by AccuStream iMedia Research.

HISTORY OF THE DEVELOPMENT OF OUR BUSINESS

Our consolidated financial statements include the accounts of ROO Group, Inc., its wholly owned subsidiary ROO Media Corporation, its wholly owned subsidiary Bickhams and its 50% owned subsidiary Reality Group. Included in the consolidation with ROO Media Corporation are ROO Media Corporation's wholly owned subsidiary ROO Media (Australia) Pty Ltd. and ROO Media (Australia) Pty Ltd.'s wholly owned subsidiary Undercover Media, its 100%-owned subsidiary ROO Media Europe Pty Ltd, its wholly owned subsidiary ROO Broadcasting Limited, its 51% owned subsidiary Factory212 Pty. Ltd. and its wholly owned subsidiary ROO TV Pty Ltd. Included in the consolidation with Bickhams is Bickhams' wholly owned subsidiary VideoDome, Inc. ROO Media Europe Pty Ltd. was 76% owned by ROO Media Corporation until January 27, 2006 when ROO Media Corporation purchased the remaining 24% of ROO Media Europe Pty Ltd. for $90,000. We provide topical video content, including news, business, entertainment, fashion, video games, movies, music, sport and travel video, and associated services for broadcasting video over the Internet to a global base of clients. ROO Media's delivery platform supports worldwide syndication and television-style advertising. During 2001 and 2002, ROO Media focused on developing and refining its products and solutions, and commenced the commercial selling of its solutions in late 2003. ROO Media developed a technology platform specifically designed to provide a cost effective, robust, and scaleable solution to manage and syndicate video content over the Internet.

Our media operations management and updating functions are partially based in Australia and partially in the United States and United Kingdom. We believe that our Australian presence is beneficial due to lower currency costs and because the time differences between the eastern and western hemispheres allow daily media content to be processed during the evening in the United States and the United Kingdom and during the daytime in Australia. As a result, we believe we have a strategic cost benefit over our competitors.

Our business plan is to develop a worldwide network of websites that utilize our technology and content to broadcast video from individual websites. The network of websites includes third party websites that license our technology and content as well as our own network of websites, which are branded as ROO TV. The network is designed to be similar to traditional satellite or cable networks that distribute content throughout the world, with the difference being it is broadcasted over the Internet rather than via television. Our technology platform allows access to over 5,000 videos that can be viewed on a daily basis by computer users. The video content available for viewing includes topical content such as news, business, entertainment, fashion, music, movies and travel. We update the video content and distribute the content to websites receiving our services on a daily basis. We generate revenue from fees paid by the websites for our content and technology services and, like traditional media companies, from TV style ads which play before the topical videos across our network of websites. We also generate revenue through the sale of online and traditional advertising.

OPERATIONS STRATEGY

Our operations strategy for the next twelve months is broken into the following core areas:

•	Expanding content database and developing new products based on our existing pool of video content for emerging markets such as wireless and set top boxes;

•	Increasing market penetration and growing market share and distribution in the United States, Europe, Asia and Australia;

•
Expanding the network of websites in which we provide content and technology by expanding the ROO branded network of websites to more countries, and activating new customers to our content solutions using our direct sales force and resellers of our products and services in markets in the United States, Australia, United Kingdom, Europe and Asia;

•	Acquiring commercially viable companies or businesses that have the potential for accelerating or enhancing our business model;

•	Investing in research and development of products, platform and technology to offer a wider range of video content and improved user experience for users viewing videos from our platform; and

•	Developing awareness and relationships with advertising agencies and advertisers of the benefits of advertising on our network of websites and traditional and creative online solutions.

The implementation of our operational strategies will depend on our capital and we cannot be sure that such operational strategies will be achieved. See "Item 6. Management's Discussion and Analysis or Plan of Operation" beginning on page 15 of this report.

SALES AND MARKETING

Our products and services are sold by our direct sales force and appointed resellers. Our syndication and video solutions products are sold by our direct sales force based in the United States, Australia and Europe, our online and traditional advertising is sold by our direct sales force and through appointed interactive online advertising agencies.

Our direct sales force targets the following market segments for our content syndication products: (1) media and newspaper chains; (2) Internet service providers; and (3) dedicated vertical websites such as entertainment websites that are potential purchasers of entertainment video content. Through our direct sales force and third party advertising agencies, we target potential advertisers to advertise on our network of websites. We manage our sales database through a customer relationship management system, which allows for access and tracking from any ROO Media sales staff connected to the Internet. Marketing of our products and services is done through traditional public relations, print media and web-based marketing.

TECHNOLOGY

Our proprietary technology platform and infrastructure is largely based in the United States and is designed to be accessed and maintained from satellite offices anywhere in the world via a Virtual Private Network (VPN) over the Internet. The technology platform has been specifically designed to provide a cost effective, robust, scaleable solution to manage and syndicate video content over the Internet. The platform architecture allows for the flexible use of third party software, hardware and internally developed applications. Components forming the platform are housed with various third party service providers located within the United States and Australia.

The key features of our technology platform include:

•	Full screen video viewing;

•	Viewing of all content via either a narrowband (Dial up) or broadband connection;

•	Platform supporting Real Networks and Microsoft Windows Media or Flash formats;

•	Global delivery and hosting allowing for video viewing throughout the world by anyone connected to the Internet;

•	Ability to program TV commercials to be played before selected videos on selected web sites;

•	Secure storage and protection of media files;

•	Full reporting on videos viewed by type, date, country, web site, etc.;

•	The ability to present the videos in players and templates which match the branding of the multiple web sites on which the content is syndicated;

•	Central technology platform allowing videos to be automatically updated across the multiple web sites in which they are displayed; and

•	Media Management solutions allowing or web sites to upload and manage there media.

INTELLECTUAL PROPERTY

We have obtained a service mark of the name "ROO" (Reg. No. 3095622) from the U.S. Patent and Trademark Office. We have applied for a trademark of the name "ROO" in both the European Union (European Community Application No. 004758488) and in Australia (Australian Trademark Application Serial No. 1110843). Both applications are pending.

Through our subsidiary, VideoDome.com Networks, Inc., we have the rights to a registered service mark of the name "VideoDome.com Network" (Reg. No. 2,214,202). This service mark was registered with the U.S. Patent and Trademark Office on December 29, 1998. We do not have any registered copyrights on any software and do not have the rights to any other registered trademarks or service marks. A portion of our software is licensed from third parties and a large portion is developed by our own team of developers. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property.

We depend on a portion of technology licensed to us by third parties and a portion owned and developed by us. We license technology from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. We anticipate that we will continue to license technology from third parties in the future. Although we do not believe that we are substantially dependent on any individual licensed technology, some of the software that we license from third parties could be difficult for us to replace. The effective implementation of our products depends upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in these licensed products could prevent the implementation of our products, impair the functionality of our products, delay new product introductions, and/or damage our reputation.

OUR PRODUCTS

Our products and services, including those of our subsidiaries, are broken into the following core areas:

ROO VIDEO SOLUTIONS. We utilize our expertise in video broadcasting over the Internet to build customized video solutions for specific customers or industry segments. Our platform has been designed to be flexible in accommodating various opportunities for activating video for broadcast over the Internet and accommodating emerging technologies such as wireless devices (i.e., mobile phones and PDAs) and set top boxes. The same platform, or components thereof, used by us to run our network of websites can be adapted to suit the individual needs of clients with specific objectives in mind. As our profile within the market segment increases, organizations have increasingly approached us to aid them in addressing a variety of individual Internet broadcasting requirements. An example is B & T Weekly, a Reed Business Information publication targeted to the advertising and marketing industry; we utilize our platform and solutions to provide a wide range of television commercials for the advertising industry, which can be viewed from the B & T website located at www.bandt.com.au.We also maintain a web site targeting wireless users at www.roomobile.com which allows wireless users with the Microsoft Windows Mobile operating system to access and view videos on news, business, entertainment and other topics via their wireless device.

ROO SYNDICATION OF LICENSED VIDEO CONTENT. We provide a turnkey solution for customers located throughout the world to activate licensed topical video content on their web sites. ROO Media supplies our wholesale clients with a cost-effective turnkey solution whereby the client receives the licensed video content it selects, such as news, business, music, fashion, entertainment, travel, etc., the technology to integrate the video into its website, daily management and updating of the content, and regular reporting on which content is being viewed. We generally receive a base fee per month from the client and a share of the advertising revenue generated on the client's website. Samples of current customers for this service include Verizon (http://surround.verizon.net/) in the United States, Financial Times and Financial Newspaper based in the United Kingdom (http://www.ft.com) and News Interactive a subsidiary of News Corp (http://video.news.com.au/) in Australia.

ROO'S ONLINE ADVERTISING NETWORK. Through our syndication clients, we have developed a network of web sites across which we can sell advertising inventory. Specifically, we have developed and implemented an advertising platform specifically designed to simultaneously provide advertisers with a targeted demographic and calculated success, and ROO Media, our content providers and our wholesale clients with a substantial and additional incremental revenue stream. The advertising includes traditional banner ads and television-style 15 second and 30 second commercials, which can be programmed to play before and after topical video clips that are most likely to be viewed by the advertisers' chosen demographic. The platform has also been designed to allow for two to three minute advertorials to be included on a wholesale client's website, or as a standalone clip within certain content categories of our content bank. Advertising inventory across our network of web sites is sold by our direct sales force and through appointed interactive online advertising agents. Revenue is generated for us every time an advertising clip is viewed. Our syndication clients can receive a percentage of the advertising revenue generated on their websites by our online advertising.

Our platform provides the ability to:

•	Program an advertisement to run only on selected web sites in selected countries;

•	Program a commercial to run a specific amount of times or between a selected range of dates;

•	Program a commercial to run within a selected content category; and

•	Provide reports on how many times the advertisement was viewed.

Recent advertisers over our network of websites utilizing our in-stream advertising have included Microsoft, Ford, American Express, Honda, Hyundai, Target, Proctor & Gamble and Pfizer.

Through our partially owned subsidiaries Reality Group and Factory212 based in Australia, we also offer a range of specialized online and offline marketing solutions

INDUSTRY

We focus on providing technology and content solutions to the emerging and growing segment of broadcasting video over the Internet and emerging broadcasting platforms such as wireless and set top boxes. Through technology advancements and the expansion of broadband services worldwide, the Internet now enables the viewing of video from a computer connected to the Internet. This creates a fundamental change in the way people can view media and transforms the Internet into a broadcasting platform similar to television and radio platforms. Internet access and audio and video use over the Internet have grown substantially over the past twelve months as broadband access by end users expands.

COMPETITION

The provisioning and streaming of digital media content over the Internet is rapidly becoming a competitive industry. The key barriers to new firms to enter and compete against existing companies within the digital media segment are (1) the timeframe and costs to develop a commercially robust, feature rich media delivery platform, and (2) the time involved to build a digital media data base of licensed topic videos. While there are only a few industry participants similar to us that provide a full suite of associated products and services, there are a number of traditional content syndicators who have entered the industry by providing their own content for streaming over their own portals. For example, Disney, Time Warner and CNN all provide access to their own content in digital format over their own destination Internet portals. There are also a number of smaller operations that provide wholesale syndication services such as The FeedRoom www.feedroom.com),and Brightcove (www.brightcove.com), which provides a range of online broadcasting solutions. Other competitors on select products of ROO Media include: Real Networks, Inc., a global provider of network-delivered digital media service and the technology that enables digital media creation, distribution and consumption; and Loudeye Corporation, a service provider facilitating the use of digital media for live and on-demand applications for enterprise communication, marketing and entertainment. We believe that as the market segment continues to grow, new competitors will enter the market and compete directly with us. We compete with these firms and emerging competitors by offering competitive pricing, unique products, flexible business models for our customers to generate revenue, and continually developing and adding new functionality to our media management platform. We also complete by continuing to expand our media database and the amount of content categories and videos available.

GOVERNMENT REGULATION

We are subject to risks associated with governmental regulation and legal uncertainties. Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), caching of content by server products, sweepstakes, promotions, and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may harm our business. Our products and services may also become subject to investigation and regulation of foreign data protection authorities, including those in the European Union. Such activities could result in additional product and distribution costs for us in order to comply with such regulation.

There is uncertainty regarding how existing laws governing issues such as illegal or obscene content and retransmission of media apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state and federal governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor Internet distribution or our business models.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

RESEARCH AND DEVELOPMENT

We continue to pursue opportunities to improve and expand our products and services and have dedicated resources which continue to review and enhance our technology platform and the products and solutions we offer. Currently, research and development is conducted internally as well as through outsourcing agreements. We plan to consider opportunities to expand our current content categories to offer specific lifestyle, children's content, sport, science and educational content. We also plan to explore opportunities to further enhance our distribution and technological infrastructures to maintain our competitive position. Furthermore, we are planning to launch a new upgraded version of our platform offering improved user features and to improve operational process and costs for maintaining and uploading our database on a daily basis. We cannot assure you, however, that we will achieve our research and development goals.

EMPLOYEES

As of December 13, 2006, we had 124 full time employees and 4 part time employees, based in Australia, Europe and the United States. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

We have two offices in the United States which are in New York, New York and Los Angeles, California, two offices in South Melbourne, Australia and an office in London, United Kingdom.

Our principal office and operations are located at 228 East 45th Street 8th Floor New York, NY 10017. These premises consist of 9,000 square feet of office space. The related sublease agreement expires November 29, 2008. Rent on the premises is currently $17,587 per month until December 31, 2006, and is scheduled to increase each year as follows: from January 1, 2007 to December 31, 2007, $17,896 per month; and from January 1, 2008 to November 29, 2008, $19,207 per month.

Our Los Angeles office is located at 10 Universal City Plaza, Universal City, CA 91608. These premises consist of 6,694 square feet of office space. The related sublease agreement expires May 31, 2010. Rent on the premises is $19,413 per month until May 31, 2007 and is scheduled as follows: from Jun 1, 2007 to May 31, 2009, $19,078 per month; and from June 1, 2009 to May 31, 2010, $18,743 per month.

Our Australian office is located at 210 Albert Road, South Melbourne 3205, Victoria, Australia. These premises consist of 18,654 square feet of office space. The lease period commences July 15, 2006 and expires on July 14, 2011. Rent on these premises is (Australia dollars) 31,050 per month until July 14, 2007, and is scheduled as follows: from July 15, 2007 to July 14, 2008, (Australia dollars) 32,292, from July 15, 2008 to July 14, 2009, (Australia dollars) 33,583, from July 15, 2009 to July 14, 2010, (Australia dollars) 34,927, from July 15, 2010 to July 14, 2011, (Australia dollars) 36,324.

Our London office is a serviced office at 131-151 Great Tichfield Street London W1W5BB. Rent for the office is (pound) 4,250 per month. This lease is on a month-to-month basis.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

MANAGEMENT

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Position
Robert Petty	42	Chief Executive Officer, President and Chairman of the Board of Directors
Lou Kerner	45	Chief Financial Officer
Robin Smyth	53	Executive Director and Director
Douglas M. Chertok	38	Director

ROBERT PETTY. Mr. Petty was appointed Chief Executive Officer, President and Chairman of the Board of Directors on December 3, 2003, the effective date of the merger with ROO Media Corporation. Mr. Petty has also served as the President, Chief Executive Officer and Chairman of the Board of Directors of ROO Media Corporation since May 2001. From December 2002 to June 30, 2003, Mr. Petty was a Director of A. Cohen & Co, Plc. From 1999 to 2002, Mr. Petty worked in New York in various positions, including Chairman and Chief Executive Officer of Avenue Group, Inc. (AVNU) (formerly I.T. Technology Inc.) and President of VideoDome.com Networks, Inc, a middleware streaming media service provider. From 1997 to 1999, Mr. Petty was Manager of Electronic Business Services for e-commerce products for Telstra Corp. Mr. Petty is also on the Board of Directors of Reality Group Pty Ltd, Undercover Media Pty Ltd, Petty Consulting Inc., ROO Media (Australia) Pty Ltd, ROO Media Europe Ltd, Bickhams Media Inc, VideoDome.com Networks Inc, BAS Digital Pty Ltd, ROO Broadcasting Ltd, Factory 212 Pty Ltd and ROO TV Pty Ltd.

LOU KERNER. Mr. Kerner was appointed as Chief Financial Officer on December 4, 2006. Mr. Kerner served as President and Chief Operating Officer of Bolt Media from May 2003 through August 2006, where he was responsible for day-to-day management of the corporation including strategy, finance, sales, marketing and business development. Prior to Bolt Mr. Kerner was as an equity analyst at Mark Asset Management from April 2002 through August 2002 where he followed media companies. From Freburary 2000-February 2002, Mr. Kerner was Chief Executive Officer of The .tv Corporation, where he built a successful, global organization to commercialize the top level domain .tv. The .tv Corporation was acquired by Verisign. Mr. Kerner holds a Bachelor of Arts degree from U.C.L.A and an MBA from Stanford University.

ROBIN SMYTH. Mr. Smyth currently serves as Executive Director of the Company. Mr. Smyth served as our Chief Financial Officer from December 2003 through December 2006. Mr. Smyth was appointed as a Director on December 3, 2003, the effective date of the merger with ROO Media Corporation. Mr. Smyth became involved with ROO Media Corporation in 2002 and was appointed a Director in 2003. Since 1998 Mr. Smyth was a partner at Infinity International, a consulting and IT recruitment operation. During the period from 1990 to 1998 Mr. Smyth worked for three years as EVP of Computer Consultants International in the U.S. and for five years in London as CEO of Computer Consultants International's European operations. Mr. Smyth was Secretary and a Director of the All-States group of companies involved in merchant banking operations, where he was responsible for corporate banking activities. Mr. Smyth is also on the Board of Directors of Reality Group Pty Ltd, Undercover Media Pty Ltd ROO Media (Australia) Pty Ltd, ROO Media Europe Ltd, Bickhams Media Inc, ROO Broadcasting Ltd, Factory 212 Pty Ltd, ROO TV Pty Ltd, VideoDome.com Networks Inc, and Corporate Advice Pty Ltd.

DOUGLAS M. CHERTOK. Mr. Chertok was appointed as a Director on July 13, 2003. From March 2000 through February 2006, Mr. Chertok served in various capacities with Hudson Management Associates LLC, a venture capital firm based in New York City. Since March 2006, Mr. Chertok has served as a General Partner of Archer Martin Ventures, a venture capital and advisory firm with offices in New York City and San Francisco.  Mr. Chertok also serves as a director of Daylife, Inc. and NMD Interactive, Inc.  Mr. Chertok holds a Bachelor of Science degree from Cornell University and Juris Doctorate (J.D) from New York University.

BOARD COMPOSITION

At each annual meeting of our stockholders, all of our directors are elected to serve from the time of election and qualification until the next annual meeting of stockholders following election. The exact number of directors is to be determined from time to time by resolution of the board of directors.

Each officer is elected by, and serves at the discretion of the board of directors. Each of our officers and employee directors devotes his full time to our affairs.

AUDIT COMMITTEE FINANCIAL EXPERT

We do not have an audit committee financial expert as that term is defined in Item 401 of Regulation S-B. We have not been able to identify a suitable nominee to serve as an audit committee financial expert.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the other named executive officer, for services as executive officers for the last three fiscal years.

Executive Compensation Table
					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Robert Petty (1),	2005	$253,846	0	0	$600,000 (3)	0	0	0
Chief Executive Officer,	2004	$192,501	0	0	0	0	0	0
President and Chairman of	2003	$10,000	0	0	0	0	0	0
the Board

Robin Smyth (2),	2005	$152,307	0	$5,000	$150,000 (4)	0	0	0
Chief Financial Officer,	2004	$101,619	0	0	0	0	0	0
Secretary, Treasurer,	2003	$5,000	0	0	0	0	0	0
Principal Accounting Officer
and Director

(1)	Mr. Petty became our Chief Executive Officer, President and Chairman on December 3, 2003.
(2)	Mr. Smyth became our Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a Director on December 3, 2003.
(3)
On March 17, 2005, we issued 6,000,000 shares of Series A Preferred Stock to Robert Petty as a performance bonus. These shares have been valued at the equivalent of common shares valued as at the issue date.

(4)
On March 17, 2005, we issued 1,500,000 shares of Series A Preferred Stock to Robin Smyth as a performance bonus. These shares have been valued at the equivalent of common shares valued as at the issue date

Options Grant Table

The following table sets forth information with respect to the named executive officers concerning the grant of stock options during the fiscal year ended December 31, 2005. We did not have during such fiscal year, and currently do not have, any plans providing for the grant of stock appreciation rights ("SARs").

Option/SAR Grants in Last Fiscal Year
Individual Grants

(a)	(b)	(c)	(d)	(e)

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Robert Petty	520,000	29.2%	$2.00	8/23/2007
Robin Smyth	260,000	14.6%	$2.00	8/23/2007

Aggregate Option Exercises in Last Fiscal Year

No options were exercised by the named executive officers during the most recent fiscal year.

Compensation of Directors

In addition to Robert Petty, pursuant to his employment agreement described below, Douglas Chertok receives a quarterly cash compensation of $20,000 for service as a Director. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us.

Employment Agreements

On April 1, 2004, we entered into an employment agreement with Robert Petty. Under the agreement, Mr. Petty agreed to serve as our President, Chief Executive Officer and Chairman of our Board of Directors. The expiration date of the agreement is March 31, 2006, but will automatically be extended for two additional years unless at least 90 days prior to such time either party notifies the other party that the term will not be extended. Mr. Petty's base salary under the agreement is $200,000 annually and will increase 10% each year. Mr. Petty's base salary will also be reviewed at least annually for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. Mr. Petty is entitled to receive bonus payments or incentive compensation as may be determined by our Board of Directors. In addition, Mr. Petty was granted an incentive stock option to purchase 120,000 shares of our common stock, which is exercisable at $2.00 per share and expires on August 23, 2007, as amended.

On November 1, 2004, we entered into an employment agreement with Robert Petty that supersedes the April 1, 2004 employment agreement except as it relates to the options that were issued to Mr. Petty. This agreement is also for the employment of Mr. Petty as our President, Chief Executive Officer and Chairman of our Board of Directors. The expiration of the agreement is October 31, 2007, but will automatically be extended for two additional years unless at least 90 days prior to such time either party notifies the other party that the term will not be extended. Mr. Petty's base salary under the agreement is $250,000 annually and will increase 10% each year. Mr. Petty's base salary will also be reviewed against milestones set by our Board of Directors, and be increased in line with these milestones at any time or from time to time. The agreement provides that we will provide Mr. Petty with the use of a motor vehicle and we will contribute 10% of Mr. Petty's base salary to a 401K or similar plan. In addition, Mr. Petty is entitled to receive bonus payments or incentive compensation as may be determined by our Board of Directors.

On April 1, 2004, we entered into an employment agreement with Robin Smyth. Under the agreement, Mr. Smyth agreed to serve as our Chief Financial Officer. The expiration date of the agreement is March 31, 2006, but will automatically be extended for two additional years unless at least 90 days prior to such time either party notifies the other party that the term will not be extended. Mr. Smyth's base salary under the agreement is $120,000 annually and will increase 10% each year. Mr. Smyth's base salary will also be reviewed at least annually for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. Mr. Smyth is entitled to receive bonus payments or incentive compensation as may be determined by our Board of Directors. In addition, Mr. Smyth was granted an incentive stock option to purchase 60,000 shares of our common stock, which is exercisable at $2.00 per share and expires on August 23, 2007, as amended.

On November 1, 2004, we entered into an employment agreement with Robin Smyth that supersedes the April 1, 2004 employment agreement except as it relates to the options that were issued to Mr. Smyth. This agreement is also for the employment of Mr. Smyth as our Chief Financial Officer. The expiration of the agreement is October 31, 2007, but will automatically be extended for two additional years unless at least 90 days prior to such time either party notifies the other party that the term will not be extended. Mr. Smyth's base salary under the agreement is $150,000 annually and will increase 10% each year. Mr. Smyth's base salary will also be reviewed against milestones set by our Board of Directors, and be increased in line with these milestones at any time or from time to time. The agreement provides that we will provide Mr. Smyth with the use of a motor vehicle and we will contribute 10% of Mr. Smyth's base salary to a 401K or similar plan. In addition, Mr. Smyth is entitled to receive bonus payments or incentive compensation as may be determined by our Board of Directors.

On December 4, 2006, we entered into an employment agreement with Mr. Kerner. The agreement may be terminated by either party upon two weeks written notice. Mr. Kerner’s base salary under the agreement is $3,846.15 per week. Mr. Kerner’s base salary will be reviewed at least annually and the Company may determine at such time to vary the base salary. Pursuant to the terms of the agreement, Mr. Kerner shall receive a $25,000 bonus per calendar quarter, with the first quarter’s bonus paid upon execution of the agreement. In addition, Mr. Kerner was granted a four year option to purchase 500,000 shares of ROO Media Corporation, the Company’s wholly owned subsidiary, which is exercisable at $2.20 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AGREEMENT WITH OUR CHIEF EXECUTIVE OFFICER/DIRECTOR

ROO Media entered into a consulting agreement with Petty Consulting, Inc. on August 1, 2001, whereby Petty Consulting, Inc. made Robert Petty available to ROO Media to serve as its Chairman, President and Chief Executive Officer. The agreement expired on August 1, 2004. Mr. Petty is the President of Petty Consulting, Inc. Mr. Petty was paid $10,000 per month for his services to ROO Media pursuant to the consulting agreement. In April 2004 this agreement was terminated and Robert Petty entered into an employment agreement directly with us. Our management believes that this agreement was on terms at least as favorable as could have been obtained from an unrelated third party.

LOANS FROM OUR CHIEF EXECUTIVE OFFICER/DIRECTOR

On January 7, 2003, ROO Media entered into a new loan agreement with Mr. Petty to replace the loan agreement entered into with Mr. Petty dated July 29, 2001. The interest on the loan is 10% per annum and the outstanding balance as of December 31, 2003 was $514,164. Mr. Petty has agreed that no demand for payment will be made to the company over the following 12 months and any principle repayment during any month above $20,000 will require board approval. The loan is secured by all of the assets of ROO Media. Our management believes that this loan is on terms at least as favorable as could have been obtained from an unrelated third party.

We have periodically received cash advances from our Chief Executive Officer and director, Robert Petty. These amounts are recorded as a loan payable. The interest on the loan is 10% per annum and the outstanding balance as of December 31, 2005 was $0. Interest expense for this loan amounts to $81 and $51 for the twelve months ended December 31, 2005 and 2004, respectively.

On May 18, 2005, we entered into a note purchase agreement with our Chief Executive Officer and director, Robert Petty. As consideration for a loan of $600,000, we incurred a debt payable to Mr. Petty in the amount of $600,000. In connection with this loan, we paid transaction fees totaling $92,500, which includes a $60,000 placement agent fee in connection with the sale by Mr. Petty of $600,000 principal amount of secured convertible promissory notes (described below) and $32,500 in legal fees in connection with such transaction. As evidence of the $600,000 debt and a prior existing $500,000 debt payable to Mr. Petty, we issued Mr. Petty a promissory note in the principal amount of $1,100,000. The principal sum of $1,100,000 plus interest at the rate of 10% per annum calculated beginning June 1, 2005 was due to be repaid on December 31, 2005. Our obligations under the promissory note were secured by a subordinated security interest in all of our assets. In October 2005, Mr. Petty converted $600,000 of the $1,100,000 principal amount promissory note into shares of our common stock at a price of $1.50 per share.

In connection with the May 18, 2005 loan from Mr. Petty, Mr. Petty personally sold an aggregate of $600,000 principal amount of secured convertible promissory notes to certain investors. The secured convertible promissory notes were convertible into common stock held by Mr. Petty at a price of $1.25 per share, as adjusted. Mr. Petty's obligations under the secured convertible promissory notes were secured by a security interest in the $1,100,000 principal amount promissory note payable by us to Mr. Petty. The secured convertible promissory notes bear interest at a rate of 8% per annum.

As partial consideration for the loan from Mr. Petty, we entered into a registration rights agreement, pursuant to which we agreed to prepare and file a registration statement providing for the resale of the shares of common stock issuable upon conversion of the secured convertible promissory notes, including shares of common stock that may be issued as interest payments under the secured convertible promissory notes.

In connection with Mr. Petty's sale of the $600,000 principal amount secured convertible promissory notes Mr. Petty was personally obligated to issue warrants exercisable into shares of ROO Group, Inc. common stock owned by Mr. Petty to placement agents. On August 23, 2005 we assumed the liability for such warrants. This resulted in the issuance by us of warrants to purchase 48,000 shares of our common stock exercisable for five years with an exercise price of $1.25 per share.

ROO MEDIA

Pursuant to the terms of an Agreement and Plan of Merger, dated December 2, 2003, between Virilitec, VRLT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Virilitec, ROO Media, and Jacob Roth and Bella Roth, each an individual, ROO Media entered into an agreement to pay within 90 days after December 3, 2003, the effective date of the Merger, Virilitec's $62,500 debt to Jacob Roth, Virilitec's former Chief Executive Officer. The obligation to pay such debt is secured by the pledge of the 72,000,000 shares of the Virilitec Common Stock issued to Robert Petty, the Chief Executive Officer of ROO Media, after the merger. Our management believes that this agreement was on terms at least as favorable as could have been obtained from an unrelated third party. The final payment on this debt was made on May 10, 2004.

BICKHAMS MEDIA, INC.

On September 10, 2004, we entered into an agreement to purchase all of the outstanding shares of common stock of Bickhams Media, Inc. from Avenue Group, Inc. Avenue Group is a founding shareholder of ROO Group, Inc. and as of September 10, 2004 owned over 20% of our outstanding common stock. Also, in connection with the purchase of Bickhams Media, we agreed to guaranty all of the obligations of VideoDome.com Networks, Inc. under a promissory note of VideoDome that was issued to Avenue Group in October 2003 in the principal amount of $290,000. Our management believes that the terms of this transaction were at least as favorable as could have been obtained from an unrelated third party.

SERIES A PREFERRED STOCK

On March 17, 2005, we issued 6,000,000 shares of Series A Preferred Stock to our Chief Executive Officer and director, Robert Petty, and 1,500,000 shares of Series A Preferred Stock to our Chief Financial Officer and director, Robin Smyth. These shares have a combined valuation of $750,000. These shares were issued as a performance bonus to Messrs. Petty and Smyth for, among other things, their role in helping expand and grow our business operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 14, 2006. The information in this table provides the ownership information for: each person known by us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Furthermore, unless otherwise indicated, the address of the beneficial is c/o ROO Group, Inc., 228 East 45th Street, 8th Floor, New York, NY 10017.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock (1)	Series A Preferred Stock Beneficially Owned (2)	Percentage of Series A Preferred Stock	Percentage of Total Vote (1) (2)
Robert Petty	2,147,774(3)	8.24%	6,000,000	60%	49.29%

Robin Smyth	386,387(4)	1.48%	1,500,000	15%	12.20%

Douglas Chertok	58,335 (5)	< 1%			< 1%

Stephen Quinn	237,506 (6)	< 1%	500,000	5%	4.15%

Lou Kerner	0	0	0	0	0

Cobble Creek Consulting, Inc.
445 Central Ave.
Cedarhurst, NY 11516	40,000(7)	< 1%	1,000,000	10%	7.96%

Rubin Irrevocable Family Trust
25 Highland Blvd.
Dix Hills, NY 11746	60,000(8)	< 1%	1,000,000	10%	7.98%

Witches Rock Portfolio Ltd.
c/o CITCO
Kaya Flamboyan 9
P.O. Box 4774
Curacao, Netherlands Antilles	3,376,586(9)	12.96%	0	0	2.68%

Ashford Capital Partners, L.P
One Walkers Mill Rd.
Wilmington, DE 19807	2,012,821(10)	7.72%	0	0%	1.60%

All Directors and Executive Officers as a Group (3 persons)	2,592,496	9.94%	7,500,000	75%	61.54%

(1)
Applicable percentage ownership is based on 26,074,813 shares of common stock outstanding as of December 13, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of December 13, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 13, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Holders of Series A Preferred Stock are entitled to vote on all matters submitted to shareholders of the Company and are entitled to ten votes for each share of Series A Preferred Stock owned. Holders of shares of Series A Preferred Stock vote together with the holders of common stock on all matters and do not vote as a separate class. As of December 13, 2006 there were 10,000,000 outstanding shares of Series A Preferred Stock.

(3)
Represents: (a) 1,360,000 shares of common stock; (b) 120,000 shares of common stock issuable upon the exercise of vested stock options with an exercise price of $2.00 per share and an expiration date of August 23, 2007; (c) 400,000 shares of common stock issuable upon the exercise of stock options of which 377,774 will be vested within the next 60 days with an exercise price of $2.00 per share and an expiration date of August 23, 2007; (d) 600,000 share of common stock issuable upon the exercise of stock options of which 50,000 will be vested within the next 60 days with an exercise price of $2.20 per share and an expiration date of November 16, 2010; and (e) 240,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.

(4)
Represents: (a) 32,000 shares of common stock owned directly by Mr. Smyth; (b) 8,000 shares of common stock owned indirectly through the Smyth Family Superannuation Fund; (c) 60,000 shares of common stock issuable upon the exercise of vested stock options with an exercise price of $2.00 per share and an expiration date of August 23, 2007; (d) 200,000 shares of common stock issuable upon the exercise of stock options of which 188,887 will be vested within the next 60 days with an exercise price of $2.00 per share and an expiration date of August 23, 2007; (e) 450,000 share of common stock issuable upon the exercise of stock options of which 37,500 will be vested within the next 60 days with an exercise price of $2.20 per share and an expiration date of November 16, 2010; and (f) 60,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.

(5)
Represents (a) 100,000 shares of common stock issuable upon the exercise of stock options of which 29,169 will be vested within the next 60 days with an exercise price of $2.50 and an expiration date of June 15, 2008; and (b) 350,000 share of common stock issuable upon the exercise of stock options of which 29,166 will be vested within the next 60 days with an exercise price of $2.20 and an expiration date of November 16, 2010.

(6)
Represents (a) 100,000 shares of common stock issuable upon the exercise of stock options of which 45,837 will be vested within the next 60 days with and exercise price of $2.45 and an expiration date of February 15, 2010; (b) 400,000 shares of common stock issuable upon the exercise of stock options of which 150,003 will be vested within the next 60 days with and exercise price of $3.00 and an expiration date of May 1, 2010; (c) 500,000 shares of common stock issuable upon the exercise of stock options of which 41,666 will be vested within the next 60 days with and exercise price of $2.20 and an expiration date of November 16, 2010; and (d) 20,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.

(7)	Represents 40,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.
(8)	Represents: (a) 20,000 shares of common stock; and (b) 40,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.
(9)
As reported in a Schedule 13G filed with the Securities and Exchange Commission on November 22, 2006, Witches Rock Portfolio, Ltd. directly owns 2,597,374 and 779,212 warrants to purchase common stock of the Company. Tudor Investment Corporation provides investment advisory services to Witches Rock Portfolio and may be deemed to beneficially own the securities held by Witches Rock Portfolio, Ltd. In addition, as the controlling shareholder of Tudor Investment Corporation and the indirect controlling shareholder of Tudor Proprietary Trading, L.L.C., Paul Tudor Jones, II may be deemed to be the beneficial owner of the shares of the Company held by Witches Portfolio, Ltd. and Tudor Proprietary Trading, L.L.C. Tudor Proprietary Trading, L.L.C. owns 226,054 shares and 67,816 warrants to purchase shares of the Company’s common stock. Tudor Investment Corporation and Mr. Jones disclaims beneficial ownership of the securities held by Witches Rock Portfolio, Ltd.

(10)
Represents (a) 1,548,324 shares of common stock purchased in our November 2006 financing; and (b) 464,497 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased pursuant to our November 2006 financing. Theodore H. Ashford, President of Ashcap. Corp., the General Partner of Ashford Capital Partners, L.P. has voting and dispositive control over the securities held by Ashford Capital Partners, L.P.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Capital Structure

Our authorized capital consists of 500,000,000 shares of common stock, par value $.0001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share, of which 10,000,000 shares have been designated as Series A Preferred Stock. As of December 14, 2006, we had 26,074,813 shares of common stock outstanding and 10,000,000 shares of Series A Preferred Stock outstanding.

Holders of our common stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to shareholders upon liquidation, dissolution or winding up of our business; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights.

The Series A Preferred Stock has a stated value of $.0001 and a liquidation preference over the common stock and any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to shareholders and are entitled to ten votes for each share of Series A Preferred Stock owned. Holders of shares of Series A Preferred Stock vote together with the holders of common stock on all matters and do not vote as a separate class. Beginning two years from the date of issuance of the Series A Preferred Stock, each one share of Series A Preferred Stock is convertible, at the option of the holder, into 0.04 shares of common stock, as adjusted. However, holders cannot convert any share of Series A Preferred Stock if the market price of the Common Stock is below $3.00 per share. If prior to two years from the date of issuance, there is a sale or other disposition of all or substantially all of the Company’s assets, a transaction or series of related transactions in which more than 50% of the voting power of security holders is disposed of, or upon a consolidation, merger or other business combination where we are not the survivor, then immediately prior to such event each holder of Series A Preferred Stock may convert any or all of such holder’s shares of Series A Preferred Stock into Common Stock as described above.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On January 30, 2004, Mark Cohen C.P.A. was dismissed as approved by our Board of Directors. Mark Cohen's report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended July 31, 2003 and 2002, the reports by Mark Cohen on our financial statements contained a going concern opinion. During our two most recent fiscal years and subsequent period up to January 30, 2004, there were no disagreements with Mark Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Mark Cohen's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

On January 30, 2004, subsequent to approval of our Board of Directors, we engaged Moore Stephens, P.C. to serve as our independent auditors. During our two most recent fiscal years, and during any subsequent period through January 30, 2004, we did not consult with Moore Stephens on any accounting or auditing issues.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for ROO Group, Inc. by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Moore Stephens, P.C., independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and 2004 and for each of the two years then ended that appear in the Prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

ROO Group, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

ROO Group, Inc. has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Phantom Fiber Corporation and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INDEX TO FINANCIAL STATEMENTS
ROO GROUP, INC. AND SUBSIDIARIES

Page
Period Ended September 30, 2006 (Unaudited)
Consolidated Balance Sheet	F-2
Consolidated Statements of Operations and Comprehensive
Income (Loss)	F-3
Consolidated Statements of Cash Flows	F-4
Notes to Consolidated Financial Statements	F-6

Fiscal Years Ended December 31, 2005 and 2004
Report of Independent Registered Public Accounting Firm	F-11
Consolidated Balance Sheet	F-12
Consolidated Statements of Operations and Comprehensive
Income (Loss)	F-13
Consolidated Statements of Stockholders’ Equity (Deficit)	F-14
Consolidated Statements of Cash Flows	F-16
Notes to Consolidated Financial Statements	F-18

PART I - FINANCIAL INFORMATION
Item 1.  Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2006

(Amounts in Thousands, Except Share Data)
(Unaudited)

Assets:
Current assets:
Cash and cash equivalents	$2,269
Accounts receivable, net	2,028
Other current assets	1,460

Total current assets	5,757

Property and equipment, net	544
Deferred tax assets	23
Content, net	186
Software, net	1,268
Customer list, net	276
Domain names, net	43
Goodwill	1,123

Total assets	$9,220

Liabilities and Stockholders' Equity:
Current liabilities:
Bank overdraft	$144
Accounts payable	2,033
Accrued expenses	717
Income tax payable	108
Other current liabilities	944

Total current liabilities	3,946

Non-current liabilities	34

Total liabilities	3,980

Commitments	--

Minority interest	123

Stockholders' equity:
Series A Preferred Stock, $0.0001 par value: authorized 10,000,000
shares; issued and outstanding 10,000,000	1
Common Stock, $0.0001 par value: authorized 500,000,000 shares;
issued and outstanding 17,596,436	2
Additional paid-in capital	29,126
Accumulated deficit	(23,969)
Accumulated other comprehensive loss	(43)

Total stockholders' equity	5,117

Total liabilities and stockholders' equity	$9,220

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)

(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Revenue	$2,230	$1,605	$6,024	$4,742

Expenses:

Operations	2,138	980	5,864	3,002
Research and development	382	207	899	513
Sales and marketing	1,415	727	3,364	1,640
General and administrative	1,455	913	3,769	2,414
General and administrative (non-cash)	581		1,737	1,140

Total expenses	5,971	2,827	15,633	8,709

(Loss) from operations	(3,741)	(1,222)	(9,609)	(3,967)
Commission on loan procurement	--	--	--	(60)
Cost of Omnibus Consent and Waiver Agreement	--	(78)	--	(78)
Redemption premium on convertible note	--	(744)	--	(801)
Interest income	17	--	72	4
Interest expense - related party	--	(32)	--	(65)
Non-cash interest expense - related party	--	(62)	--	(62)
Interest expense - other	(21)	(31)	(42)	(163)
Financing fees - convertible notes	--	(320)	--	(760)
Net (loss) before income taxes	(3,745)	(2,489)	(9,579)	(5,952)

Income tax benefit (expense)	3	(33)	(26)	(73)

Net (loss) before minority interest	(3,742)	(2,522)	(9,605)	(6,025)

Minority interest	3	(14)	(29)	(31)

Net (loss)	$(3,739)	$(2,536)	$(9,634)	$(6,056)

Basic and diluted net (loss) per common share	$(0.24)	$(0.39)	$(0.65)	$(1.23)

Weighted average common shares outstanding	15,290,349	6,549,560	14,811,231	4,920,512

Comprehensive (loss):
Net (loss)	$(3,739)	$(2,536)	$(9,634)	$(6,056)
Foreign currency translation	2	(7)	(8)	(17)
Fair market value adjustment for available for sale securities	--	(2)	--	(4)
Comprehensive (loss)	$(3,737)	$(2,545)	$(9,642)	$(6,077)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)
(Unaudited)

	Nine months ended
	September 30,
	2 0 0 6	2 0 0 5

Operating Activities:
Net (loss)	$(9,634)	$(6,056)
Adjustments to reconcile net (loss) to net cash
(used) by operating activities:
Provision for doubtful accounts	8	--
Depreciation	106	104
Amortization of intangible assets	444	455
Non cash cost of Omnibus Consent and Waiver agreement	--	78
Non cash stock based compensation	1,544	--
Non cash warrants and options for services	129	190
Non cash preferred stock issued for consulting services	--	200
Non cash preferred stock issued as performance bonuses	64	750
Non cash interest expense related party	--	62
Non cash financing fees on convertible note	--	759
Minority interest in subsidiaries	29	31
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(537)	(530)
Other assets	(1,121)	(53)
Increase (decrease) in:
Accounts payable	933	609
Accrued expenses	336	(224)
Income tax payable	(23)	1
Other liabilities	462	15

Total adjustments	2,374	2,447

Net Cash (Used) By Operating Activities	(7,260)	(3,609)

Investing Activities:
Investment in VideoDome	(20)	(100)
Investment in ROO Media Europe	(90)	--
Capitalization of software	(432)	--
Capitalization of content	(132)	(155)
Purchase of equipment	(178)	(188)

Net Cash (Used) By Investing Activities	(852)	(443)

Financing Activities:
Proceeds from private placements, net	4,985	5,225
Bank overdraft	144	192
(Increase) in related party loans	--	(80)
Increase in stockholder loan	--	600
(Decrease) in stockholder loan	--	(150)
Convertible note	--	1,465
Repayment of convertible note	--	(2,743)
(Decrease) in capital leases	(14)	(20)

Net Cash Provided By Financing Activities	5,115	4,489

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)
(Unaudited)

	Nine months ended
	September 30,
	2 0 0 6	2 0 0 5

Effect of Exchange Rate Changes on Cash	(8)	(19)

Net (Decrease) Increase in Cash	(3,005)	418

Cash and Cash Equivalents - Beginning of Period	5,274	322

Cash and Cash Equivalents - End of Period	$2,269	$740

Supplemental Disclosures of Cash Flow Information:
Cash paid during the periods for:
Income taxes	$--	$98
Interest	$42	$228

Supplemental disclosure of non-cash investing and financing activities
Purchase agreement of VideoDome.com Networks, Inc	$--	$44
Conversions of convertible notes	$--	$807

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(1) Basis of Presentation

The accompanying unaudited consolidated financial statements of ROO Group, Inc. ("ROO" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all information and footnotes required by general accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the interim financial statements not misleading have been included. Results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto of the Company and management's discussion and analysis of financial condition and results of operations included in the Company's annual report on Form 10-KSB for the year ended December 31, 2005.

(2) Summary of Significant Accounting Policies

(A) Principles of Consolidation - The consolidated financial statements include the accounts of ROO Group, Inc., its wholly owned subsidiary ROO Media Corporation, its wholly owned subsidiary Bickhams and its 51% owned subsidiary Reality Group (Note 3). Included in the consolidation with ROO Media Corporation are ROO Media Corporation's wholly owned subsidiary ROO Media (Australia) Pty Ltd. and ROO Media (Australia) Pty Ltd.'s wholly owned subsidiary Undercover Media, its wholly owned subsidiary ROO Media Europe Pty Ltd (Note 3), its wholly owned subsidiary ROO Broadcasting Limited, its 51% owned subsidiary Factory212 Pty. Ltd. and its wholly owned subsidiary ROO TV Pty Ltd. Included in the consolidation with Bickhams is Bickhams' wholly owned subsidiary VideoDome.com Networks, Inc.

(B) Management Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

(C) Foreign Currency Translation - Assets and liabilities of ROO Group's foreign subsidiaries are translated at current exchange rates and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of accumulated comprehensive income (loss) in stockholders' equity.

(D) Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the immediate or short-term maturity of these financial instruments.

(E) Impairment of Long-Lived Assets - We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

(F) Cash and Cash Equivalents - ROO considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

(G) Property and Equipment - Property and equipment are stated at cost. Depreciation is provided for using the straight-line and declining balance methods of accounting over the estimated useful lives of the assets.

(H) Intangible Assets - Intangible assets of the Company are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets, with periods of up to five years. All intangible assets are reviewed for impairment annually or more frequently if deemed necessary, and no impairment write-offs were recorded.

(I) Risk Concentrations - Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure. We believe no significant concentration of credit risk exists with respect to these investments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers who are dispersed across many geographic regions. Management believes that accounts receivable credit risk exposure beyond such allowance is limited. The allowance as of September 30, 2006 was $19. As of September 30, 2006, one customer accounted for approximately 18% of our trade accounts receivable portfolio.

We generally do not require collateral for our financial instruments.

(J) Revenue Recognition - Revenues are derived principally from professional services, digital media management and advertising. Revenue is recognized when service has been provided.

(K) Earnings (Loss) Per Share Calculation - Net loss per share is based on the weighted average number of shares outstanding

Earnings (loss) per common share are calculated under the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires ROO Group to report both basic earnings (loss) per share, which is based on the weighted average number of common shares outstanding during the period, and diluted earnings (loss) per share, which is based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect. Potential shares from the conversion of Series A Preferred Stock are excluded as these are not convertible for two years from the date of issuance, though any conversion thereof would also have an anti-dilutive effect.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

(L) Stock-Based Compensation - In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. On January 1, 2006, the Company adopted SFAS 123R. The provisions of SFAS 123R became effective the first annual reporting period beginning after December 15, 2005. SFAS 123R requires companies to adopt its requirements using a "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R.

Beginning in the 2006 calendar year, with the adoption of SFAS 123R, we included stock based compensation in general and administrative for the cost of stock options. Stock based compensation expense for the three and nine months ended September 30, 2006 was $452 and $1,544, respectively.

The fair value of each employee option grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model.

The Company granted options with exercise prices ranging from $2.00 to $3.00 to purchase 1,081,000 shares of its common stock during the nine months ended September 30, 2006.

During the three months ended March 31, 2006, a total of 350,000 employee stock options had vested. During the three months ended June 30, 2006, a total of 376,400 employee stock options had vested. During the three months ended September 30, 2006 322,250 employee stock options had vested with the remaining 1,404,750 employee stock options still unvested as of September 30, 2006.

(M) Reverse Stock Split - Effective October 3, 2005, the Company amended its Certificate of Incorporation to effect a one-for-fifty reverse split of the Company's issued and outstanding shares of common stock. All references to numbers or values of the Company’s shares have been adjusted to reflect this one-for-fifty reverse split. All option amounts and exercise prices have been adjusted to reflect the stock split.

(N) Financing Fees-Convertible Notes

Financing fees-convertible notes reclassifies non-cash expenses relating to the issuance of various convertible notes to investors in the Company. All such convertible securities were retired prior to September 30, 2005.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(3) Acquisitions

On October 28, 2005, the Company entered into an amendment (the "Amendment") to the Stock Purchase Agreement (the "Reality Purchase Agreement") dated as of March 11, 2004 among the Company and the shareholders of Reality Group Pty Ltd. ("Reality Group"). Pursuant to the Amendment, the Reality Group shareholders agreed to exercise their buyback option effective January 1, 2006 at which date the Company returned 29% of the shares in Reality Group to Reality Group shareholders reducing the Company's ownership of Reality Group to 51% in exchange for 66,200 shares of the common stock of the Company (the “exchange shares”). This buyback of shares was recorded as a reduction of goodwill of $957.

On January 27, 2006 ROO Media Corporation purchased 24% of ROO Media Europe Limited for $90. ROO Media Europe is now a wholly owned subsidiary of ROO Media Corporation.

(4) Goodwill

Goodwill of $1,123 represents the excess of acquisition costs over the fair value of net assets of the Reality acquisition of $1,033 and ROO Media Europe Limited of $90. The exercise of the Reality Group buy-back option led to a reduction of goodwill of $957 during the nine months ended September 30, 2006 (Note 3).

(5) Preferred Shares

On June 30, 2006, ROO Group, Inc. (the “Company”) issued 500,000 shares of Series A Preferred Stock to an employee. These shares were valued at the equivalent number (1:25) of common shares based upon the fair market value as at the issue date at $64. Such amount is expensed in “General and administrative (non-cash)” for the three and nine months ended September 30, 2006. These shares were issued as a performance bonus for, among other things, the employee’s role in helping expand and grow the Company’s business operations. These shares were issued pursuant to the exemption from registration provided by Rule 506 under the Securities Act of 1933.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(6) Stock Issuances

On July 28, 2006, the Company issued 50,000 warrants at an exercise price of $2.00 to Highbridge International LLC for investor related services. These warrants were valued under the Black-Scholes method as $129.

On August 18, 2006, the Company entered into a Common Stock Purchase Agreement pursuant to which the Company sold 4,420,000 shares of its common stock and 2,210,000 warrants to purchase shares of common stock to accredited investors, a number of which are existing shareholders of the Company. The offering closed on August 23, 2006. The warrants were valued under the Black-Scholes method as $2,658. The shares of common stock were sold at a price of $1.25 per share resulting in gross proceeds of $5,525. Each investor was issued warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased. The warrants have an exercise price of 2.00 per share and a term of five years. The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement was not filed within such time or if the registration statement was not declared effective within 120 days following the closing date, the Company would be required to pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. Savvian LLC, Burnham Hill Partners, a division of Pali Capital, Inc. and Brimberg & Co., registered broker-dealers, acted as placement agents for the sale of the Company's common stock. In connection with the closing, the Company paid the placement agents a cash fee of $461. In addition, the Company issued the placement agents 801,369 warrants to purchase shares of common stock with an exercise price of $1.25 per share for a period of five years and were valued under the Black-Scholes method as $1,057. The net proceeds of $4,985 were received after deducting placement agent fees of $461 and legal fees of $79. The transaction was exempt from registration requirements pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

(7) Subsequent Events

On November 14, 2006, the Company entered into a securities purchase agreement pursuant to which the Company sold an aggregate of 8,378,377 shares of the Company’s common stock and warrants to purchase an additional 2,513,513 shares of the Company’s common stock to accredited investors resulting in gross proceeds of $15,500. The offering closed on November 16, 2006. The unit price of the common stock and corresponding warrant was $1.85. The warrants have an exercise price of $3.00 per share and a term of five years. At any time at which the market price of the Company's Common Stock exceeds $5.00 for 10 trading days during any 20 consecutive trading days, the Company may elect to call the warrants, provided that, the shares underlying such warrants are registered pursuant to a registration statement. The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed, up to a maximum of 10%. Also, if the registration statement is not declared effective within 120 days following the closing date, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is declared effective, up to a maximum of 10%, which increases to 18% if the registration statement is not declared effective within 2 years following the closing date.

Merriman Curhan Ford & Co. and Brimberg & Co. financial advisors and registered broker-dealers, acted as placement agents for the sale of the Company’s common stock.

The offering was made pursuant to an exemption from securities registration afforded by Section 4(2) the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ROO Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of ROO Group, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, and comprehensive income (loss), stockholders' equity and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ROO Group, Inc. and Subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore Stephens, P.C.

MOORE STEPHENS, P. C.
Certified Public Accountants.

New York, New York
March 27, 2006

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2005

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

ASSETS:
CURRENT ASSETS:

Cash and cash equivalents	$5,274
Accounts receivable, net	1,499
Other current assets	330

TOTAL CURRENT ASSETS	7,103

Property and equipment, net	475
Deferred tax assets	24
Content, net	175
Software, net	1,013
Customer list, net	398
Domain names, net	52
Goodwill	1,990

TOTAL ASSETS	$11,230

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:

Accounts payable	$1,100
Accrued expenses	382
Income tax payable	132
Accrued employee benefits	44
Other current liabilities	438

TOTAL CURRENT LIABILITIES	2,096

NON-CURRENT LIABILITIES	47

TOTAL LIABILITIES	2,143

COMMITMENTS	--

MINORITY INTEREST	89

STOCKHOLDERS' EQUITY:
Series A Preferred shares, $0.0001 par value:
authorized 10,000,000 shares; issued and
outstanding 9,500,000	1
Common stock, $0.0001 par value: authorized 500,000,000
shares; issued and outstanding 13,176,436	1
Additional paid-in capital	23,366
Accumulated deficit	(14,335)
Accumulated other comprehensive loss	(35)

TOTAL STOCKHOLDERS' EQUITY	8,998

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,230

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	YEARS ENDED
	DECEMBER 31,

	2005	2004

REVENUE	$6,619	$3,937

EXPENSES:
Operations	4,465	2,541
Research and development	601	322
Sales and marketing	2,217	841
General and administrative	3,440	2,407
General and administrative (non-cash)	1,911	--

TOTAL EXPENSES	12,634	6,111

(LOSS) FROM OPERATIONS	(6,015)	(2,174)

Non-cash cost of capital	--	(512)
Cost of capital	--	(72)
Commission on loan procurement	(60)	--
Cost of Omnibus Consent and Waiver
agreement	(78)	--
Redemption premium on convertible notes	(801)	--
Agreement termination costs	--	(210)
Interest income	7	1
Interest expense - related party	(81)	(51)
Non-cash interest expense - related party	(62)	--
Interest expense - other	(188)	(70)
Financing fees - convertible notes	(759)	(1,074)
Issue of stock for registration rights liquidated damages	(710)	--
Loss on sale of marketable securities	(18)	--

NET (LOSS) BEFORE INCOME TAXES	(8,765)	(4,162)

INCOME TAXES	(124)	(49)

NET (LOSS) BEFORE MINORITY INTEREST	(8,889)	(4,211)

MINORITY INTEREST	(68)	(15)

NET (LOSS)	$(8,957)	$(4,226)

BASIC AND DILUTED NET (LOSS) PER COMMON SHARE	$(1.40)	$(1.21)

AVERAGE COMMON SHARES OUTSTANDING	6,403,458	3,502,789

COMPREHENSIVE (LOSS):
Net (loss)	$(8,957)	$(4,226)
Foreign currency translation	(38)	16
Fair market value adjustment for available for sale securities	10	(10)

COMPREHENSIVE (LOSS)	$(8,985)	$(4,220)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	SERIES A	PREFERRED		COMMON
	PREFERRED	SHARES	COMMON	STOCK
	SHARES	PAR VALUE	STOCK	PAR VALUE

BALANCE JANUARY 1, 2004	--	$--	3,153,399	$--
Issue of stock in private placements	--	--	166,234	--
Issue of stock for services	--	--	136,043	--
Issue of stock for investments	--	--	8,807	--
Issue of stock as compensation for the
termination of an agreement	--	--	60,000	--
Issue of stock for the acquisition of Reality
Group, Pty, Ltd	--	--	167,200	--
Issue of stock for the acquisition of Undercover
Media, Pty, Ltd	--	--	20,000	--
Issue of stock for the acquisition of Bickhams
Media, Inc.	--	--	80,000	--
Issue of stock for the acquisition of Videodome
Networks.com, Inc.	--	--	120,000	--
Issue of options for services	--	--	--	--
Computed discount on convertible debt	--	--	--	--
Beneficial conversion feature of convertible debt	--	--	--	--
Foreign currency translation adjustment	--	--	--	--
Fair market value adjustment for available for
sale securities	--	--	--	--
Net (loss)	--	--	--	--

BALANCE - DECEMBER 31, 2004	--	$--	3,911,683	$--

Issue of stock in private placements	--	--	7,034,834	1
Issue of stock for registration rights
liquidated damages	--	--	236,667	--
Issue of Series A Preferred shares for services	2,000,000	--	--	--
Issue of Series A Preferred shares as
Performance Bonuses	7,500,000	1	--	--
Issue of stock for services	--	--	5,818	--
Issue of stock for share price guarantee related
to Reality Group, Pty, Ltd	--	--	359,280	--
Issue of stock for achievement of milestones
related to Videodome Networks.com, Inc.	--	--	40,000	--
Issue of stock for the acquisition of Factory212	--	--	10,000	--
Issue of options for services	--	--	--	--
Computed discount on convertible debt	--	--	--	--
Beneficial conversion feature of convertible debt	--	--	--	--
Issue of stock on conversion of convertible debt	--	--	1,178,154	--
Issue of warrants on conversion of convertible debt	--	--	--	--
Issue of warrants for Omnibus Consent and
Waiver agreement	--	--	--	--
Issue of stock upon conversion of stockholder
loan payable	--	--	400,000	--
Issue of warrants for stockholder funding	--	--	--	--
Issue of warrants for services	--	--	--	--
Foreign currency translation adjustment	--	--	--	--
Fair market value adjustment for available for
sale securities	--	--	--	--
Net (loss)	--	--	--	--

BALANCE - DECEMBER 31, 2005	9,500,000	$1	13,176,436	$1

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

			ACCUMULATED
	OTHER		OTHER	TOTAL
	ADDITIONAL		COMPREHENSIVE	STOCKHOLDERS'
	PAID-IN	ACCUMULATED	INCOME	EQUITY
	CAPITAL	(DEFICIT)	(LOSS)	(DEFICIT)

BALANCE JANUARY 1, 2004	$409	$(1,152)	$(13)	$(756)

Issue of stock in private placements	872	--	--	872
Issue of stock for services	576	--	--	576
Issue of stock for investments	25	--	--	25
Issue of stock as compensation for the
termination of an agreement	210	--	--	210
Issue of stock for the acquisition of Reality
Group, Pty, Ltd	2,508	--	--	2,508
Issue of stock for the acquisition of Undercover
Media, Pty, Ltd	150	--	--	150
Issue of stock for the acquisition of Bickhams
Media, Inc.	280	--	--	280
Issue of stock for the acquisition of Videodome
Networks.com, Inc.	330	--	--	330
Issue of options for services	426	--	--	426
Computed discount on convertible debt	89	--	--	89
Beneficial conversion feature of convertible debt	1,055	--	--	1,055
Foreign currency translation adjustment	--	--	16	16
Fair market value adjustment for available for
sale securities	--	--	(10)	(10)
Net (loss)	--	(4,226)	--	(4,226)

BALANCE - DECEMBER 31, 2004	$6,930	$(5,378)	$(7)	$1,545

Issue of stock in private placements	11,900	--	--	11,901
Issue of stock for registration rights
liquidated damages	710	--	--	710
Issue of Series A Preferred shares for services
Issue of Series A Preferred shares as
Performance Bonuses	749	--	--	750
Issue of stock for services	19	--	--	19
Issue of stock for share price guarantee related
to Reality Group, Pty, Ltd	(200)	--	--	(200)
Issue of stock for achievement of milestones
related to Videodome Networks.com, Inc.	44	--	--	44
Issue of stock for the acquisition of Factory212	25	--	--	25
Issue of options for services	849	--	--	849
Computed discount on convertible debt	32	--	--	32
Beneficial conversion feature of convertible debt	351	--	--	351
Issue of stock on conversion of convertible debt	807	--	--	807
Issue of warrants on conversion of convertible debt	117	--	--	117
Issue of warrants for Omnibus Consent and
Waiver agreement	78	--	--	78
Issue of stock upon conversion of stockholder
loan payable	600	--	--	600
Issue of warrants for stockholder funding	62	--	--	62
Issue of warrants for services	93	--	--	93
Foreign currency translation adjustment	--	--	(38)	(38)
Fair market value adjustment for available for
sale securities	--	--	10	10
Net (loss)	--	(8,957)	--	(8,957)

BALANCE - DECEMBER 31, 2005	$23,366	$(14,335)	$(35)	$8,998

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	YEARS ENDED
	DECEMBER 31,

	2005	2004
OPERATING ACTIVITIES:
Net (loss)	$(8,957)	$(4,226)

Adjustments to reconcile net (loss) to net cash
(used) by operating activities:
Provision for doubtful accounts	31	35
Depreciation	147	65
Amortization of intangible assets	581	230
Non cash cost of capital	--	512
Non cash cost of Omnibus Consent and Waiver agreement	78	--
Non cash termination of registration rights	--	210
Non cash legal expenses	--	93
Non cash stock, warrants and options for services	961	33
Non cash preferred stock for consulting services	200	--
Non cash preferred stock issued as performance bonuses	750	--
Non cash interest expense related party	62	--
Non cash stock for registration rights liquidated damages	710	--
Non cash marketing expenses	--	450
Non cash financing fees on convertible note	759	1,074
Loss on sale of marketable securities	18	--
Minority interest in subsidiaries	68	15

Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(449)	(52)
Other assets	1	(118)

Increase (decrease) in:
Accounts payable	381	(277)
Accrued expenses	(22)	139
Income tax payable	54	(3)
Accrued employee benefits	(74)	68
Other liabilities	(217)	282

Total adjustments	4,040	2,756

NET CASH (USED) BY OPERATING ACTIVITIES - FORWARD	(4,917)	(1,470)

INVESTING ACTIVITIES:
Investment Bickhams/Videodome	(100)	(400)
Investment in Reality	(200)	(144)
Net cash received in acquisition of Reality and Videodome	--	86
Net cash received in acquisition of Factory212	9	--
Proceeds from sale of marketable securities	7	--
Creation of content	(194)	(80)
Purchase of equipment	(236)	(113)
Proceeds from sale of equipment	--	44

NET CASH (USED) BY INVESTING ACTIVITIES - FORWARD	$(714)	$(607)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

YEARS ENDED
DECEMBER 31,

	2005	2004

NET CASH (USED) BY OPERATING ACTIVITIES - FORWARDED	$(4,917)	$(1,470)

NET CASH (USED) BY INVESTING ACTIVITIES - FORWARDED	(714)	(607)

FINANCING ACTIVITIES:
Proceeds from private placements, net	11,901	785
Bank overdraft	(260)	197
Increase in related party loans	225	116
(Decrease) in related party loans	(51)	(452)
Convertible note	1,465	1,896
Repayment of convertible note	(2,743)	--
Increase in stockholder loan	600	88
(Decrease) in stockholder loan	(500)	(102)
Note payable	--	(72)
(Decrease) in capital leases	(40)	(52)

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,597	2,404

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(14)	(31)

NET INCREASE IN CASH	4,952	296

CASH - BEGINNING OF YEAR	322	26

CASH - END OF YEAR	$5,274	$322

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the years for:
Income taxes	$72	$25
Interest	$279	$108

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ended December 31, 2005 the Company issued 50,000 warrants at an exercise price of $3.00 to Brimberg & Co for investor relations services. These warrants were valued under the Black-Scholes method as $93 [See Note 13]. Also, during the year ended December 31, 2005, the Company issued 5,818 shares of common stock to a Company for investor relations services for a value of $19 [See Note 13]. During the year ended December 31, 2004 the Company issued 100,000 shares in the common stock of the Company for a value of $450 for marketing services and 44,045 shares in the common stock of the Company for a value of $126 for other services. In addition the Company issued 8,807 shares with a value of $25 of shares in the common stock of the Company in exchange for 200,000 shares in A. Cohen & Co. The directors believe that all the non-cash financing and investing activities were for fair value.

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) BASIS OF PRESENTATION

ROO Group, Inc. ("we," "us," "our," the "Company" or "ROO Group"), through our operating subsidiaries, is a digital media company in the business of providing products and solutions that enable the broadcast of topical video content from our customers' Internet websites. We specialize in providing the technology and content required for video to be played on computers via the Internet as well as emerging broadcasting platforms such as set top boxes and wireless devices (i.e., mobile phones and PDAs). Our core activities include the aggregation of video content, media management, traditional and online advertising, hosting, and content delivery. We also operate a global network of individual destination portals under the brand ROO TV, that enables end users in different regions around the world to view video content over the Internet that is topical, informative, up to date, and specific to the region in which they live. In conjunction with our subsidiaries, we currently service websites based in Europe, Australia, the United States and South Africa. We also generate revenues through the operation of Reality Group Pty. Ltd ("Reality"), our 80% owned subsidiary. Reality is a provider of integrated communication solutions, including direct marketing, internet advertising and sales promotion. Reality generates revenue through traditional and online services to its clients including strategy, creative and media placement.

In prior years, we were in the development stage. During 2004, our principal operations generated significant revenues. As such, we no longer consider ourselves a development stage company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of ROO Group, Inc., its wholly owned subsidiary ROO Media Corporation, its wholly owned subsidiary Bickhams (included since November 1, 2004) and its 80% subsidiary Reality Group Pty. Ltd. ("Reality") (included since May 1, 2004). Included in the consolidation with ROO Media Corporation are ROO Media Corporation's wholly owned subsidiary ROO Media (Australia) Pty Ltd. and ROO Media (Australia) Pty Ltd.'s wholly owned subsidiary Undercover Media Pty Ltd. ("Undercover") (included since June 1, 2004) , its 76%-owned subsidiary ROO Media Europe Pty Ltd, its wholly owned subsidiary ROO Broadcasting Limited and its wholly owned subsidiary ROO TV Pty Ltd and its 51% subsidiary Factory 212 Pty Ltd.(Factory212) (included since November 1, 2005). Included in the consolidation with Bickhams is Bickhams' wholly owned subsidiary VideoDome, Inc (included since November 1, 2004).

(B) MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(C) FOREIGN CURRENCY TRANSLATION - Assets and liabilities of ROO Group's foreign subsidiaries are translated at current exchange rates and related revenues and expenses are translated at average exchange rates in affect during the period. Resulting translation adjustments are recorded as a component of accumulated comprehensive income (loss) in stockholders' equity.

(D) FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the immediate or short-term maturity of these financial instruments.

(E) CASH AND CASH EQUIVALENTS - ROO considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

(F) ACCOUNTS RECEIVABLE - Accounts receivable are recorded at the invoiced amount and are non-interest bearing. At each reporting period the Company evaluates, on a specific basis, the economic condition of its customers and their ability and intent to pay their debt. If such evaluation shows that it is probable that a customer will not settle his full obligation, a reserve against accounts receivable in general and administrative expense is recorded for the non recoverable amount. The Company also maintains a general bad debt reserve based on the aging of its customer's receivables and historical trends. The allowance for doubtful accounts as of December 31, 2005 was $ 47.

(G) PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is provided for using the straight-line and declining balance methods of accounting over the estimated useful lives of the assets [See Note 5].

(H) INTANGIBLE ASSETS - Intangible assets of the Company are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets, with periods of up to five years. All intangible assets are reviewed for impairment annually or more frequently if deemed necessary and no impairment write-offs were recorded in 2004 and 2005 [See Note 9].

(I) IMPAIRMENT OF LONG-LIVED ASSETS - We review our long-lived assets and identifiable intangibles for impairment at least annually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

(J) RISK CONCENTRATIONS - Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure. We believe no significant concentration of credit risk exists with respect to these investments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers who are dispersed across many geographic regions. As of December 31, 2005, two customers each accounted for approximately 11% of our trade accounts receivable portfolio, for approximately 22% in total. We routinely assess the financial strength of customers and, based upon factors concerning credit risk, we establish an allowance for uncollectible accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.

We generally do not require collateral for our financial instruments.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(K) REVENUE RECOGNITION - Revenues are derived principally from professional services, digital media management and advertising. Revenue is recognized when service has been provided.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes that ROO Group's revenue recognition practices are in conformity with the guidelines of SAB 101 as amended by SAB 104.

(L) EARNINGS (LOSS) PER SHARE CALCULATION - Net loss per share is based on the weighted average number of shares outstanding reflecting the shares issued in the merger as outstanding for all periods presented.

Earnings (loss) per common share are calculated under the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires ROO Group to report both basic earnings (loss) per share, which is based on the weighted average number of common shares outstanding during the period, and diluted earnings (loss) per share, which is based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect.

(M) STOCK-BASED COMPENSATION - We account for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related Interpretations. Accordingly, no compensation expense is recognized because the exercise prices of these employee stock options equal or exceed the estimated fair market value of the underlying stock on the dates of grant.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R for public entities that file as small business issuers is the first reporting period beginning after December 15, 2005, which is first quarter 2006 for calendar year companies, although early adoption is allowed. SFAS 123R requires companies to adopt its requirements using a "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. The "modified retrospective" method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees for proforma purposes. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a "lattice" model. We have not yet determined which model we will use to measure the fair value of employee stock options upon the adoption of SFAS 123R.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We have not yet determined what effect, if any, this change will have on future periods.
We currently expect to adopt SFAS 123R effective January 1, 2006; however, we have not yet determined which of the aforementioned adoption methods we will use.

(N) NON CASH COST OF CAPITAL - During the years ended December 31, 2005 and 2004, non cash cost of capital included options issued for capital raising services which were valued using the Black-Scholes method totaling $ -0- and $512, respectively.

(O) ADVERTISING EXPENSE - Our policy is to expense advertising costs as incurred. We incurred no significant advertising expense in 2005 or 2004.

(P) RESTATEMENT OF SHARES - Effective October 3, 2005, the Company amended its Certificate of Incorporation to effect a one-for-fifty reverse split of the Company's issued and outstanding shares of common stock. All references to numbers or values of the Company's shares have been adjusted to reflect this one-for-fifty reverse split. All option amounts and exercise prices have been adjusted to reflect the stock split.

(Q) FINANCING FEES CONVERTIBLE NOTES - Financing Fees Convertible Notes reclassifies non cash expenses relating to the issuance of various convertible notes to investors in the Company. All such convertible securities were retired prior to December 31, 2005.

(R) RECLASSIFICATION - Certain prior period amounts have been reclassified to conform with the current presentation.

(S) RECENT ACCOUNTING PRONOUNCEMENTS - In March 2005, the FASB issued
Interpretation No. 47 (FIN 47), "Accounting for Conditional Asset Retirement Obligations--an interpretation of FASB Statement No. 143." FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was adopted in the fourth quarter of 2005 and has had no significant impact on our financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). SFAS No. 154 requires retrospective application as the required method for reporting a change in accounting principle, unless impracticable or a pronouncement includes specific transition provisions. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. This statement carries forward the guidance in APB Opinion No. 20, "Accounting Changes," for the reporting of the correction of an error and a change in accounting estimate. SFAS No. 154 is effective beginning January 1, 2006. SFAS No. 154 is not expected to have a significant impact on our financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination" ("EITF 05-6"). EITF 05-6 requires that leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. EITF 05-6 was adopted in the fourth quarter of 2005. EITF 05-6 did not have a significant impact on our financial position, results of operations or cash flows.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(S) RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED) - In February 2006, FASB issued FASB 155, Accounting for Certain Hybrid Financial Instruments an amendment of FASB 133, Accounting for Derivative Instruments and Hedging Activities, and FASB 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FASB 155, provides the framework for fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation as well as establishes a requirement to evaluate interests in securitized financial assets to identify interests. FASB 155 further amends FASB 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The guidance FASB 155 also clarifies which interest-only strips and principal-only strips are not subject to the requirements of FASB 133 and concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins September 15, 2006. FASB 155 is not expected to have a material impact on the Company's consolidated financial statements.

In March 2006, FASB issued FASB 156, Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140 . FASB 156 requires the recognition of a servicing asset or servicing liability under certain circumstances when an obligation to service a financial asset by entering into a servicing contract. FASB 156 also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value utilizing the amortization method or fair market value method . FASB 156 is effective at the beginning of the first fiscal year that begins after September 15, 2006. FASB 156 is not expected to have a material impact on the Company's consolidated financial statements.

(3) GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred net operating losses of approximately $6,015 for the year ended December 31, 2005, compared to $2,174 for the year ended December 31, 2004. Additionally, as of December 31, 2005, we had a net working capital of approximately $5,007 and negative cash flows from operating activities of approximately $4,917. Since ROO Media Corporation's inception, we have incurred losses, had an accumulated deficit, and have experienced negative cash flows from operations. The expansion and development of our business may require additional capital. This condition raises substantial doubt about our ability to continue as a going concern. Our management expects cash flows from operating activities to improve in fiscal 2006, primarily as a result of an increase in sales, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

(4) MARKETABLE SECURITIES - AT FAIR VALUE

The Company had classified its investments in marketable securities as available for sale in conformity with generally accepted accounting principles. Available for sale securities are valued at fair value, with unrealized gains and losses shown as a separate component of stockholders' equity. Realized gains and losses are determined on the basis of sales price compared to original cost. Cost is determined under the specific identification method. In December 2005 the Company sold all its marketable securities with a cost basis of $25 for a net consideration of $7 resulting in a realized loss of $18.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(5) ACQUISITIONS

(i) On April 30, 2004 the Company completed the acquisition of 80% of the outstanding ordinary shares (the "Shares") of The Reality Group Pty Ltd. ("Reality"). Reality is a provider of integrated communication solutions, including direct marketing, internet advertising and sales promotion.

The consideration for the Shares was the issuance of an aggregate of 167,200 shares of common stock, par value $.0001 per share, of ROO Group, Inc. to the Reality shareholders, pro rata based on the Reality shareholders' ownership interest in Reality. As additional consideration for the Shares, ROO Group, Inc. agreed to pay an aggregate of US$144 ($200 Australian Dollars) to the Reality shareholders on or before September 30, 2004, to be divided proportionally to each Reality shareholder based on the Reality shareholder's current ownership percentage in Reality. The shares were valued at time of issuance at $15 per share as this was the price that the Company guaranteed the closing market price of the Company's common stock would be one year from the date of the closing of the Reality acquisition and, together with the deferred cash payment, placed a value on the Reality acquisition of $2,653. Unless the trading price of the Company's common stock is at least $15 per share for a period of twelve months commencing one year from the closing of the Reality acquisition, the Company will be required to pay the difference between the closing share price per share and $15 per share (a) in cash, (b) by returning a number of shares in Reality to the original Reality shareholders on a pro rata basis based upon an agreed valuation of the Reality ordinary shares or (c) with the agreement of the Reality shareholders, by issuing additional common shares of ROO Group, Inc. proportionately to the Reality shareholders.

The operations of Reality during the period from May 1, 2004 to December 31, 2005 have been included in the consolidated statements.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (April 30, 2004).

Current assets	$962
Property, Plant and Equipment	327
Deferred Tax Assets	13
Intangible Asset - Customer List	650
Goodwill	1,990

Total Assets Acquired	3,942

Current Liabilities	1,160
Non Current Liabilities	124
Minority Interest	5

Total Liabilities Assumed	1,289

NET ASSETS ACQUIRED	$2,653

On October 28, 2005, the Company entered into an amendment (the "Amendment") to the Stock Purchase Agreement (the "Reality Purchase Agreement") dated as of March 11, 2004 among the Company and the shareholders of Reality Group Pty Ltd. ("Reality Group"). Pursuant to the Amendment, the Reality Group shareholders agreed to exercise their buyback option effective January 1, 2006 at which date the Company must return 29% of the shares in Reality Group to Reality Group shareholders reducing the Company's ownership of Reality Group to 51% in exchange for 66,200 shares of the common stock of the Company (exchange shares). The Reality Group shareholders further agreed that the Share Variance (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) shall be calculated based upon a closing sale price of $2.50 and the Share Variance equals $1,264.

The Company paid $200 of the $1,264 Share Variance in cash and issued 425,400 shares (the "Variance Shares") of the Company's common stock as payment of the remaining $1,064 based on a stock price of $2.50 per share. These shares were a variance of shares and are included in the value at the time of acquisition of $2,653. The Company guaranteed (the "Variance Guarantee") the Reality Group shareholders that they will be able to sell their Exchange Shares (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) and Variance Shares for a price equal to or greater than $2.50 per share for a period of 14 days after the earliest date that the Reality Group shareholders can publicly sell their shares of the Company's common stock (the "Variance Guarantee Period"). In the event the Reality Group shareholders are unable to sell any of the Exchange Shares or the Variance Shares for a price equal to or greater than $2.50 per share during the Variance Guarantee Period, then the Company must issue them such number of shares of common stock equal to: (x) the applicable number of Variance and/or Exchange Shares multiplied by $2.50, less (y) the applicable number of Variance and/or Exchange Shares multiplied by the average closing sale price of the Company's common stock on the OTC Bulletin Board during the Variance Guarantee Period, divided by (z) the average closing sale price of the Company's common stock on the OTC Bulletin Board during the Variance Guarantee Period. Notwithstanding the above agreements, if at any time during the Variance Guarantee Period an offer is presented to a Reality Group shareholder to purchase their Variance Shares for a price equal to or greater than $2.50 per share and such shareholder does not accept the offer, then the Company's obligations pursuant to the Variance Guarantee shall be automatically terminated with respect to such shareholder. The Company agreed to prepare and file a registration statement providing for the resale of 359,280 shares of common stock of the Company being the Variance Shares less the exchange shares by November 27, 2005.

(ii) On June 1, 2004 the Company completed the acquisition of the business and business assets of Undercover Media Pty Ltd. ("Undercover"). Included in the purchase is the www.undercover.com.au website, which currently serves over 500 visitors per month with 55% from the USA, 18% from Europe, 7% from Asia and 20% from other countries around the world. The Undercover website, through its relationship with HMV, exemplifies the link between music content and the sale of music; the user reads the article or interview and can then click through and purchase the artist's CD from HMV's web site.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(5) ACQUISITIONS (CONTINUED)

The consideration for the business was 20,000 shares of common stock, par value $.0001 per share, of ROO Group, Inc. In determining a fair value for the cost of the acquisition of Undercover, the Company considered the effects of price fluctuations in the common stock during the period prior to negotiations through the period subsequent to the closing of the acquisition, quantities traded, issue costs and the like. The Company considers the fair value for the stock issued to be $7.50 per share, for a total cost of $150.

The estimated fair value of the assets acquired was $150 for music, audio, video and photographic content acquired. There were no liabilities assumed in the acquisition.

The operations of the business of Undercover for the period from June 1, 2004 to December 31, 2005 have been included in the consolidated statements.

(iii) On September 10, 2004, the Company entered into an agreement to purchase all of the outstanding shares of common stock of Bickhams Media, Inc. from Avenue Group, Inc pursuant to a Stock Purchase Agreement dated September 10, 2004. In consideration for the purchase, the Company agreed to: (1) pay Avenue Group $300 cash; (2) issue Avenue Group 80,000 shares of our common stock; and
(3) guaranty all of the obligations of VideoDome.com Networks, Inc. under a promissory note of VideoDome that was issued to Avenue Group in October 2003 in the principal amount of $290. In addition, the Company agreed to issue Avenue Group 60,000 shares of our common stock in consideration for a letter which terminated a Registration Rights Agreement dated as of November 28, 2003.

As of November 1, 2004, the Company entered into an agreement with Bickhams Media and Daniel and Vardit Aharonoff for Bickhams Media to purchase 50% of the outstanding common stock of VideoDome.com Networks, Inc. Prior to November 1, 2004, Bickhams Media already owned the other 50% of the outstanding common stock of VideoDome. As a result of this transaction, Bickhams Media now owns 100% of the outstanding common stock of VideoDome. Under the agreement, the Company agreed to: (1) issue 80,000 shares of our common stock to Daniel Aharonoff on the closing date; (2) issue an additional 60,000 shares of our common stock to Daniel Aharonoff upon meeting jointly agreed milestones; and (3) pay up to $220 in cash to Daniel Aharonoff upon meeting jointly agreed milestones. In December 2005, 20,000 shares of common stock and $100 in cash were issued to Daniel Aharonoff upon meeting jointly agreed milestones. In May 2005, 40,000 shares of common stock and $100 in cash were issued to Daniel Aharonoff upon meeting jointly agreed milestones. As at December 31, 2005, $20 in cash is still due and payable upon meeting jointly agreed milestones.

The operations of Bickhams and VideoDome during the period from November 1, 2004 to December 31, 2005 have been included in the consolidated statements.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (November 1, 2004) and is inclusive of milestone payments made subsequent to that date.

Current Assets	$133
Property, Plant and Equipment	26
Software	1,300

Total Assets Acquired	1,459

Current Liabilities	305
Non Current Liabilities	--

Total Liabilities Assumed	305

NET ASSETS ACQUIRED	$1,154

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(5) ACQUISITIONS (CONTINUED)

Selected unaudited pro forma combined results of operations for the twelve months ended December 31, 2004, assuming the Reality, Undercover and Bickhams acquisitions occurred on January 1, 2004 using actual unaudited figures from each entity prior to acquisition, are presented as follows:

Total Revenues	$5,682
Net (Loss)	$(3,991)
Net (Loss) per Common and Common Equivalent Share	$(0.02)

(iv) On October 28, 2005, ROO Broadcasting Limited, a wholly owned subsidiary of the Company ("ROO Broadcasting"), and the shareholders of Factory 212 Pty Ltd. ("Factory212") entered into an agreement, pursuant to which ROO Broadcasting acquired 51% of the outstanding ordinary shares of Factory212. Factory212 is an Australian based interactive marketing agency. As consideration for the ordinary shares of Factory212, the Company issued 10,000 shares (the "Initial Shares") of the Company's common stock to the Factory212 shareholders. Subject to the conditions described below, the Company may issue additional shares ("Additional Shares") of common stock to the Factory212 shareholders, issuable after December 31, 2007, calculated as follows:

51% of [(1 * Factory212 Revenue) + (4 * Factory212 Earnings)]
 Average ROO Share Price

where: "Factory212 Revenue" means the billings less all media and third party supplier costs of Factory212 for the twelve month period ending December 31, 2007; "Factory212 Earnings" means the earnings of Factory212 before tax and after deduction of interest and all other expenses for the twelve month period ending December 31, 2007; and "Average ROO Share Price" means the average price of the Company's common stock during the final five trading days of December 2007.

If the Company does not issue the computed number of Additional Shares, ROO Media's 51% ownership of Factory212 will be reduced on a pro rata basis by the difference between the computed number of Additional Shares and the actual number of Additional Shares issued. If the Company does not issue any Additional Shares, ROO Media will relinquish all of its 51% ownership of Factory212. However, if the Factory212 Earnings are greater than 15% of the Factory212 Revenue and the number of Additional Shares to be issued are less than 4.9% of the then current outstanding shares of common stock of the Company, the Company must proceed with issuing the maximum number of Additional Shares in accordance with the above formula.

The acquisition of Factory212 was conditioned upon the parties entering into the Amendment described above under "Amendment to Reality Group Purchase Agreement." If the Company fails to meet its material obligations under the terms of the Amendment, then the Company and ROO Media agreed that the Factory212 shareholders may in their sole discretion require that ROO Media to relinquish all of its ownership of Factory212. In such event, the Company agreed that the Factory 212 shareholders shall be entitled to retain ownership of their Initial Shares.

The above transactions were exempt from registration requirements pursuant to Regulation S, promulgated pursuant to the Securities Act of 1933, as amended.

The operations of Factory212 during the period from November 1, 2005 to December 31, 2005 have been included in the consolidated statements.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(5) ACQUISITIONS (CONTINUED)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (October 28, 2005).
Current assets	$324
Property, Plant and Equipment	3
Intangible Asset - Customer List	19

Total Assets Acquired	346

Current Liabilities	315
Minority Interest	6

Total Liabilities Assumed	321

NET ASSETS ACQUIRED	$25

(6) LEASES

The Company is a party to a number of noncancelable lease agreements primarily involving office premises and computer equipment. Computer equipment leases are generally for three year periods. There are two leases of office premises. The first is in Australia and is for a four year period ending in April 2006 with a renewal option for an additional three year term. The second is in New York and is for three years and ten months ending in November 2008 with no renewal options.

The following is a schedule of future minimum payments under capital leases and operating leases and obligations under capital leases as of December 31, 2005.

Periods January to December		Operating
unless stated otherwise	Capital	Property	Total
2006	$22	$288	$310
2007	31	190	221
2008	31	181	212
Thereafter	--	--	--

Total Minimum Lease Payments	84	$659	$743

Less Amount Representing Interest		5

TOTAL OBLIGATIONS UNDER CAPITAL LEASES		$79

Rent expense amounted to $336 and $160 for the years ended December 31, 2005 and 2004, respectively.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(7) PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 consists of the following:

		Plant and		Motor
		Equipment		Vehicles
	Plant and	Capital	Motor	Capital
	Equipment	Lease	Vehicles	Lease

Cost	$175	$9	$4	$102
Accumulated
Depreciation	(54)	(2)	(1)	(24)

Net	$121	$7	$3	$78

Estimated Useful Life	10 years	3 years	6 years	7 years

	Computer	Leasehold	Office
	Software	Improvements	Equipment	Total

Cost	$35	$42	$299	$666
Accumulated
Depreciation	(19)	(7)	(84)	(191)

Net	$16	$35	$216	$475

Estimated Useful Life	2 years	5 years	4 years

Depreciation expense (including depreciation of capital lease assets) amounts to $147 and $65 for the years ended December 31, 2005 and 2004, respectively.

(8) INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years ended
	December 31,
	2005	2004
Current:
Australian Federal Tax Expense	$105	$83
Non-Current:
Australian Federal Tax Expense	19	(34)

TOTALS	$124	$49

The reconciliation of reported income tax expense to the amount of income tax expense that would result from applying Australian federal tax rates to pretax income is as follows:

Statutory Federal Income Tax	$117	$38
Other (Non Allowable Deductions)	7	11

TOTALS	$124	$49

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(8) INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities were as follows:

Years ended
December 31,
2005	2004
Deferred Tax Assets:
Provision Accounts	$17	$26
Depreciation	(--)	(--)
Other Liabilities	7	17

TOTALS	$24	$43

(9) GOODWILL AND INTANGIBLE ASSETS

Goodwill of $1,990 represents the excess of acquisition costs over the fair value of net assets of the Reality acquisition.

At December 31, 2005 intangible assets include the following:

	Customer List	Software	Content	Domain Name

Cost	$669	$1,300	$336	$54
Less Amortization	(271)	(287)	(161)	(2)

TOTALS	$398	$1,013	$175	$52

The customer lists were acquired as a component of the Reality and Factory212 acquisitions and are being amortized over a 4 year period on a straight line basis. It is estimated that the aggregate annual amortization expense for each of the next 3 years will be $163 for customer lists. The software is being amortized over a 5 year period on a straight line basis. It is estimated that the minimum aggregate annual amortization expense for each of the next 4 years will be $260 for software. Content is made up of digital videos, audio and photographs and is capitalized at the cost of production. Content is amortized over a 2 year period on a straight line basis. It is estimated that the minimum amortization of content costs will total $127 and $48 for the years ending December 31, 2006 and 2007, respectively. The company purchased the domain name www.roo.com in November 2005 and it is being amortized over a 5 year period on a straight line basis. It is estimated that the aggregate annual amortization expense for each of the next 4 years will be $11 for domain names.

The Company's policy is to regularly review goodwill and intangible assets to determine if they have been permanently impaired by adverse conditions. As at December 31, 2005 management does not believe the goodwill or intangible assets to be impaired

(10) SHAREHOLDER LOAN PAYABLE

The Company has periodically received cash advances from its Chief Executive Officer. These amounts are recorded as a loan payable by the Company. The interest on the loan is 10% per annum and the outstanding balance as of December 31, 2005 was $-0-. Interest expense for this loan amounts to $81 and $51 for the years ended December 31, 2005 and 2004, respectively.

On August 23, 2005 the Company assumed the liability for warrants issuable to the funding agents for the $600 loan made to the Company by the Chief Executive Officer on May 23, 2005. This resulted in the Company issuing 48,000 warrants. The warrants were valued at $62 under the Black-Scholes method and the amount was expensed as a non cash interest expense - related party.

On October 21, 2005, Robert Petty, the Company's Chief Executive Officer, converted $600 of the amount owing to him as Shareholder Loan Payable to 400,000 shares which were issued at a price of $1.50 per share.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(11) CALLABLE SECURED CONVERTIBLE NOTES

On September 10, 2004, the Company entered into a Securities Purchase Agreement with AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC for the sale of (i) $3,000,000 in callable secured convertible notes and (ii) warrants to purchase 3,000,000 shares of our common stock.

These investors were obligated to provide us with the funds as follows:

•	$1,000 was disbursed on September 13, 2004;

•	$1,000 was disbursed on November 26, 2004; and

•	$1,000 was disbursed on February 9, 2005.

The callable secured convertible notes bear interest at 8%, mature two years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of:

•	$10.00; or

•	65% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days before but not including the conversion date.

Upon placement of the $3,000 callable secured convertible notes and the issuance of 3,000,000 detachable warrants the Company recorded this event under the guidance of the Emerging Issues Task Force (EITF) issue number 00-27 "Application of issue No. 98-5 to Certain Convertible Instruments".

The Company computed the value of the beneficial conversion feature as $585 for first placement, $469 for the second placement and $351 for the third placement; the expense from the third placement was recorded as financing fees - convertible notes during the year ended December 31, 2005 while the other placements were expensed during the year ended December 31, 2004. The Company also recorded a discount of $46 for the first placement, $43 for the second placement and $32 for the third placement for the detachable warrants issued in conjunction with the callable secured convertible notes.

On May 19, 2005, we applied $200 of the $600 gross proceeds from a loan from Mr. Petty to redeem $143 principal amount of the Company's outstanding $3,000 principal amount of callable secured convertible notes. The difference between the amount paid and the principal amount redeemed of $57 was expensed as a redemption premium on the callable secured convertible notes.

On July 18, 2005, the Company entered into a Securities Purchase Agreement with AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC for the sale of: (i) $2,500 in callable secured convertible notes; and (ii) warrants to purchase 100,000 shares of the Company's common stock. The callable secured convertible notes and the warrants will be issued to the investors pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The warrants were valued under the Black-Scholes method of $117.

The investors are obligated to provide the Company initially with $550 of funds which was disbursed on July 19, 2005.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(11) CALLABLE SECURED CONVERTIBLE NOTES (CONTINUED)

On August 18, 2005, the Company entered into an Omnibus Consent and Waiver agreement with the holders of the Company's outstanding callable secured convertible notes. Under the agreement, the Noteholders consented to a private placement of up to 5,333,333 shares of the Company's common stock at a purchase price of $1.50 per share in one or more closings. The Noteholders also agreed to amend the amount of consideration required to prepay the callable secured convertible notes in full to: (a) payment of $3,400 in cash within five business days of the date of the agreement; and (b) issuance of warrants entitling the Noteholders to purchase 60,000 shares of the Company's common stock with a fixed exercise price of $1.50 per share exercisable for a period of five years from the issue date. The warrants were valued under the Black-Scholes method at $78. In addition, the Noteholders waived certain notice and other requirements in order to facilitate prepayment of the outstanding callable secured convertible notes. The warrants were issued by the Company on October 11, 2005.

On August 23, 2005, the Company repaid the holders of the Company's outstanding callable secured convertible notes $3,400, which repaid the callable secured convertible notes plus interest in full. This negotiated settlement was considered to be in the best interest of the Company and included $2,600 callable secured convertible notes principal outstanding, $56 interest due and payable and a $744 premium on the redemption.

(12) PREFERRED SHARES

On March 9, 2005, the Board of Directors of the Company amended the Company's Certificate of Incorporation to designate the rights of Series A Preferred Stock. The Certificate of Designation authorizes the Company to issue up to 10,000,000 shares of Series A Preferred Stock, par value $.0001 per share. The Series A Preferred Stock has a stated value of $.0001 and a liquidation preference over the Company's common stock and any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to shareholders of the Company and are entitled to ten votes for each share of Series A Preferred Stock owned. Holders of shares of Series A Preferred Stock vote together with the holders of common stock on all matters and do not vote as a separate class.

Beginning two years from the date of issuance of the Series A Preferred Stock, each one share of Series A Preferred Stock is convertible, at the option of the holder, into two shares of the Company's common stock. However, holders cannot convert any share of Series A Preferred Stock if the market price of the Company's common stock is below $0.40 per share.

On March 17, 2005, ROO Group, Inc. (the "Company") issued 6,000,000 shares of Series A Preferred Stock to its Chief Executive Officer, Robert Petty, and 1,500,000 shares of Series A Preferred Stock to its Chief Financial Officer, Robin Smyth. These shares have been valued at the equivalent number (2:1) of common shares valued as at the issue date to a combined valuation of $750. These shares were issued as a performance bonus to Messrs. Petty and Smyth for, among other things, their role in helping expand and grow the Company's business operations. These shares were issued pursuant to the exemption from registration provided by Rule 506 under the Securities Act of 1933.

Also on March 17, 2005, the Company issued and aggregate of 2,000,000 shares of Series A Preferred Stock to two accredited investors as consideration for investor relations services. These shares have been valued at the equivalent number (2:1) of common shares valued as at the issue date to a combined valuation of $200. These shares were issued pursuant to the exemption from registration provided by Rule 506 under the Securities Act of 1933.

On September 30, 2005, the Company amended the terms of its Series A Preferred Stock to provide that: (1) the holders thereof may not convert shares of Series A Preferred Stock if the market price of the Common Stock is below $3.00 per share; and (2) removing the following restriction on the holders thereof from converting shares of Series A Preferred Stock immediately prior to a change in control of the Company:

"if at the time of a conversion under this Section 5.2 the market price of the Common Stock is below $0.40 per share, then each share of Series A Preferred Stock shall convert into such number of shares of Common Stock equal to (x) two (2), multiplied by (y) the closing price of the Common Stock on the date of the event triggering an automatic conversion under this Section 5.2 divided by $0.20."

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) STOCK ISSUANCES

On February 8, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.89 per share to reduce the amount owing on the convertible notes by a total of $11.

On February 9, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.85 per share to reduce the amount owing on the convertible notes by a total of $11.

On February 17, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.72 per share to reduce the amount owing on the convertible notes by a total of $10.

On February 28, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.57 per share to reduce the amount owing on the convertible notes by a total of $9.

On March 1, 2005 the Company issued 140,000 options to purchase common stock to a consultant with an exercise price of $10.00. Under the agreement, upon the repayment of the callable secured convertible notes the exercise price reverted to $5.00 and upon a reverse split of the Company's stock the number of options outstanding shall not be less than 500,000 options. Upon the one-for-50 reverse split of the Company's issued and outstanding shares of common stock effective October 3, 2005, the issued options were adjusted to 500,000. As at December 31, 2005, 500,000 options with an exercise price of $5.00 were outstanding. These options were valued under the Black-Scholes method at $849 as payment for investor relations consulting services.

On March 3, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.57 per share to reduce the amount owing on the convertible notes by a total of $9.

On March 8, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.57 per share to reduce the amount owing on the convertible notes by a total of $9.

On March 18, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.52 per share to reduce the amount owing on the convertible notes by a total of $9.

On March 29, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.52 per share to reduce the amount owing on the convertible notes by a total of $9.

On April 6, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.44 per share to reduce the amount owing on the convertible notes by a total of $9.

On April 13, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.26 per share to reduce the amount owing on the convertible notes by a total of $8.

On April 20, 2005 the Company issued 6,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.11 per share to reduce the amount owing on the convertible notes by a total of $7.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) STOCK ISSUANCES (CONTINUED)

On April 29, 2005 the Company issued 96,154 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $1.04 per share to reduce the amount owing on the convertible notes by a total of $100.

On May 9, 2005 the requirements for the second milestone in the stock purchase agreement with Bickhams Media and Daniel and Vardit Aharonoff dated November 1, 2004 was met. Therefore, the Company authorized the payment of $100 and issued 40,000 shares of common stock. The shares were valued at $1.10 per share with a total value of $44.

On May 10, 2005 the Company issued 138,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $0.69 per share to reduce the amount owing on the convertible notes by a total of $95.

On May 13, 2005 the Company issued 206,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $0.605 per share to reduce the amount owing on the convertible notes by a total of $125.

On July 19, 2005 the Company issued 216,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $0.65 per share to reduce the amount owing on the convertible notes by a total of $140.

On July 22, 2005 the Company issued 228,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $0.57 per share to reduce the amount owing on the convertible notes by a total of $130.

On July 29, 2005 the Company issued 228,000 shares of common stock converted under the callable secured convertible notes agreement. The stock issued was valued at $0.505 per share to reduce the amount owing on the convertible notes by a total of $115.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) STOCK ISSUANCES (CONTINUED)

On August 23, 2005, the Company entered into a Common Stock Purchase Agreement and sold 3,833,334 shares of the Company's common stock to accredited investors in a private placement pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended. The common stock was sold at a price of $1.50 per share resulting in gross proceeds of $5,750. $3,400 of the proceeds was used to prepay all of the Company's outstanding callable secured convertible notes. In connection with the sale of the common stock, the Company was required to perform a 1-for-50 reverse split of its outstanding shares of common stock within 45 days following the closing date [See Note 2]. In addition, the investors acknowledged and agreed that the Company may sell up to an additional $2,250 of shares of common stock on substantially identical terms or on terms more favorable to the Company within 45 days of the closing, which the investors have a right of first refusal to participate. The Company's Chairman and Chief Executive Officer also agreed to convert at least $600 of a promissory note issued to him by the Company on May 18, 2005 in the aggregate principal amount of $1,100 into shares of the Company's common stock at a price of $1.50 per share within five business days of the reverse stock split. The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 45 days following the closing date. If the registration statement was not filed within such time or if the registration statement was not declared effective within 120 days following the closing date, the Company would be required to pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. Pali Capital, Inc. and Brimberg & Co., both registered broker-dealers, acted as placement agents for the sale of the Company's common stock. In connection with the closing, the Company paid the placement agents a cash fee equal to 10% of the gross proceeds up to $3,000 and 8% of the gross proceeds in excess of $3,000. In addition, the Company was required to issue the placement agents warrants to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in the private placement with an exercise price of $1.50 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants. The placement agents warrants totaling 383,333 were issued on August 23, 2005 with an exercise price of $1.50 and were valued under the Black-Scholes method as $498. The net proceeds of $5,201 were received after deducting placement agent fees $525 and legal fees of $24 .

On August 23, 2005 the Company issued 48,000 warrants with an exercise price of $1.25 and valued these under the Black-Scholes method as $62 in relation to assuming the liability for warrants issuable to Pali Capital, Inc. for the $600 loan the Chief Executive Officer made to the Company on May 23, 2005.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) STOCK ISSUANCES (CONTINUED)

Effective October 3, 2005, the Company amended its Certificate of Incorporation to effect a one-for-fifty reverse split of the Company's issued and outstanding shares of common stock. As of that date, every fifty outstanding shares of common stock were changed into one share of common stock. Any shareholder who beneficially owns a fractional share of common stock after the reverse stock split received one additional share of common stock in lieu of such fractional share [See Note 2].

On October 20, 2005, the Company entered into a Common Stock Purchase Agreement pursuant to which the Company sold 1,500,000 shares of its common stock to accredited investors. The shares of common stock were sold at a price of $1.50 per share resulting in gross proceeds of $2,250. The transaction was exempt from registration requirements pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement was not filed within such time or if the registration statement was not declared effective within 120 days following the closing date, the Company would be required to pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. Pali Capital, Inc. and Brimberg & Co., both registered broker-dealers, acted as placement agents for the sale of the Company's common stock. In connection with the closing, the Company paid the placement agents a cash fee equal to 8% of the gross proceeds. In addition, the Company was required to issue the placement agents warrants to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in the private placement with an exercise price of $1.50 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants. The placement agents warrants totaling 150,000 were issued on October 20, 2005 with an exercise price of $1.50 and were valued under the Black-Scholes method as $286. The net proceeds of $2,043 were received after deducting placement agent fees $180 and legal fees of $27.

On October 21, 2005 Robert Petty the Company's Chief Executive Officer converted $600 of the amount owing to him as Shareholder Loan Payable to 400,000 shares, which were issued at a price of $1.50 per share.

On October 23, 2005 the Company issued 50,000 warrants at an exercise price of $3.00 to Brimberg & Co for Investor Relations services. These warrants were valued under the Black-Scholes method as $93.

On October 28, 2005, the Company entered into an amendment (the "Amendment") to the Stock Purchase Agreement (the "Reality Purchase Agreement") dated as of March 11, 2004 among the Company and the shareholders of Reality Group Pty Ltd. ("Reality Group"). Pursuant to the Amendment, the Reality Group shareholders agreed to exercise their buyback option effective January 1, 2006 at which date the Company must sell to the Reality Group shareholders such number of shares of Reality Group's common stock so as to reduce the Company's ownership of Reality Group to 51%. The Reality Group shareholders further agreed that the Share Variance (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) shall be calculated based upon a closing sale price of $2.50, and the Share Variance equals $1,264.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) STOCK ISSUANCES (CONTINUED)

The Company paid $200 of the $1,264 Share Variance in cash and issued 425,400 shares (the "Variance Shares") of the Company's common stock as payment of the remaining $1,064 based on a stock price of $2.50 per share. These shares were a variance of shares and are included in the value at the time of acquisition of $2,653. The Company guaranteed (the "Variance Guarantee") the Reality Group shareholders that they will be able to sell their Exchange Shares (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) and Variance Shares for a price equal to or greater than $2.50 per share for a period of 14 days after the earliest date that the Reality Group shareholders can publicly sell their shares of the Company's common stock (the "Variance Guarantee Period"). In the event the Reality Group shareholders are unable to sell any of the Exchange Shares or the Variance Shares for a price equal to or greater than $2.50 per share during the Variance Guarantee Period, then the Company must issue them such number of shares of common stock equal to: (x) the applicable number of Variance and/or Exchange Shares multiplied by $2.50, less (y) the applicable number of Variance and/or Exchange Shares multiplied by the average closing sale price of the Company's common stock on the OTC Bulletin Board during the Variance Guarantee Period, divided by (z) the average closing sale price of the Company's common stock on the OTC Bulletin Board during the Variance Guarantee Period. Notwithstanding the above agreements, if at any time during the Variance Guarantee Period an offer is presented to a Reality Group shareholder to purchase their Variance Shares for a price equal to or greater than $2.50 per share and such shareholder does not accept the offer, then the Company's obligations pursuant to the Variance Guarantee shall be automatically terminated with respect to such shareholder. The Company agreed to prepare and file a registration statement providing for the resale of 359,280 of the Variance Shares by November 27, 2005.

On October 28, 2005, the Company entered into an agreement with ROO Broadcasting Limited, a wholly owned subsidiary of the Company ("ROO Broadcasting"), and the shareholders of Factory 212 Pty Ltd. ("Factory212"), pursuant to which ROO Broadcasting acquired 51% of the outstanding ordinary shares of Factory212. Factory212 is an Australian based interactive marketing agency. As consideration for the ordinary shares of Factory212, the Company issued 10,000 shares (the "Initial Shares") of the Company's common stock to the Factory212 shareholders
[See Note 5].

The above transactions were exempt from registration requirements pursuant to Regulation S, promulgated pursuant to the Securities Act of 1933, as amended.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) STOCK ISSUANCES (CONTINUED)

On December 28, 2005, the Company entered into a Common Stock Purchase Agreement pursuant to which the Company sold 1,701,500 shares of its common stock and 680,600 warrants to purchase shares of common stock to accredited investors. The warrants were valued under the Black-Scholes method as $1,922. The shares of common stock were sold at a price of $3.00 per share resulting in gross proceeds of $5,105. Each investor was issued warrants to purchase a number of shares of common stock equal to 40% of the number of shares of common stock purchased. The warrants have an exercise price of $4.00 per share and a term of five years. The transaction was exempt from registration requirements pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The investors were also granted a right to participate in subsequent financings until June 28, 2007. The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement was not filed within such time or if the registration statement was not declared effective within 120 days following the closing date, the Company would be required to pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. In connection with this private placement, we agreed with the investors that within 60 days of meeting the listing requirements of The Nasdaq SmallCap Market, the Company will file an initial listing application for its common stock to be listed on The Nasdaq SmallCap Market and that within 60 days of meeting the listing requirements of The Nasdaq National Market, the Company will file an initial listing application for its common stock to be listed on The Nasdaq National Market. Pali Capital, Inc. and Brimberg & Co., both registered broker-dealers, acted as placement agents for the sale of the Company's common stock. In connection with the closing, the Company paid the placement agents a cash fee equal to 8% of the gross proceeds. In addition, the Company is required to issue the placement agents warrants to purchase a number of shares of common stock equal to 10% of the shares of common stock sold and warrants issued in the private placement with an exercise price of $3.00 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants. The placement agents warrants totaling 238,700 were issued on December 28, 2005 with an exercise price of $3.00 and were valued under the Black-Scholes method as $680. The net proceeds of $4,657 were received after deducting placement agent fees $408 and legal fees of $40.

On December 31, 2005, the Company issued 236,667 shares of common stock to the investors of the August 2005 and October 2005 private placements as satisfaction of the total liquidated damages owed and anticipated due to the Company failing to file a Registration Statement within the terms of the Registration Rights Agreements dated August 23, 2005 and October 20, 2005. The shares issued to the investors as payment of liquidated damages were considered Registrable Securities for purposes of the Registration Rights Agreement and such shares were included in the Registration Statement. The shares were valued at $3.00 per share with a total value of $710.

On December 31, 2005 the Company issued 5,818 shares of common stock to a company for investor relation services which were valued at $19.

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(14) STOCK OPTION PLAN

On August 23, 2005 the Board of Directors of ROO Group, Inc. increased the number of incentive stock options or non-qualified options to purchase an aggregate of 2,500,000 shares of common stock may be issued Stock Option Plan (the "Plan"). Pursuant to the Plan, which expires on April 1, 2014, incentive stock options or non-qualified options to purchase shares of common stock have been issued to officers, directors, employees and consultants of ROO Group.

The Board of Directors have also determined that the currently outstanding incentive stock options or non-qualified options be reissued on terms in line with the Company's current position to reinstate the incentive nature of the Plan for officers, directors, employees and consultants. On August 23, 2005 the Board of Directors reissued the 277,000 outstanding stock options under the Plan for two years and at an exercise price of $2.00 per share. On August 23, 2005 the Board of Directors also issued a further 1,506,050 stock options under the Plan for two years and at an exercise price of $2.00 per share. At December 31, 2005 279,050 stock options under the Plan had vested with the remaining 1,504,000 still to vest under milestones.

The Plan is administered by the Board of Directors of ROO Group (the "Board") or by a committee to which administration of the Plan, or of part of the Plan, may be delegated by the Board (in either case, the "Administrator"). Options granted under the Plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the Plan vest in such increments as is determined by the Administrator. To the extent that options are vested, they must be exercised within a maximum of three months of the end of optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of ROO Group's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

If the compensation cost for the stock-based employee compensation plans had been determined based on fair values of awards on the grant date, estimated using the Black-Scholes option pricing model, which would be consistent with the method described in SFAS No. 123, the Company's reported net (loss) and (loss) per share would have changed to the pro forma amounts shown below:

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004

Net (Loss) as reported	(8,957)	(4,226)
Deduct: Amount by which stock-based employee
compensation as determined under fair
value based method for all awards
exceeds the compensation as determined
under the intrinsic value method	(357)	(1,079)
Pro Forma Net(Loss)	(9,314)	(5,305)
Basic and Diluted (Loss) Per Share as Reported	(1.40)	(1.21)
Pro Forma Basic and Diluted (Loss) Per Share	(1.45)	(1.51)

Under SFAS No. 123 the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004

Expected life (in years)	2.0	2.0
Risk-free interest rate	4.75%	4.75%
Volatility	351%	135%
Dividend yield	0.0%	0.0%

ROO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(15) SUBSEQUENT EVENTS

Effective January 1, 2006, the Company returned 29% of the shares in Reality Group to Reality Group shareholders, reducing the Company's ownership of Reality Group to 51%, in exchange for 66,200 shares of the common stock of the Company.

On January 27, 2006 ROO Media Corporation purchased 24% of ROO Media Europe Limited for $90. ROO Media Europe is now a wholly owned subsidiary of ROO Media Corporation.

18,800,016
Shares of
Common Stock

of

ROO Group, Inc.

PROSPECTUS

The date of this prospectus is __________, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$6,014.69
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	45,000.00	*
TOTAL	$61,014.69	*

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

ROO Group, Inc. sold the following securities within the past three years without registering the securities under the Securities Act of 1933, as amended (the "Securities Act").

On December 1, 2003 ROO Media, prior to the merger with Virilitec Industries, Inc., completed a private placement of 115 shares of its common stock for an aggregate amount of US$524,589. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On December 2, 2003, Virilitec Industries, VRLT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Virilitec Industries, ROO Media, Jacob Roth and Bella Roth, entered into an Agreement and Plan of Merger. Pursuant to the merger, we issued 148,000,000 shares of our common stock in consideration for all of the issued and outstanding shares of capital stock of ROO Media. As additional consideration for the 148,000,000 shares of common stock of Virilitec Industries, (1) ROO Media paid to Virilitec Industries $37,500 cash prior to the execution of the Agreement and Plan of Merger, (2) ROO Media paid an aggregate of $100,000 of Virilitec Industries' total $162,500 of liabilities as reflected on Virilitec Industries' balance sheet on the closing date of the merger, and (3) ROO Media paid Virilitec Industries' $62,500 debt to Jacob Roth, Virilitec Industries' former Chief Executive Officer. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On February 18, 2004, we authorized the issuance of 148,200 shares of our common stock to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our corporate and securities counsel, as payment for outstanding legal fees. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On March 1, 2004, we authorized the issuance of non-qualified stock options to purchase an aggregate of 6,000,000 shares of our common stock at an exercise prices ranging between $.05 and $.10 per share to two accredited investors. The options were issued for services provided or to be provided and expire on March 1, 2006. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On March 3, 2004, we authorized the issuance of an aggregate of 954,547 shares of our common stock to three accredited investors in a private placement conducted by us without the use of a placement agent. We sold the securities for an average of $.0576 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

During April 2004 we issued 4,720,833 shares of common stock, including 325,000 shares issued as compensation for non-cash placement fees netted against proceeds of shares, to 17 accredited investors. The stock issued for cash was issued at three price levels that were determined based on changing market conditions - 333,333 shares were issued at $0.075 per share, 812,500 shares were issued at $0.08 per share and 3,250,000 shares were issued at $0.10 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

In April 2004 we authorized the issuance of 5,000,000 shares of our common stock to Vertex Capital Corporation for marketing services provided or to be provided until December 31, 2004. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

In April 2004, we issued an aggregate of 9.7 million incentive stock options to four accredited investors, including our Chief Executive Officer, Chief Financial Officer and two employees. Of the 9.7 million options, we issued 6 million to our Chief Executive Officer, Robert Petty. Such options vest on May 8, 2004, expire on May 8, 2006 and are exercisable at $.1265 per share. Three million of the 9.7 million options were issued to our Chief Financial Officer, Robin Smyth. Such options vest on May 8, 2004, expire on May 8, 2006 and are exercisable at $.1265 per share. The remaining 700,00 options were issued to two employees. These options vest pursuant to the respective stock option agreements, expire on April 8, 2006 and are exercisable at $0.115 per share. In addition, we issued 3 million nonqualified stock options to a director of one of our subsidiaries. Such options vest pursuant to the respective stock option agreements, expire on April 8, 2006 and are exercisable at $0.115 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On April 30, 2004 we completed the acquisition of 80% of the outstanding ordinary shares of The Reality Group Pty Ltd. The consideration for the shares was the issuance of an aggregate of 8,360,000 shares of our common stock to the Reality Group shareholders pro rata based on the Reality Group shareholders' ownership interest in Reality Group. Each of the Reality Group shareholders is an accredited investor as defined in Rule 501(a), promulgated under the Securities Act of 1933, as amended. The shares were valued at time of issue at $0.30 per share as this was the price that we guaranteed the closing market price of our common stock would be one year from the date of the closing of the Reality acquisition. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

During May 2004 we issued 974,996 shares of common stock, including 75,000 shares issued as compensation for non-cash placement fees netted against proceeds of shares, to seven accredited investors. The stock issued for cash was issued at $0.15 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

In May 2004 we authorized the issuance of 37,765 shares of our common stock to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our corporate and securities counsel, as payment for outstanding legal fees. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

During June 2004 we issued 986,333 shares of common stock to two accredited investors. The stock issued for cash was issued at two price levels that were determined based on changing market conditions - 353,000 shares were issued at $0.10 per share and 633,333 shares were issued at $0.15 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

In June 2004, we issued an aggregate of 750,000 incentive stock options to five accredited investors, each of whom are employees. These options vest pursuant to the respective stock option agreements, expire on June 29, 2006 and are exercisable at $0.16 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On June 1, 2004 we completed the acquisition of the business and business assets of Undercover Media Pty Ltd. The consideration for the business was 1,000,000 shares of our common stock. In determining a fair value for the cost of the acquisition of Undercover Media, we considered the effects of price fluctuations in the common stock during the period prior to negotiations through the period subsequent to the closing of the acquisition, quantities traded, issue costs and the like. We consider the fair value for the stock issued to be $0.15 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On August 2, 2004, we issued 675,000 shares of common stock and options to purchase 675,000 shares of common stock a two year life and an exercise price of $.10 to one accredited investor for aggregate consideration of $50,000. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On August 25, 2004, we authorized the issuance of 330,557 shares of common stock to two entities, Bishopcourt Investments Pty Ltd for 165,300 shares and Corporate Communications Group, Inc. 165,257 shares, for investor relations services provided to us. These shares were recorded at a price of $.10 per share, the quoted price of our common stock at that time. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On August 25, 2004, we authorized the issuance of 440,350 shares to two accredited investors as consideration for the acquisition of 200,000 shares in A. Cohen & Co Plc a company listed on the London Stock Exchange. A negotiated price was paid for the shares in A. Cohen & Co Plc at 6.95p which converted to 440,350 shares at $.0575 share of our common stock. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on September 10, 2004 for the sale of (i) $3,000,000 in callable secured convertible notes and (ii) warrants to purchase 3,000,000 shares of our common stock. The investors are obligated to provide us with an aggregate of $3,000,000 as follows: $1,000,000 was disbursed on September 13, 2004; $1,000,000 was disbursed on November 26, 2004, after filing a registration statement covering the number of shares of common stock underlying the secured convertible notes and the warrants; and $1,000,000 was disbursed on February 9, 2005, after effectiveness of the registration statement. The callable secured convertible notes were repaid on August 23, 2005. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.10 per share. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the investors exercise the warrants on a cashless basis, then the Company will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event the Company issues common stock at a price below market, with the exception of any securities issued as of the date of the warrants or issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On September 15, 2004, we completed the purchase of all of the outstanding shares of common stock of Bickhams Media, Inc. from Avenue Group, Inc pursuant to a Stock Purchase Agreement dated September 10, 2004. In consideration for the purchase, we agreed to: (1) pay Avenue Group $300,000 cash; (2) issue Avenue Group 4,000,000 shares of our common stock; and (3) guaranty all of the obligations of VideoDome.com Networks, Inc. under a promissory note of VideoDome that was issued to Avenue Group in October 2003 in the principal amount of $290,000. In addition, we agreed to issue Avenue Group 3,000,000 shares of our common stock in consideration for a termination letter which shall serve to terminate a Registration Rights Agreement dated as of November 28, 2003. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On November 23, 2004, we issued 1,285,714 share of common stock to Sichenzia Ross Friedman Ference LLP, our corporate securities counsel, as payment for outstanding legal fees. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On November 23, 2004, we issued 5,000,000 shares of common stock to Daniel Aharonoff in partial consideration for the purchase by Bickhams Media, Inc., one of our wholly owned subsidiaries, of 50% of the outstanding common stock of VideoDome.com Networks, Inc. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On November 26, 2004 we issued 100,000 incentive stock options to an employee. These options vest pursuant to the stock option agreement, expire on November 26, 2006 and are exercisable at $0.20 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On December 15, 2004 we issued 150,000 incentive stock options to an employee. These options vest pursuant to the stock option agreement, expire on November 26, 2006 and are exercisable at $0.20 per share. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On December 21, 2004, we issued 1,000,000 shares of common stock to Daniel Aharonoff in partial consideration for the purchase by Bickhams Media, Inc., one of our wholly owned subsidiaries, of 50% of the outstanding common stock of VideoDome.com Networks, Inc. These shares of common stock were issued upon the satisfaction of certain jointly agreed milestones by VideoDome.com Networks, Inc. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On March 1, 2005 we issued options to purchase 140,000 shares of common stock to a consultant with an exercise price of $10.00. The terms of these options were subsequently adjusted pursuant to the option agreement. As at December 31, 2005, 500,000 options with an exercise price of $5.00 were outstanding. These options were valued under the Black-Scholes method at $849,000 as payment for investor relations consulting services. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On March 17, 2005, we issued 6,000,000 shares of Series A Preferred Stock to our Chief Executive Officer, Robert Petty, and 1,500,000 shares of Series A Preferred Stock to our Chief Financial Officer, Robin Smyth. Beginning two years from the date of issuance of the Series A Preferred Stock, each one share of Series A Preferred Stock is convertible, at the option of the holder, into two shares of our common stock; however, the holder may not convert shares of Series A Preferred Stock if the market price of the common stock is below $3.00 per share. These shares have been valued at the equivalent number (2:1) of common shares valued as at the issue date to a combined valuation of $750,000. These shares were issued as a performance bonus to Messrs. Petty and Smyth for, among other things, their role in helping expand and grow the Company's business operations. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

Also on March 17, 2005, we issued an aggregate of 2,000,000 shares of Series A Preferred Stock to two accredited investors as consideration for investor relations services. Beginning two years from the date of issuance of the Series A Preferred Stock, each one share of Series A Preferred Stock is convertible, at the option of the holder, into two shares of our common stock; however, the holder may not convert shares of Series A Preferred Stock if the market price of the common stock is below $3.00 per share. These shares have been valued at the equivalent number (2:1) of common shares valued as at the issue date to a combined valuation of $200,000. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On May 9, 2005 the requirements of the second milestone in the stock purchase agreement with Bickhams Media and Daniel and Vardit Aharonoff dated November 1, 2004, being commercial launch of the combined ROO Media platform and VideoDome Media Manager platform having been met, we authorized the payment of $100,000 and that 40,000 shares of common stock be issued. These shares were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On July 19, 2005, we sold an aggregate principal amount of $550,000 of callable secured convertible notes and warrants to purchase an aggregate of 22,000 shares of common stock to four accredited investors in consideration for $550,000 of gross proceeds. The callable secured convertible notes were repaid on August 23, 2005. The warrants are exercisable until five years from the date of issuance at a purchase price of $10.00 per share. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of: (i) any securities issued as of the date of the warrants; (ii) any stock or options which may be granted or exercised under any employee benefit plan; or (iii) any shares of common stock issued in connection with the callable secured convertible notes issued pursuant to the related securities purchase agreement. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On August 23, 2005, we sold approximately 3,833,333 shares of common stock to accredited investors. The common stock was sold at a price of $1.50 per share resulting in gross proceeds of $5,750,000. Also on August 23, 2005, we issued five-year warrants to purchase an aggregate of 383,333 shares of common stock with an exercise price of $1.50 per share to various accredited investors who acted as placement agent for the sales of common stock. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On August 23, 2005, we issued five-year warrants to purchase an aggregate of 48,000 shares of common stock with an exercise price of $1.25 per share to various accredited investors who acted as placement agent in connection with a $600,000 debt financing on May 18, 2005. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On October 11, 2005, we issued five-year warrants to purchase an aggregate of 60,000 shares of common stock with an exercise price of $1.50 per share to four accredited investors. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On October 20, 2005, our Chief Executive Officer, President and Chairman of the Board, Robert Petty, converted $600,000 of a $1,100,000 note payable to him into 400,000 shares of common stock at a conversion price of $1.50 per share. This transaction was exempt from registration requirements pursuant to Section 4(2) of the Securities Act.

On October 21, 2005, we sold 1,500,000 shares of common stock to accredited investors. The common stock was sold at a price of $1.50 per share resulting in gross proceeds of $2,250,000. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On October 23, 2005 we issued warrants to purchase 50,000 shares of common stock with an exercise price of $3.00 per share to Brimberg & Co. as consideration for investor relations services. These warrants were valued under the Black-Scholes method as $93,000. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On October 28, 2005, we entered into an amendment (the "Amendment") to the Stock Purchase Agreement (the "Reality Purchase Agreement") dated as of March 11, 2004 entered into with the shareholders of Reality Group Pty Ltd. ("Reality Group"). Pursuant to the Amendment, the Reality Group shareholders agreed to exercise their buyback option effective January 1, 2006 at which date we sold to the Reality Group shareholders such number of shares of Reality Group's common stock so as to reduce the Company's ownership of Reality Group to 51%. The Reality Group shareholders further agreed that the Share Variance (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) shall be calculated based upon a closing sale price of $2.50 and the Share Variance equals $1,264,000. We paid $200,000 of the $1,264,000 Share Variance in cash and issued 425,400 shares (the "Variance Shares") of common stock as payment of the remaining $1,064,000 based on a stock price of $2.50 per share. We guaranteed (the "Variance Guarantee") the Reality Group shareholders that they will be able to sell their Exchange Shares (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) and Variance Shares for a price equal to or greater than $2.50 per share for a period of 14 days after the earliest date that the Reality Group shareholders can publicly sell their shares of common stock (the "Variance Guarantee Period"). In the event the Reality Group shareholders are unable to sell any of the Exchange Shares or the Variance Shares for a price equal to or greater than $2.50 per share during the Variance Guarantee Period, then we must issue them such number of shares of common stock equal to: (x) the applicable number of Variance and/or Exchange Shares multiplied by $2.50, less (y) the applicable number of Variance and/or Exchange Shares multiplied by the average closing sale price of our common stock on the OTC Bulletin Board during the Variance Guarantee Period, divided by (z) the average closing sale price of the common stock on the OTC Bulletin Board during the Variance Guarantee Period. Notwithstanding the above agreements, if at any time during the Variance Guarantee Period an offer is presented to a Reality Group shareholder to purchase their Variance Shares for a price equal to or greater than $2.50 per share and such shareholder does not accept the offer, then our obligations pursuant to the Variance Guarantee will automatically terminate with respect to such shareholder. The securities issued in the foregoing transactions were issued pursuant to the exemption from registration requirements provided by Regulation S promulgated pursuant to the Securities Act.

On October 28, 2005, we entered into an agreement with ROO Broadcasting Limited, a wholly owned subsidiary ("ROO Broadcasting"), and the shareholders of Factory 212 Pty Ltd. ("Factory212"), pursuant to which ROO Broadcasting acquired 51% of the outstanding ordinary shares of Factory212. As consideration for the ordinary shares of Factory212, we issued 10,000 shares of common stock to the Factory212 shareholders. The securities issued in this transaction were issued pursuant to the exemption from registration requirements provided by Regulation S promulgated pursuant to the Securities Act.

On December 28, 2005, we sold 1,701,500 shares of common stock and 680,600 warrants to purchase shares of common stock to accredited investors. The shares of common stock were sold at a price of $3.00 per share, resulting in $5,104,500 of gross proceeds. Each investor was issued warrants to purchase a number of shares of common stock equal to 40% of the number of shares of common stock purchased. The warrants have an exercise price of $4.00 per share and a term of five years. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On December 30, 2005, we issued 5,818 shares of common stock to a company, as consideration for investor relations consulting services rendered. These shares were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act.

On December 31, 2005 we issued 236,667 shares of common stock to the investors in the August 2005 and October 2005 private placements as satisfaction of the total liquidated damages owed and anticipated due to our failure to file a registration statement within the terms of the registration rights agreements with such investors dated August 23, 2005 and October 20, 2005. The shares were valued at $3.00 per share with a total value of $710,000. These securities were issued pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On August 18, 2006, we sold 4,420,000 shares of common stock and 2,210,000 warrants to purchase shares of common stock to accredited investors. The shares of common stock were sold at a price of $1.25 per share, resulting in $5,525,000 of gross proceeds. Each investor was issued warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased. The warrants have an exercise price of $2.00 per share and a term of five years. We also issued an aggregate of 801,369 warrants to the placement agents in connection with the sale of the Company’s common stock. The warrants issued to the placement agents have an exercise price of $1.25 per share and a term of five years. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On November 16, 2006, we sold 8,378,377 shares of common stock and 2,513,513 warrants to purchase shares of common stock to accredited investors. The shares of common stock were sold at a price of $1.25 per share, resulting in $15,500,000 of gross proceeds. Each investor was issued warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock purchased. The warrants have an exercise price of $3.00 per share and a term of five years. We also issued an aggregate of 326,757 warrants to the placement agents in connection with the sale of the Company’s common stock. The warrants issued to the placement agents have an exercise price of $3.00 per share and a term of five years. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

For each of the above transactions exempt from registration requirements under Rule 506, the individuals and entities to whom we issued securities are unaffiliated with us. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of such persons represented to us that they were accredited or sophisticated investors, that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons had access to our Securities and Exchange Commission filings.

For the above transactions exempt from registration requirements under Regulation S, none of such individuals and entities who were issued securities are U.S. persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the United States in accordance with Rule 903(c). Such purchasers acknowledged that the securities purchased must come to rest outside the United States, and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean ROO Group, Inc., a Delaware corporation.

Exhibit Number	Description
2.1
Agreement and Plan of Merger dated as of December 2, 2003 by and among Virilitec Industries, Inc., ROO Media Corporation, VRLT Acquisition Corp., and Jacob Roth and Bella Roth (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on December 18, 2003)

2.2
Stock Purchase Agreement dated as of March 11, 2004 by and among the Company and the shareholders of Reality Group Pty Ltd (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on May 17, 2004)

2.3
Asset Purchase Agreement dated as of May 26, 2004 by and among the Company, Undercover Holdings Pty Ltd. and Undercover Media Pty Ltd. (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on June 16, 2004)

2.4
Stock Purchase Agreement dated as of September 10, 2004 by and among the Company and Avenue Group, Inc. in connection with the purchase of common stock of Bickhams Media, Inc. (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 22, 2004)

2.5
Stock Purchase Agreement dated as of November 1, 2004 by and between Bickhams Media, Inc., ROO Group, Inc., and Daniel and Vardit Aharonoff (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on November 5, 2004)

2.6
Amendment No. 1 dated October 28, 2005 to Stock Purchase Agreement among ROO Group, Inc. and the shareholders of Reality Group Pty Ltd. (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on November 2, 2005)

2.7
Share Purchase Agreement dated October 28, 2005 by and among Roo Broadcasting Limited and the Sellers thereto (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on November 2, 2005)

3.1	Certificate of Incorporation of Virilitec Industries, Inc. (Incorporated by reference to Form 10-SB (File No. 000-25659), filed with the Securities and Exchange Commission on March 29, 1999)

3.2
Certificate of Amendment of Certificate of Incorporation of Virilitec Industries, Inc. filed with the State of Delaware on October 31, 2003 (Incorporated by reference to Form SB-2 (File No. 333-120605), filed with the Securities and Exchange Commission on November 18, 2004)

3.3
Certificate of Amendment to the Amended Certificate of Incorporation of Virilitec Industries, Inc. filed with the State of Delaware on February 18, 2004 (Incorporated by reference to Form SB-2 (File No. 333-120605), filed with the Securities and Exchange Commission on November 18, 2004)

3.4
Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock, filed with the State of Delaware on March 9, 2005 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on March 14, 2005)

3.5
Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock, filed with the State of Delaware on March 9, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 14, 2005)

3.6
Amendment to the Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock, filed with the State of Delaware on September 30, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 4, 2005)

3.7*	Certificate of Amendment to Amended Certificate of Incorporation, effective as of October 3, 2005
3.8	Bylaws (Incorporated by reference to Form 10-SB (File No. 000-25659), filed with the Securities and Exchange Commission on March 29, 1999)
4.1	Stock Purchase Warrant issued to to AJW Offshore, Ltd., dated September 10, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 16, 2004)
4.2	Stock Purchase Warrant issued to AJW Qualified Partners, LLC, dated September 10, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 16, 2004)
4.3	Stock Purchase Warrant issued to AJW Partners, LLC, dated September 10, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 16, 2004)
4.4
Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, dated September 10, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 16, 2004)

4.5	Stock Purchase Warrant issued to to AJW Offshore, Ltd., dated November 23, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on November 30, 2004)
4.6	Stock Purchase Warrant issued to AJW Qualified Partners, LLC, dated November 23, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on November 30, 2004)
4.7	Stock Purchase Warrant issued to AJW Partners, LLC, dated November 23, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on November 30, 2004)
4.8
Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, dated November 23, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on November 30, 2004)

4.9	Stock Purchase Warrant issued to to AJW Offshore, Ltd., dated February 3, 2005 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on February 15, 2005)
4.10	Stock Purchase Warrant issued to AJW Qualified Partners, LLC, dated February 3, 2005 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on February 15, 2005)
4.11
Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, dated February 3, 2005 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on February 15, 2005)

4.12	Promissory Note in the principal amount of $1,100,000 issued to Robert Petty (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 24, 2005)
4.13	Stock Purchase Warrant issued to to AJW Offshore, Ltd., dated July 18, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 22, 2005)
4.14
Stock Purchase Warrant issued to AJW Qualified Partners, LLC, dated July 18, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 22, 2005)

4.15	Stock Purchase Warrant issued to AJW Partners, LLC, dated July 18, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 22, 2005)
4.16
Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, dated July 18, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 22, 2005)

4.17
Form of placement agent warrant in connection with August 2005 Equity Financing (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

4.18
Form of placement agent warrant in connection with October 2005 Equity Financing (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 26, 2005)

4.19	Form of investor warrant in connection with December 2005 Equity Financing (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 30, 2005)
4.20
Form of placement agent warrant in connection with December 2005 Equity Financing (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 30, 2005)

4.21	Form of investor warrant in connection with August 2006 Equity Financing (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 28, 2006)
4.22	Form of warrant in connection with November 2006 Equity Financing (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 20, 2006)
5.1*	Opinion and Consent of Sichenzia Ross Friedman Ference LLP
10.1	Employment Agreement with Robert Petty dated April 1, 2004 (Incorporated by reference to Form 10-QSB, filed with the Securities and Exchange Commission on August 16, 2004)
10.2	Employment Agreement with Robin Smyth dated April 1, 2004 (Incorporated by reference to Form 10-QSB, filed with the Securities and Exchange Commission on August 16, 2004)
10.3	Employment Agreement with Robert Petty dated November 1, 2004 (Incorporated by reference to Form SB-2 (File No. 333-120605), filed with the Securities and Exchange Commission on November 18, 2004)
10.4	Employment Agreement with Robin Smyth dated November 1, 2004 (Incorporated by reference to Form SB-2 (File No. 333-120605), filed with the Securities and Exchange Commission on November 18, 2004)
10.5	Sublease dated April 1, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 13, 2005)
10.6
AT&T Intelligent Content Distribution Service Agreement dated August 16, 2001 (Incorporated by reference to Form SB-2 (File No. 333-120605), filed with the Securities and Exchange Commission on November 18, 2004)

10.7
Network Services Agreement with Speedera Networks, Inc. dated June 1, 2004 (Incorporated by reference to Form SB-2 (File No. 333-120605), filed with the Securities and Exchange Commission on November 18, 2004)

10.8
Securities Purchase Agreement, dated September 10, 2004, by and among ROO Group, Inc. and AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 16, 2004)

10.9
Letter agreement dated May 12, 2005 between the Company, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 12, 2005)

10.10
Note Purchase Agreement made as of May 18, 2005 by and between ROO Group, Inc. and Robert Petty (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 24, 2005)

10.11
Registration Rights Agreement made as of May 18, 2005 by and among Robert Petty, ROO Group, Inc. and the purchasers listed on Schedule I thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 24, 2005)

10.12
Securities Purchase Agreement, dated July 18, 2005, by and among ROO Group, Inc. and AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 22, 2005)

10.13
Registration Rights Agreement, dated as of July 18, 2005, by and among ROO Group, Inc. and AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 22, 2005)

10.14
Omnibus Consent and Waiver dated August 18, 2005 between ROO Group, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 24, 2005)

10.15
Common Stock Purchase Agreement dated August 19, 2005 among ROO Group, Inc. and the purchasers listed on Exhibit A thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.16
Registration Rights Agreement dated August 19, 2005 among ROO Group, Inc. and the purchasers listed on Schedule 1 thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.17
Escrow Agreement dated August 19, 2005 among ROO Group, Inc., the purchasers signatory thereto and Kramer Levin Naftalis & Frankel LLP (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 25, 2005)

10.18
Common Stock Purchase Agreement dated October 20, 2005 among ROO Group, Inc. and the purchasers listed on Exhibit A thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 26, 2005)

10.19
Registration Rights Agreement dated October 20, 2005 among ROO Group, Inc. and the purchasers listed on Schedule 1 thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 26, 2005)

10.20
Escrow Agreement dated October 20, 2005 among ROO Group, Inc., the purchasers signatory thereto and Kramer Levin Naftalis & Frankel LLP (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on October 26, 2005)

10.21
Common Stock Purchase Agreement dated December 28, 2005 among ROO Group, Inc. and the purchasers listed on Exhibit A thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 30, 2005)

10.22
Escrow Agreement dated December 28, 2005 among ROO Group, Inc., the purchasers signatory thereto and Kramer Levin Naftalis & Frankel LLP (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 30, 2005)

10.23
Registration Rights Agreement dated December 28, 2005 among ROO Group, Inc. and the purchasers listed on Schedule 1 thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 30, 2005)

10.24
Securities Purchase Agreement dated August 18, 2006 among ROO Group, Inc. and the purchasers listed on Exhibit A thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 24, 2006)

10.25
Escrow Agreement dated August 18, 2006 among ROO Group, Inc., the purchasers signatory thereto and Savvian LLC and Sichenzia Ross Friedman Ference LLP (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 24, 2006)

10.26
Securities Purchase Agreement dated November 14, 2006 among ROO Group, Inc. and the Purchasers listed on Exhibit A thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 20, 2006)

10.27
Escrow Agreement dated November 14, 2006 among ROO Group, Inc., the purchasers signatory thereto (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 20, 2006)

16.1	Letter of Mark Cohen, C.P.A. dated February 1, 2004 on change in certifying accountant (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on February 6, 2004)
16.2	Letter of Mark Cohen, C.P.A. dated March 12, 2004 on change in certifying accountant (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on March 15, 2004)
21.1*	Subsidiaries of the Company
23.1*	Consent of Moore Stephens, P.C.
23.2*	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

* Filed herewith.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)    File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A , shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in New York, New York, on December 19, 2006.

ROO GROUP, INC.

By:	/s/ Robert Petty
Robert Petty
Chief Executive Officer, President
and Chairman of the Board

By:	/s/ Lou Kerner
Lou Kerner
Chief Financial Officer, Principal
Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE

/s/ Robert Petty	Chief Executive Officer, President and	December 19, 2006
Robert Petty	Chairman of the Board

/s/ Lou Kerner	Chief Financial Officer, Principal	December 19, 2006
Lou Kerner	Accounting Officer

/s/ Robin Smyth	Director	December 19, 2006
Robin Smyth

/s/ Douglas Chertok	Director	December 19, 2006
Douglas Chertok